UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 11-K

(Mark One)

[X]	ANNUAL REPORT PURSUANT TO SECTION 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

For the year ended December 31, 2013

OR

[ ]	TRANSITION REPORT PURSUANT TO SECTION 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                       to

AMERICAN ELECTRIC POWER SYSTEM
RETIREMENT SAVINGS PLAN
(Full title of the plan)

Commission File Number:  1 – 3525

AMERICAN ELECTRIC POWER COMPANY, INC.
1 Riverside Plaza, Columbus, Ohio 43215
(Name of issuer of the securities held
pursuant to the plan and the address
of its principal executive office)

TABLE OF CONTENTS	Page Number

Signatures	2

Report of Independent Registered Public Accounting Firm	3

Financial Statements
Statements of Net Assets Available for Benefits	4
Statements of Changes in Net Assets Available for Benefits	5
Notes to Financial Statements	6-18

Supplemental Schedules
Schedule of Assets (Held as of End of Year)	19-50
Schedule of Assets (Acquired and Disposed of Within Year)	51
Schedule of Nonexempt Transactions	52

Exhibits
Exhibit Index	53
Consent of Independent Registered Public Accounting Firm	54

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Benefits Finance Committee has duly caused this annual report to be signed by the undersigned thereunto duly authorized.

By:           /s/ Julia A. Sloat
    Julia A. Sloat, Secretary

Date:  June 25, 2014

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Trustees and Participants of the American Electric Power System Retirement Savings Plan

We have audited the accompanying statements of net assets available for benefits of the American Electric Power System Retirement Savings Plan (the “Plan”) as of December 31, 2013 and 2012, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2013 and 2012, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of (1) assets (held at end of year) as of December 31, 2013, (2) assets (acquired and disposed of within year), and (3) nonexempt transactions, are presented for the purpose of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These schedules are the responsibility of the Plan's management. Such schedules have been subjected to the auditing procedures applied in our audit of the basic 2013 financial statements and, in our opinion, are fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/  Deloitte & Touche LLP

Columbus, Ohio
June 25, 2014

AMERICAN ELECTRIC POWER SYSTEM RETIREMENT SAVINGS PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
December 31, 2013 and 2012

	2013	2012
ASSETS
Participant Directed Investments at Fair Value	$3,717,371,173	$3,268,509,701

Notes Receivable from Participants	83,912,060	79,060,932

TOTAL ASSETS	3,801,283,233	3,347,570,633

Adjustment from Fair Value to Contract Value for Fully Benefit Responsive Wrap Contracts	(866,725)	(17,178,669)

NET ASSETS AVAILABLE FOR BENEFITS	$3,800,416,508	$3,330,391,964

See Notes to Financial Statements beginning on page 6.

AMERICAN ELECTRIC POWER SYSTEM RETIREMENT SAVINGS PLAN
STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
For the Years Ended December 31, 2013 and 2012

	2013	2012
INVESTMENT INCOME
Net Appreciation in Fair Value of Investments	$496,359,189	$255,472,235
Interest	9,537,438	11,457,388
Dividends	31,870,905	33,392,767
Total Investment Income	537,767,532	300,322,390

CONTRIBUTIONS
Participants	150,007,060	147,216,242
Employer	65,707,451	65,123,578
Total Contributions	215,714,511	212,339,820
DISTRIBUTIONS TO PARTICIPANTS	(280,061,184)	(198,027,366)

ADMINISTRATIVE AND MANAGEMENT FEES
Professional Fees	(670,734)	(697,438)
Investment Advisory and Management Fees	(5,975,010)	(5,339,996)
Other Fees	(524,779)	(482,541)
Total Administrative and Management Fees	(7,170,523)	(6,519,975)

INTEREST INCOME ON NOTES RECEIVABLE FROM PARTICIPANTS	3,774,208	3,449,226

TRANSFERS INTO PLAN	-	152,008

INCREASE IN NET ASSETS	470,024,544	311,716,103

NET ASSETS AVAILABLE FOR BENEFITS BEGINNING OF YEAR	3,330,391,964	3,018,675,861

NET ASSETS AVAILABLE FOR BENEFITS END OF YEAR	$3,800,416,508	$3,330,391,964

See Notes to Financial Statements beginning on page 6.

AMERICAN ELECTRIC POWER SYSTEM RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
For the Years Ended December 31, 2013 and 2012

1.   PLAN DESCRIPTION

The following description of the American Electric Power System Retirement Savings Plan (Plan) is provided for general information purposes only.  Participants should refer to the Plan documents for a more complete description of the Plan’s information.

General

The Plan is a defined contribution plan that became effective and commenced operations on January 1, 1978.  The Plan covers eligible regularly-scheduled full-time and part-time employees of the participating subsidiaries of American Electric Power Company, Inc. (AEP or the Company).  American Electric Power Service Corporation (AEPSC) is the plan administrator (Plan Administrator) and plan sponsor (Plan Sponsor).  AEPSC is a wholly-owned subsidiary of AEP.  JPMorgan Chase Bank N.A. is the custodian and trustee and JPMorgan Retirement Plan Services LLC is the record keeper with respect to the Plan, collectively (JPMorgan or the Trustee).

Contributions

Newly eligible employees are automatically enrolled in the Plan with a 3% pretax deferral.  Employees may opt out of the automatic enrollment or revise their elections within a reasonable period of time after they are notified of their right not to have such pretax deferrals made on their behalf (or to have such pretax deferrals made at a different percentage) and how their account will be invested in the absence of their making an investment election.  The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).  Generally, eligible employees participating in the Plan may make contributions (pretax, after-tax or Roth 401(k) contributions) in 1% increments up to 50% of their eligible pay (within Internal Revenue Service (IRS) limits).  Participants who are age 50 and older are able to contribute additional pretax or Roth 401(k) amounts as catch-up contributions.  The catch-up contribution limit was $5,500 for both 2013 and 2012.  An employee who is eligible to participate in the Plan also may roll eligible retirement benefits into the Plan. The Company contributes to the Plan, on behalf of each participant, an amount equal to 100% of the participant’s non-rollover contributions up to 1% of the participant’s eligible compensation for each payroll period, plus 70% of the participant’s contributions for the next 5% of the participant’s eligible compensation for each payroll period, subject to certain limitations.  All contributions that are withheld from a participant’s pay or are made by the Company are deposited in the American Electric Power System Retirement Savings Plan Trust after each pay period.  The Plan, in a manner consistent with the requirements under section 401 of the Internal Revenue Code (IRC), restricts the amount that certain participants who are deemed highly compensated may contribute to the Plan, provided that it is AEPSC’s intent that the Plan include a “qualified automatic contribution arrangement” (as defined in Section 401(k)(13) of the IRC) effective January 1, 2009, such that only the after-tax contributions made by such highly compensated participants may be subject to such restrictions.

On November 1, 2012, assets of $152,008 were transferred into the Plan in connection with the merger of the terminated AEP Ohio Coal, LLC, Employee Savings Plan into the Plan.  The merger of the plans was necessary under applicable tax regulations that preclude the distribution of amounts from a terminated plan to participants who have not consented to such a distribution to the extent a related employer maintains another individual account retirement plan to which such amounts may be transferred.

Investments

The investment options offered by the Plan are a series of separately managed accounts, interests in commingled and collective trusts, the AEP Stock Fund and self-directed mutual fund brokerage accounts.  Affiliates of JPMorgan provide custody, trustee, recordkeeping and other services with regard to investments.

Notes Receivable from Participants

Participants may borrow from their savings plan accounts a minimum of $1,000 but no more than the lesser of $50,000 or 50% of their account balance.  Loan terms range from 12 months to 60 months (or up to 180 months for certain residential loans), or any monthly increment in-between.  Interest rates, fixed for the life of the loan, are calculated by adding 1% to the prime rate, as reported in the Wall Street Journal.  For loans taken before July 1, 2006, the interest rate was in effect as of the first business day of the calendar quarter in which the loan was taken.  For loans taken after July 1, 2006, the interest rate is in effect as of the first business day of the calendar month in which the loan is taken.  Active employees repay principal and interest payments through payroll deductions.

Participant loans and the accrued interest are collateralized by the account balance, and upon default, the outstanding balance is subject to income taxes and possible tax penalty.

Participant Accounts

Individual accounts are maintained for each Plan participant.  Each participant’s account is credited with the participant’s contributions, the Company’s matching contributions and investment earnings and losses and charged with benefit payments and allocations of Plan expenses.  The benefit to which a participant is entitled is the benefit that can be provided from the participant’s account.

Participants may transfer the value of their cumulative contributions, in any whole percentage or dollar amount, among investments, and change their investment elections on a daily basis.  Participants may change their payroll contribution elections coinciding with the Company’s payroll periods.

Vesting and Distribution

Participants are immediately vested in their pretax, after-tax, Roth 401(k) and the Company matching contributions, including earnings thereon.  Excluding participants’ pretax and Roth 401(k) contributions and post-2008 Company matching contributions, all participants may make an unlimited number of withdrawals of their interest in the Plan, including their pre-2009 Company matching contributions.  Pretax and Roth 401(k) contributions are eligible for withdrawal by participants only after age 59-1/2, or earlier upon hardship (as defined by the Plan) or following termination of employment.  Post-2008 Company matching contributions are eligible for withdrawal by participants only after age 59-1/2, or earlier following earlier termination of employment, but not upon hardship.

The AEP Stock Fund, a Plan investment option, is an Employee Stock Ownership Plan.  As a result, participants can elect to have dividends generated from their AEP Stock Fund holdings paid out in cash, rather than automatically reinvested in the fund.  The dividend payouts are made periodically (at least annually) and are treated as ordinary income to the participants for tax purposes.

2.   ACCOUNTING POLICIES

Basis of Accounting

The accompanying financial statements are prepared on an accrual basis of accounting, in conformity with accounting principles generally accepted in the United States of America (GAAP).

Investment Valuation and Income Recognition

Participants direct the investment of their contributions into various investment options offered by the Plan.  Investments are reported in the Statements of Net Assets Available for Benefits at fair value while benefit responsive investment contracts are reported at fair value with an adjustment to contract value.  The Statement of Changes in Net Assets Available for Benefits is prepared using contract value basis.  Fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Purchases and sales of securities have been recorded on a trade-date basis.  Net appreciation includes the Plan’s gains or losses on investments bought or sold as well as held throughout the year.  Interest income is recorded on an accrual basis.  Dividends are recorded on the ex-dividend date.  These amounts are reinvested by the Trustee in the funds that generated such income with the exception of the AEP Stock Fund, which pays or reinvests dividends at the direction of each participant.

Notes Receivable from Participants

Notes Receivable from Participants are measured at their unpaid principal balance plus any accrued but unpaid interest.  Delinquent participant loans are not recorded as distributions until actually distributed based on the terms of the Plan document.

Administrative and Management Fees

Administrative and Management Fees incurred relating to JPMorgan during 2013 and 2012 totaled $2,274,351 and $2,529,547, respectively.  The Plan directly pays for administrative, recordkeeping and management fees.

Distributions to Participants

Distributions to participants are recorded when paid.  There were no material amounts of distributions due to participants who requested distributions from the Plan as of December 31, 2013 and 2012.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and changes therein and disclosure of contingent assets.  Actual results could differ from the estimates.

Fair Value Measurements of Assets

The accounting guidance for “Fair Value Measurements and Disclosures” establishes a fair value hierarchy that prioritizes the inputs used to measure fair value.  The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).  AEPSC’s staff independently monitors valuation policies and procedures and provides members of the Benefits Finance Committee (BFC) and its Investment Subcommittee (IC), which was formed by amendment to the BFC’s Bylaws on January 9, 2013, various monthly and quarterly reports, regarding compliance with policies and procedures.  The BFC consists of AEPSC’s Chief Financial Officer, Treasurer, Chief Administrative Officer, Chief Risk Officer, Executive Vice President General Counsel in addition to the President of Energy Supply.  The IC consists of AEPSC’s Treasurer, Chief Risk Officer, Director of Trusts and Investments and Manager of Corporate Finance.

The Plan utilizes its Trustee’s external pricing service to estimate the fair value of the underlying investments held in the Plan.  The Plan’s investment managers review and validate the prices utilized by the Trustee to determine fair value.  The Company performs its own valuation testing to verify the fair values of the securities, in part by reviewing audit reports of the Trustee’s operating controls and valuation processes.

Assets in the Plan are classified using the following methods.  Equities are classified as Level 1 holdings if they are actively traded on exchanges.  Items classified as Level 1 are investments in money market funds, fixed income and equity mutual funds and domestic equity securities.  They are valued based on observable inputs primarily unadjusted quoted prices in active markets for identical assets.  Items classified as Level 2 are primarily investments in individual fixed income securities and cash equivalents funds.  Fixed income securities do not trade on an exchange and do not have an official closing price but their valuation inputs are based on observable market data.

The Trustee uses multiple pricing vendors for the assets held in trust.  The Trustee’s pricing vendors calculate bond valuations using financial models and matrices.  The models use observable inputs including yields on benchmark securities, quotes by securities brokers, rating agency actions, discounts or premiums on securities compared to par prices, changes in yields for U.S. Treasury securities, corporate actions by bond issuers, prepayment schedules and histories, economic events and, for certain securities, adjustments to yields to reflect changes in the rate of inflation.  Cash equivalent funds are held to provide liquidity and meet short term cash needs.  The underlying holdings in the cash funds consist of commercial paper, certificates of deposit, treasury bills, and other short-term debt securities.  Short-term debt securities are valued based on observable market data by the trust banks pricing vendor.  Other securities with model-derived valuation inputs that are observable are also classified as Level 2 investments.  Investments with unobservable valuation inputs are classified as Level 3 investments.  Plan assets included in Level 3 are primarily real estate and emerging market investments that are valued using methods requiring judgment, including appraisals.

Equities and Registered Investment Companies are valued based on observable inputs, primarily unadjusted quoted prices in active markets for identical assets.

Investment Descriptions

Common Collective Trusts and the Managed Income Fund are valued at the net asset value per share (NAV).  The basis of the reported NAV is the total fair value of all underlying holdings less expenses and liabilities.  The value of each unit is determined by dividing the net asset value of the fund by the number of applicable units outstanding on the valuation date.  These investments are categorized as Level 2 if they can be redeemed at the NAV price.  The JPMorgan Strategic Property Fund has been categorized as a Level 3 investment since the underlying holdings are diversified real estate assets that are difficult to value and rely on unobservable inputs to measure fair value.  The JPMorgan Emerging Markets Fund has been classified as a Level 3 investment since the majority of the holdings are equity securities traded on foreign stock exchanges in emerging nations that have limited liquidity.

JPMorgan Liquidity Fund

The objective of this fund is to provide liquidity and meet short-term cash needs while preserving principal.  The underlying holdings in the fund are investment grade money market instruments including commercial paper, certificates of deposit, treasury bills and other types of investment grade short-term debt securities.  The fund is valued each business day.

JPMorgan US Treasury Plus Money Market Fund

The objective of this fund is to provide liquidity and meet short-term cash needs while preserving principal.  The underlying holdings in the fund include U.S. Treasury obligations, including Treasury bills, bonds and notes and other obligations issued or guaranteed by the U.S. Treasury, and repurchase agreements fully collateralized by U.S. Treasury securities.

Mellon Capital Small Cap Stock Index Fund

The objective of this fund is to track the performance of the Russell 2000 Index.  The underlying equity holdings of this fund are actively traded on major domestic stock exchanges and have readily available market quotes.

Mellon Capital Stock Index Fund

The objective of this fund is to track the performance of the S&P 500 Index.  The underlying equity holdings of this fund are actively traded on major domestic stock exchanges and have readily available market quotes.

Mellon Capital International Stock Index Fund

The objective of this fund is to track the performance of the MSCI Europe, Australia, and Far East (MSCI EAFE) Index.  The underlying equity holdings of this fund are actively traded on the major non-U.S stock exchanges and have readily available market quotes.

JPMorgan US Real Estate Securities Fund

The objective of this fund is to exceed the performance of the MSCI Real Estate Investment Trust (MSCI U.S.

REIT) Index.  The underlying real estate investment trust equity holdings of this fund are actively traded on the major domestic stock exchanges and have readily available market quotes.

Mellon Capital Aggregate Bond Index Fund

The objective of this fund is to track the performance of the Barclay’s Capital U.S. Aggregate Bond Index.  Fixed income securities do not trade on an exchange and do not have an official closing price.

Mellon Capital Treasury Inflation-Protected Securities Fund

The objective of this fund is to track the performance of the Barclays Capital U.S. Treasury Inflation-Protected Securities Index.  Treasury Inflation-Protected Securities are backed by the U.S. government and protect investors from the effects of inflation.  The securities are not actively traded on exchanges and do not have an official closing price.

Metlife Separate Account No. 690

The objective of the fund is to exceed the performance of the Barclays Capital 1-3 year Government/Credit Index.  The fund seeks to preserve principal and an above average level of income with the goal of minimizing overall portfolio risk.  Fixed income securities do not trade on an exchange and do not have an official closing price.

Wells Fargo Fixed Income Fund N

The objective of the fund is to exceed the performance of the Barclays Capital Intermediate Government/Credit Index.  The fund seeks to preserve principal and an above average level of income with the goal of minimizing overall portfolio risk.  Fixed income securities do not trade on an exchange and do not have an official closing price.

JPMorgan Strategic Property Fund

The objective of this fund is to exceed the performance of the National Council of Real Estate Investment Fiduciaries (NCREIF) Property Index.  The underlying holdings in the fund are diversified real estate assets.  This diversified fund consists of multiple properties and no single asset, tenant or location has undue influence over the fund’s value or performance.   The fund’s diversified holdings help mitigate the risk of default and concentration risk.

JPMorgan Emerging Markets Fund

The objective of this fund is to exceed the performance of the MSCI Emerging Markets (MSCI EM) Free Index.  The majority of the underlying holdings of this fund are traded on foreign stock exchanges in emerging markets.  The securities in these economies are typically less efficient and less liquid than those in developed markets.

3.   PLAN TERMINATION

Although it has not expressed any intent to do so, AEPSC has the right to take such actions as will allow contributions to the Plan to be discontinued at any time and to terminate the Plan subject to the provisions of ERISA.  In the event of Plan termination, participants remain 100 percent vested in their accounts.

4.   INVESTMENT CONTRACTS

The Managed Income Fund provides a stable value investment option that includes fully benefit-responsive wrap contracts which assure the book value of investments for plan participants.  The fund’s underlying assets, which are held in a trust, utilize wrap contracts issued by four financial institutions as of December 31, 2013 and 2012.  The contracts provide that participants execute plan transactions at contract value.  Contract value represents contributions made to the fund, plus credited interest, less participant withdrawals, without regard to changes in the fair value of the investments and securities underlying the fund.  The rates for crediting interest are reset periodically based on market rates of other similar investments, the current yield of the underlying investments and the spread between the market value and contract value.  The interest crediting rate cannot be less than 0%.  Certain events initiated by the Plan Sponsor, such as plan termination or a plan merger, would limit the ability of the Plan to administer participant-level transactions at contract value or may allow for the termination of the wrap contract at market value, rather than contract value.

The Plan Sponsor does not believe that any events that may limit the ability of the plan to transact at contract value are probable as of December 31, 2013 or the date these financial statements are issued.

During the year ended December 31, 2013, the average yield based on underlying earnings and the average yield based on interest credited to participants were 1.33% and 1.22%, respectively.  During the year ended December 31, 2012, the average yield based on underlying earnings and the average yield based on interest credited to participants were 0.83% and 1.49%, respectively.

5.   INVESTMENTS EXCEEDING FIVE PERCENT OF THE PLAN’S NET ASSETS

Investments exceeding five percent of the Plan’s net assets as of December 31, 2013 and 2012 were as follows:

	December 31,
	2013	2012
American Electric Power Company, Inc. Common Stock	$294,612,643	$282,978,430
Mellon Capital Aggregate Bond Index Fund	454,335,541	464,002,734
Mellon Capital Stock Index Fund	637,979,183	481,200,145
Mellon Capital International Stock Index Fund	382,529,284	305,480,758
Mellon Capital Small Cap Stock Index Fund (a)	218,730,345	163,278,652

(a) Investment was less than five percent of the Plan’s net assets as of December 31, 2012.

6.   NET APPRECIATION OF INVESTMENTS

During 2013 and 2012, the Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated (depreciated) in value as follows:
	Years Ended December 31,
	2013	2012
American Electric Power Company, Inc. Common Stock	$27,559,707	$9,617,491
Common/Collective Trusts	281,942,154	165,034,728
Corporate Stock	175,717,078	70,090,069
Fixed Income Securities	(2,343,892)	964,770
Registered Investment Companies	13,484,142	9,765,177
Net Appreciation in Fair Value of Investments	$496,359,189	$255,472,235

7.   PARTY-IN-INTEREST TRANSACTIONS

Certain transactions involving the Plan and its assets involved parties in interest with respect to the Plan, but those transactions were not prohibited transactions under ERISA because of the applicability of one or more exemptions.  The exempt party-in-interest transactions involving the Plan included the following:  JPMorgan Chase Bank, N.A. has been acting as trustee and custodian under the Plan, while its affiliates have been acting as (a) investment manager for a number of the Plan’s investment options, (b) the Plan’s record keeper and (c) investment advisor or investment manager for a number of plan participants with respect to the amounts held in their Plan accounts.

As of December 31, 2013 and 2012, the Plan held 6,303,223 and 6,630,235 shares, respectively, of common stock of American Electric Power Company, Inc., the Plan Sponsor, with a cost basis of $228,985,169 and $234,634,292, respectively.  During the years ended December 31, 2013 and 2012, the Plan recorded dividend income of $12,470,399 and $13,252,757, respectively, related to its investment in that common stock.

The Plan entered into a non-exempt prohibited transaction when it made two overpayments to an investment manager.  ERISA Section 406(a)(1)(D) prohibits the use of plan assets by, or transfer of plan assets to, a party in interest (such as a fiduciary investment manager). Although an exemption under ERISA 408(b)(2) generally is applicable to contracts with parties (such as investment managers) for services necessary for the operation of a plan where no more than reasonable compensation is paid therefor, the described payments represent the amount invoiced and paid by the Plan in excess of the amount  required by the contract as amended.  The investment manager had just agreed in writing to temporary reduction of its fees, but its subsequent invoices were prepared without that agreed reduction, resulting in the effective overcharge for investment management fees. Immediately upon discovery of the overpayment in August 2013, the Plan secured from the investment manager a repayment of the excess amounts plus lost earnings thereon.  Therefore, the Company has completed the steps to remediate the transaction.

The Plan entered into an additional non-exempt prohibited transaction when it made a payment for services not rendered to the Plan.  ERISA Section 406(a)(1)(D) prohibits the use of plan assets by, or transfer of plan assets to, a party in interest (such as an employer whose employees are covered by the plan). The described payments represent amounts invoiced to the Company for services that were not rendered to the Plan.  Immediately upon discovery of the overpayment in August 2013, the Company reimbursed the Plan plus lost interest thereon.  Therefore, the Company has completed the steps to remediate the transaction.

8.   FAIR VALUE MEASUREMENTS

For a discussion of fair value accounting and the classification of assets within the fair value hierarchy, see the “Fair Value Measurements of Assets” section of Note 2.

Plan Assets within the Fair Value Hierarchy as of December 31, 2013

	Level 1	Level 2	Level 3	Total
Equities
Corporate Stocks	$643,479,327	$-	$-	$643,479,327
AEP Stock	294,612,643	-	-	294,612,643
Subtotal Equities	938,091,970	-	-	938,091,970

Fixed Income
Government Bonds	-	99,954,594	-	99,954,594
Corporate Debt Securities	-	173,612,943	-	173,612,943
Mortgage Backed Securities	-	171,693,244	-	171,693,244
Subtotal Fixed Income	-	445,260,781	-	445,260,781

Common/Collective Trusts
JPMorgan Liquidity Fund	-	20,014,690	-	20,014,690
JPMorgan US Treasury Plus Money Market Fund	-	78,372,654	-	78,372,654
Mellon Capital Small Cap Stock Index Fund	-	218,730,345	-	218,730,345
Mellon Capital Stock Index Fund	-	637,979,183	-	637,979,183
Mellon Capital International Stock Index Fund	-	382,529,284	-	382,529,284
JPMorgan US Real Estate Securities Fund	-	21,321,034	-	21,321,034
Mellon Capital Aggregate Bond Index Fund	-	454,335,541	-	454,335,541
Mellon Capital Treasury Inflation-Protected Securities Fund	-	14,878,293	-	14,878,293
Metlife Separate Account No. 690	-	160,604,028	-	160,604,028
Wells Fargo Fixed Income Fund N	-	122,945,600	-	122,945,600
JPMorgan Strategic Property Fund	-	-	37,903,552	37,903,552
JPMorgan Emerging Markets Fund	-	-	21,301,049	21,301,049
Subtotal Common/Collective Trusts	-	2,111,710,652	59,204,601	2,170,915,253

Registered Investment Companies	156,155,678	-	-	156,155,678
Cash Equivalents	-	16,534,243	-	16,534,243
Accrued Items and Unsettled Trades	(422,240)	(9,164,512)	-	(9,586,752)

Total Assets Reflecting Investments at Fair Value	$1,093,825,408	$2,564,341,164	$59,204,601	$3,717,371,173

Plan Assets within the Fair Value Hierarchy as of December 31, 2012
	Level 1	Level 2	Level 3	Total
Equities
Corporate Stocks	$494,382,946	$-	$-	$494,382,946
AEP Stock	282,978,430	-	-	282,978,430
Subtotal Equities	777,361,376	-	-	777,361,376

Fixed Income
Government Bonds	-	105,989,433	-	105,989,433
Corporate Debt Securities	-	159,049,975	-	159,049,975
Mortgage Backed Securities	-	204,001,237	-	204,001,237
Subtotal Fixed Income	-	469,040,645	-	469,040,645

Common/Collective Trusts
JPMorgan Liquidity Fund	-	14,005,564	-	14,005,564
JPMorgan US Treasury Plus Money Market Fund	-	109,448,923	-	109,448,923
Mellon Capital Small Cap Stock Index Fund	-	163,278,652	-	163,278,652
Mellon Capital Stock Index Fund	-	481,200,145	-	481,200,145
Mellon Capital International Stock Index Fund	-	305,480,758	-	305,480,758
JPMorgan US Real Estate Securities Fund	-	17,816,967	-	17,816,967
Mellon Capital Aggregate Bond Index Fund	-	464,002,734	-	464,002,734
Mellon Capital Treasury Inflation-Protected Securities Fund	-	14,704,660	-	14,704,660
Metlife Separate Account No. 690	-	150,986,394	-	150,986,394
Wells Fargo Fixed Income Fund N	-	125,425,281	-	125,425,281
JPMorgan Strategic Property Fund	-	-	31,791,671	31,791,671
JPMorgan Emerging Markets Fund	-	-	18,068,713	18,068,713
Subtotal Common/Collective Trusts	-	1,846,350,078	49,860,384	1,896,210,462

Registered Investment Companies	109,253,314	-	-	109,253,314
Cash Equivalents	-	19,864,466	-	19,864,466
Accrued Items and Unsettled Trades	545,362	(3,765,924)	-	(3,220,562)

Total Assets Reflecting Investments at Fair Value	$887,160,052	$2,331,489,265	$49,860,384	$3,268,509,701

The following tables set forth a summary of the Plan's investments with a reported Net Asset Value as of December 31, 2013 and 2012:

Fair Value Estimated Using Net Asset Value per Share as of December 31, 2013
	Fair Value	Redemption Frequency (If currently eligible)	Redemption Notice Period
JPMorgan Liquidity Fund	$20,014,690	Daily	1 Day
JPMorgan US Treasury Plus Money Market Fund	78,372,654	Daily	Trade Date + 0
Mellon Capital Small Cap Stock Index Fund	218,730,345	Daily	Trade Date + 1
Mellon Capital Stock Index Fund	637,979,183	Daily	Trade Date + 1
Mellon Capital International Stock Index Fund	382,529,284	Daily	Trade Date + 1
JPMorgan US Real Estate Securities Fund	21,321,034	Daily	1 Day
Mellon Capital Aggregate Bond Index Fund	454,335,541	Daily	Trade Date + 1
Mellon Capital Treasury Inflation-Protected Securities Fund	14,878,293	Daily	Trade Date + 1
Metlife Separate Account No. 690	160,604,028	Monthly	1 Month
Wells Fargo Fixed Income Fund N	122,945,600	Monthly	1 Month
JPMorgan Strategic Property Fund	37,903,552	Quarterly	45 Days
JPMorgan Emerging Markets Fund	21,301,049	Daily	1 Day
Total Assets	$2,170,915,253

Fair Value Estimated Using Net Asset Value per Share as of December 31, 2012
	Fair Value	Redemption Frequency (If currently eligible)	Redemption Notice Period
JPMorgan Liquidity Fund	$14,005,564	Daily	1 Day
JPMorgan US Treasury Plus Money Market Fund	109,448,923	Daily	Trade Date + 0
Mellon Capital Small Cap Stock Index Fund	163,278,652	Daily	Trade Date + 1
Mellon Capital Stock Index Fund	481,200,145	Daily	Trade Date + 1
Mellon Capital International Stock Index Fund	305,480,758	Daily	Trade Date + 1
JPMorgan US Real Estate Securities Fund	17,816,967	Daily	1 Day
Mellon Capital Aggregate Bond Index Fund	464,002,734	Daily	Trade Date + 1
Mellon Capital Treasury Inflation-Protected Securities Fund	14,704,660	Daily	Trade Date + 1
Metlife Separate Account No. 690	150,986,394	Monthly	1 Month
Wells Fargo Fixed Income Fund N	125,425,281	Monthly	1 Month
JPMorgan Strategic Property Fund	31,791,671	Quarterly	45 Days
JPMorgan Emerging Markets Fund	18,068,713	Daily	1 Day
Total Assets	$1,896,210,462

There have been no transfers between Level 1, Level 2, and Level 3 during the years ended December 31, 2013 and 2012.

The following tables set forth a reconciliation of changes in the fair value of investments classified as Level 3 in the fair value hierarchy.

Changes in Fair Value Measurements for the Year Ended December 31, 2013

	JPMorgan Strategic Property Fund	JPMorgan Emerging Markets Fund	Total
Balance at Beginning of Year	$31,791,671	$18,068,713	$49,860,384

Realized Gains	-	373,032	373,032
Unrealized Gains	5,131,893	(1,020,696)	4,111,197
Purchases	979,988	5,475,000	6,454,988
Sales	-	(1,595,000)	(1,595,000)
Issuances	-	-	-
Settlements	-	-	-
Balance at End of Year	$37,903,552	$21,301,049	$59,204,601

Changes in Fair Value Measurements for the Year Ended December 31, 2012

	JPMorgan Strategic Property Fund	JPMorgan Emerging Markets Fund	Wrap Contracts	Total
Balance at Beginning of Year	$34,096,695	$15,195,847	$456,104	$49,748,646

Realized Gains (Losses)	(1,030,618)	520,253	(456,104)	(966,469)
Unrealized Gains (Losses)	(6,980,456)	2,274,613	-	(4,705,843)
Purchases	(1,513,950)	(1,825,000)	-	(3,338,950)
Sales	7,220,000	1,903,000	-	9,123,000
Issuances	-	-	-	-
Settlements	-	-	-	-
Balance at End of Year	$31,791,671	$18,068,713	$-	$49,860,384

9.   RISK AND UNCERTAINTIES

The Plan utilizes various investment instruments, including common stock, bonds, commingled funds and investment contracts.  Investment securities are exposed to various risks, such as interest rate, credit and market volatility.  Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such change could materially affect the amounts reported in the financial statements.

10.   FEDERAL INCOME TAX

The IRS has issued a favorable determination letter dated September 24, 2013 with respect to the Plan.  A favorable determination letter indicates that, in the opinion of the IRS, the terms of that the Plan meets the requirements of Section 401(a) of the IRC, and thereby recognizes the exempt status of the Plan’s trust pursuant to Section 501(a) of the IRC.

The Plan has not been amended subsequent to the issuance of that IRS determination letter.  Plan management believes that the Plan is currently designed and operated in compliance with the applicable requirements of the IRC and that the Plan’s trust continues to be tax-exempt.  Therefore, no provision for income taxes has been included in the Plan’s financial statements.

GAAP requires Plan management to evaluate tax positions taken by the Plan and to recognize a tax liability if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS. The Plan Administrator has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2013 and 2012, there are no uncertain positions taken or expected to be taken that would require recognition of a liability or disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions. However, there are currently no audits for any tax periods in progress.  The Plan Administrator believes it is no longer subject to income tax examinations for years prior to 2010.

11.   RECONCILIATION OF FINANCIAL STATEMENTS TO THE FORM 5500

Due to changes in the IRS Form 5500 filing requirements, the income statement in Schedule H, Part II, is now required to separately report certain deemed distributions of participant loans, whether or not those loans may otherwise remain collectible and would still be (and are) reflected as assets on the accompanying financial statements, which are prepared on the accrual basis of accounting.  Because loans deemed distributed are no longer to be carried as assets of the Plan unless and until the participant actually undertakes the repayment, amounts reported on Schedule H as Participant Loans as of the beginning and ending of the year were adjusted so that prospectively the amounts reported on Schedule H, Part I, Line 1c(8), columns (a) and (b) are in conformity with the Form 5500 filing requirements, but differ from those reported in the accompanying financial statements.

	January 1,
Participant Loans – Schedule H, Part I, Line 1c(8), Column (a)	2013	2012
Beginning Balance per Financial Statements	$79,060,932	$74,987,631
Less: Loans Deemed Distributed with No Post-Default Payments	(2,053,161)	(1,695,638)
Balance Reported on Form 5500	$77,007,771	$73,291,993

	December 31,
Participant Loans – Schedule H, Part I, Line 1c(8), Column (b)	2013	2012
Ending Balance per Financial Statements	$83,912,060	$79,060,932
Less: Assets and Activity Related to Loans Deemed Distributed with No Post-Default Payments	(2,135,738)	(2,053,161)
Balance Reported on Form 5500	$81,776,322	$77,007,771

As a result of the changes to Form 5500, beginning and ending Net Assets Available for Benefits as well as Increase (Decrease) in Net Assets will differ between reported amounts on the Financial Statements and Form 5500 as follows:

	January 1,
Net Assets – Schedule H, Part I, Line 1l, Column (a)	2013	2012
Beginning Balance per Financial Statements	$3,330,391,964	$3,018,675,861
Plus: Adjustment from Contract Value to Fair Value	17,178,669	6,071,315
Less: Loans Deemed Distributed with No Post-Default Payments	(2,053,161)	(1,695,638)
Beginning Balance Reported on Form 5500	$3,345,517,472	$3,023,051,538

	December 31,
Net Assets – Schedule H, Part I, Line 1l, Column (b)	2013	2012
Ending Balance per Financial Statements	$3,800,416,508	$3,330,391,964
Plus: Adjustment from Contract Value to Fair Value	866,725	17,178,669
Less: Assets and Activity Related to Loans Deemed Distributed with No Post-Default Payments	(2,135,738)	(2,053,161)
Balance Reported on Form 5500	$3,799,147,495	$3,345,517,472

	December 31,
Increase in Net Assets – Schedule H, Part II, Line 2k	2013	2012
Per Financial Statements	$470,024,544	$311,716,103
Plus (Less): Change in Contract Value to Fair Value	(16,311,944)	11,107,354
Less: Loans Deemed Distributed	(82,577)	(357,523)
Reported on Form 5500	$453,630,023	$322,465,934

AMERICAN ELECTRIC POWER SYSTEM RETIREMENT SAVINGS PLAN
PLAN #002 EIN #13-4922641
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
DECEMBER 31, 2013

	INVESTMENT CONTRACTS:
	Stable Value Wrap	$-
	Prudential Insurance Company of America, 1.30%
	variable annual yield (1.30% at December 31, 2013)
	with an indeterminate maturity date
	Stable Value Wrap	-
	Met Life Inc.
	variable annual yield (0.87% at December 31, 2013)
	with an indeterminate maturity date
	Stable Value Wrap	-
	ING Life Ins. Co.
	variable annual yield (1.69% at December 31, 2013)
	with an indeterminate maturity date
	Stable Value Wrap	-
	American General Life Insurance Co.
	variable annual yield (1.53% at December 31, 2013)
	with an indeterminate maturity date
	Subtotal Wrapper Contracts	$-

Shares	Identity of Issuer, Borrower, Lessor or Similar Party	Fair Value
	Common / Collective Trusts
11,250,821	Wells Fargo Fixed Income Fund N	122,945,600
1,574,467	Metlife Separate Account No 690	160,604,028
71,868,923	JPMorgan US Treasury Plus Money Market Fund	78,372,654
	Total Common / Collective Trusts	$361,922,282

	Corporate Debt Securities
2,750,000	Ally Auto Receivables Trust 2012-4, 0.59%, $2,750,000 par, due 11/16/2015	2,752,448
3,000,000	Ally Auto Receivables Trust 2012-5, 0.62%, $3,000,000 par, due 3/15/2017	3,001,590
850,000	Ally Auto Receivables Trust 2013-2, 0.79%, $850,000 par, due 1/15/2018	849,227
1,400,000	Altera Corp, 2.5%, $1,400,000 par, due 11/15/2018	1,388,156
2,700,000	American Express Credit Acct Mstr Tr, 0.68%, $2,700,000 par, due 3/15/2018	2,704,860
470,000	American Honda Finance Corp, 1.13%, $470,000 par, due 10/7/2016	471,922
700,000	American Honda Finance Corp, 2.13%, $700,000 par, due 2/28/2017	707,882
697,184	AmeriCredit Auto Receivables Trust, 0.51%, $697,184 par, due 1/8/2016	696,926
620,000	Anheuser-Busch InBev Worldwide Inc, 1.38%, $620,000 par, due 7/15/2017	618,698
2,535,000	Anheuser-Busch InBev Worldwide Inc, 4.13%, $2,535,000 par, due 1/15/2015	2,630,291
415,000	AT&T Inc, 2.4%, $415,000 par, due 8/15/2016	426,765
1,680,000	AT&T Inc, 2.95%, $1,680,000 par, due 5/15/2016	1,751,820
1,085,000	Bank of America Corp, 3.63%, $1,085,000 par, due 3/17/2016	1,141,496
770,000	Bank of America Corp, 3.75%, $770,000 par, due 7/12/2016	818,602
1,085,000	Bank of America Corp, 3.88%, $1,085,000 par, due 3/22/2017	1,158,042
750,000	Bank of New York Mellon Corp/The, 2.1%, $750,000 par, due 8/1/2018	747,195
1,875,000	Bank of Nova Scotia, 1.75%, $1,875,000 par, due 3/22/2017	1,910,175
1,245,000	Bank of Nova Scotia, 2.05%, $1,245,000 par, due 10/7/2015	1,277,158
1,120,000	Barclays Bank PLC, 5.2%, $1,120,000 par, due 7/10/2014	1,147,966
700,000	BB&T Corp, 2.05%, $700,000 par, due 6/19/2018	693,028
1,100,000	BMW Vehicle Owner Trust 2013-A, 0.67%, $1,100,000 par, due 11/27/2017	1,101,023
1,400,000	BP Capital Markets PLC, 1.38%, $1,400,000 par, due 5/10/2018	1,358,770
400,000	Branch Banking & Trust Co, 2.3%, $400,000 par, due 10/15/2018	400,596
2,000,000	Capital Auto Receivables Asset Trust, 0.85%, $2,000,000 par, due 2/21/2017	1,997,720
580,000	Caterpillar Financial Services Corp, 1.35%, $580,000 par, due 9/6/2016	583,590
1,000,000	Chase Issuance Trust, 0.22%, $1,000,000 par, due 4/15/2019	991,650
370,000	Chevron Corp, 0.89%, $370,000 par, due 6/24/2016	370,877

500,000	Chevron Corp, 1.1%, $500,000 par, due 12/5/2017	488,995
525,000	Citigroup Inc, 0.51%, $525,000 par, due 6/9/2016	516,485
1,355,000	Citigroup Inc, 3.95%, $1,355,000 par, due 6/15/2016	1,441,585
700,000	Citigroup Inc, 4.59%, $700,000 par, due 12/15/2015	748,027
780,000	Cooperatieve Centrale Rabobank Nederland, 2.13%, $780,000 par, due 10/13/2015	800,108
685,000	Cooperatieve Centrale Rabobank Nederland, 3.38%, $685,000 par, due 1/19/2017	721,230
2,000,000	Covidien International Finance SA, 2.8%, $2,000,000 par, due 6/15/2015	2,056,560
1,280,000	Credit Suisse/New York NY, 3.5%, $1,280,000 par, due 3/23/2015	1,325,222
1,340,000	CVS Caremark Corp, 3.25%, $1,340,000 par, due 5/18/2015	1,385,104
945,000	Deutsche Bank AG/London, 3.88%, $945,000 par, due 8/18/2014	964,826
1,220,000	Devon Energy Corp, 1.88%, $1,220,000 par, due 5/15/2017	1,228,882
755,000	DIRECTV Holdings LLC / DIRECTV Financing Co Inc, 2.4%, $755,000 par, due 3/15/2017	768,635
2,470,000	DIRECTV Holdings LLC / DIRECTV Financing Co Inc, 3.5%, $2,470,000 par, due 3/1/2016	2,592,734
1,550,000	Discover Card Execution Note Trust, 0.69%, $1,550,000 par, due 8/15/2018	1,545,800
1,175,000	Duke Realty LP, 5.95%, $1,175,000 par, due 2/15/2017	1,307,517
992,460	Education Loan Asset-Backed Trust I, 0.96%, $992,460 par, due 6/25/2026	988,025
930,000	EMC Corp/MA, 1.88%, $930,000 par, due 6/1/2018	919,435
2,100,000	Extended Stay America Trust 2013-ESH, 1.28%, $2,100,000 par, due 12/5/2031	2,058,630
2,000,000	Extended Stay America Trust 2013-ESH, 2.96%, $2,000,000 par, due 12/5/2019	1,940,800
2,500,000	Ford Credit Auto Lease Trust 2013-A, 0.6%, $2,500,000 par, due 3/15/2016	2,499,925
2,100,000	Ford Credit Auto Owner Trust 2013-B, 0.57%, $2,100,000 par, due 10/15/2017	2,102,457
2,325,000	Ford Credit Auto Owner Trust 2013-C, 0.82%, $2,325,000 par, due 12/15/2017	2,333,440
1,595,000	Ford Motor Credit Co LLC, 3%, $1,595,000 par, due 6/12/2017	1,657,715
435,000	Ford Motor Credit Co LLC, 4.25%, $435,000 par, due 2/3/2017	467,960
621,514	GE Capital Commercial Mortgage Corp, 4.89%, $621,514 par, due 3/10/2040	622,166
2,000,000	GE Equipment Midticket LLC Series 2013-1, 0.95%, $2,000,000 par, due 4/22/2016	2,004,580
1,775,000	GE Equipment Transportation LLC Series 2012-2, 0.62%, $1,775,000 par, due 7/25/2016	1,774,858
1,400,000	GE Equipment Transportation LLC Series 2013-1, 0.69%, $1,400,000 par, due 11/25/2016	1,399,370
2,090,000	GE Equipment Transportation LLC Series 2013-2, 0.92%, $2,090,000 par, due 9/25/2017	2,089,039
2,000,000	GEDFT 2012-4 A, 0.61%, $2,000,000 par, due 10/20/2015	2,001,640
2,130,000	General Electric Capital Corp, 2.3%, $2,130,000 par, due 4/27/2017	2,189,363
900,000	GlaxoSmithKline Capital PLC, 1.5%, $900,000 par, due 5/8/2017	900,405
2,140,000	Goldman Sachs Group Inc/The, 3.63%, $2,140,000 par, due 2/7/2016	2,245,887
860,000	Hartford Financial Services Group Inc, 4%, $860,000 par, due 10/15/2017	914,713
895,000	Hewlett-Packard Co, 3%, $895,000 par, due 9/15/2016	930,997
950,000	Honda Auto Receivables 2012-4 Owner Trust, 0.52%, $950,000 par, due 8/18/2016	950,941
1,200,000	Honda Auto Receivables 2013-4 Owner Trust, 0.69%, $1,200,000 par, due 9/18/2017	1,200,936
2,000,000	HSBC Finance Corp, 0.49%, $2,000,000 par, due 1/15/2014	2,000,020
1,750,000	Hyundai Auto Receivables Trust 2013-C, 1.01%, $1,750,000 par, due 2/15/2018	1,760,185
1,400,000	Intel Corp, 1.35%, $1,400,000 par, due 12/15/2017	1,383,676
500,000	JPMorgan Chase & Co, 3.15%, $500,000 par, due 7/5/2016	524,190
910,000	JPMorgan Chase & Co, 3.45%, $910,000 par, due 3/1/2016	954,454
1,889,255	Kentucky Higher Education Student Loan Corp, 0.67%, $1,889,255 par, due 6/1/2026	1,869,474
1,350,000	Kraft Foods Group Inc, 2.25%, $1,350,000 par, due 6/5/2017	1,366,970
555,000	Lowe's Cos Inc, 1.63%, $555,000 par, due 4/15/2017	553,035
1,500,000	M&T Bank Auto Receivables Trust 2013-1, 1.06%, $1,500,000 par, due 11/15/2017	1,508,790
404,000	Macy's Retail Holdings Inc, 5.9%, $404,000 par, due 12/1/2016	453,159
1,125,000	Massachusetts Health & Educational Facilities Authority, 5.26%, $1,125,000 par, due 10/1/2018	1,280,846
1,000,000	MassMutual Global Funding II, 2.1%, $1,000,000 par, due 8/2/2018	991,940
575,000	Mercedes-Benz Auto Receivables Trust 2013-1, 0.78%, $575,000 par, due 8/15/2017	576,098
2,418,000	Micron Semiconductor Asia Pte Ltd, 1.26%, $2,418,000 par, due 1/15/2019	2,409,561
1,325,000	Morgan Stanley Capital I Trust 2007-IQ13, 5.36%, $1,325,000 par, due 3/15/2044	1,458,958
1,600,000	Morgan Stanley Capital I Trust 2007-TOP27, 5.65%, $1,600,000 par, due 6/11/2042	1,797,648
1,615,000	Morgan Stanley, 4%, $1,615,000 par, due 7/24/2015	1,686,286
1,380,000	Morgan Stanley, 4.75%, $1,380,000 par, due 3/22/2017	1,506,022
545,000	Morgan Stanley, 5.55%, $545,000 par, due 4/27/2017	607,958
2,095,000	NBCUniversal Media LLC, 3.65%, $2,095,000 par, due 4/30/2015	2,178,800
1,500,021	New Hampshire Higher Education Loan Corp, 0.66%, $1,500,021 par, due 10/25/2028	1,488,516

1,000,000	New York Life Global Funding, 1.3%, $1,000,000 par, due 10/30/2017	968,000
1,400,000	Nissan Auto Receivables 2013-B Owner Trust, 0.84%, $1,400,000 par, due 11/15/2017	1,406,244
1,800,000	Ohio Phase-In-Recovery Funding LLC, 2.05%, $1,800,000 par, due 7/1/2019	1,791,230
640,000	Oracle Corp, 2.38%, $640,000 par, due 1/15/2019	645,728
510,000	Peco Energy Co, 1.2%, $510,000 par, due 10/15/2016	511,469
1,470,000	Phillips 66, 2.95%, $1,470,000 par, due 5/1/2017	1,529,373
2,000,000	Porsche Innovative Lease Owner Trust 2012-1, 0.54%, $2,000,000 par, due 12/21/2015	1,998,740
3,445,000	Prudential Financial Inc, 5.1%, $3,445,000 par, due 9/20/2014	3,555,033
900,000	Reckitt Benckiser Treasury Services PLC, 2.13%, $900,000 par, due 9/21/2018	895,536
475,000	Rio Tinto Finance USA Ltd, 2.25%, $475,000 par, due 9/20/2016	488,861
900,000	Rio Tinto Finance USA PLC, 2.25%, $900,000 par, due 12/14/2018	895,563
1,400,000	Royal Bank of Canada, 2%, $1,400,000 par, due 10/1/2018	1,392,734
2,135,000	Royal Bank of Scotland PLC/The, 4.88%, $2,135,000 par, due 3/16/2015	2,232,335
2,100,000	Santander Drive Auto Receivables Tr, 0.7%, $2,100,000 par, due 9/15/2017	2,098,173
2,120,000	Shell International Finance BV, 3.1%, $2,120,000 par, due 6/28/2015	2,200,094
1,157,013	SLM Student Loan Trust 2012-7, 0.32%, $1,157,013 par, due 2/27/2017	1,155,994
1,687,746	Small Business Administration Participation Certificates, 2.09%, $1,687,746 par, due 11/1/2032	1,566,127
2,331,814	Small Business Administration Participation Certificates, 4.14%, $2,331,814 par, due 2/1/2030	2,445,513
1,826,843	Student Loan Corp, 0.86%, $1,826,843 par, due 7/25/2036	1,819,102
1,350,000	Toronto-Dominion Bank/The, 2.5%, $1,350,000 par, due 7/14/2016	1,400,315
995,000	Total Capital International SA, 1.55%, $995,000 par, due 6/28/2017	995,209
1,500,000	Toyota Auto Receivables 2013-B Owner Trust, 0.89%, $1,500,000 par, due 7/17/2017	1,506,975
1,400,000	Toyota Motor Credit Corp, 2%, $1,400,000 par, due 10/24/2018	1,399,594
480,000	UBS AG/Stamford CT, 3.88%, $480,000 par, due 1/15/2015	496,248
375,000	UBS AG/Stamford CT, 5.88%, $375,000 par, due 12/20/2017	430,324
1,400,000	Union Pacific Corp, 5.65%, $1,400,000 par, due 5/1/2017	1,573,488
385,000	United Technologies Corp, 1.8%, $385,000 par, due 6/1/2017	390,933
1,080,000	Verizon Communications Inc, 2%, $1,080,000 par, due 11/1/2016	1,101,989
1,240,000	Verizon Communications Inc, 3%, $1,240,000 par, due 4/1/2016	1,293,072
2,000,000	Volvo Financial Equipment LLC Series 2013-1, 0.74%, $2,000,000 par, due 3/15/2017	1,998,340
1,600,000	World Omni Auto Lease Sec Trust, 0.73%, $1,600,000 par, due 5/16/2016	1,601,568
2,000,000	World Omni Auto Receivables Trust 2012-B, 0.61%, $2,000,000 par, due 6/15/2017	2,002,540
1,400,000	World Omni Auto Receivables Trust 2013-B, 0.83%, $1,400,000 par, due 8/15/2018	1,399,552
	Total Corporate Debt Securities	$161,326,047

	Government Bonds
1,300,000	Arizona School Facilities Board, 1.75%, $1,300,000 par, due 7/1/2019	$1,237,704
1,385,000	Bear Stearns Commercial Mortgage Securities Trust 2006-PWR11, 5.44%, $1,385,000 par, due 3/11/2039	1,491,908
2,320,000	Bear Stearns Commercial Mortgage Securities Trust 2006-PWR12, 5.71%, $2,320,000 par, due 9/11/2038	2,535,992
1,000,000	Beaver County School District, 1.76%, $1,000,000 par, due 2/1/2018	983,880
1,200,000	Commonwealth of Massachusetts, 0.52%, $1,200,000 par, due 4/1/2016	1,187,772
1,005,000	Coos County School District No 13 North Bend, 2.01%, $1,005,000 par, due 6/15/2020	948,871
400,000	County of Baltimore MD, 3.31%, $400,000 par, due 11/1/2019	415,076
1,650,000	County of Harris TX, 1.37%, $1,650,000 par, due 10/1/2018	1,586,228
300,000	County of New Castle DE, 1%, $300,000 par, due 7/15/2016	298,656
110,000	County of Travis TX, 0.87%, $1,110,000 par, due 3/1/2016	1,105,904
1,500,000	Denver City & County School District No 1, 0.97%, $1,500,000 par, due 12/1/2016	1,481,535
3,030,000	European Investment Bank, 1.63%, $3,030,000 par, due 6/15/2017	3,077,874
1,725,000	Hashemite Kingdom of Jordan Government AID, 2.5%, $1,725,000 par, due 10/30/2020	1,689,534
135,000	Lake County Township High School District No 121 Warren, 0.85%, $135,000 par, due 3/1/2014	135,058
295,000	Lake County Township High School District No 121 Warren, 1%, $295,000 par, due 3/1/2015	295,348
1,000,000	Manhattan Beach Unified School District, 2.01%, $1,000,000 par, due 9/1/2019	964,090
1,494,672	MSN 41079 and 41084 Ltd, 1.72%, $1,494,672 par, due 7/13/2024	1,426,067
925,000	New York State Dormitory Authority, 1%, $925,000 par, due 2/15/2016	921,198
2,747,131	North Carolina State Ed Assistance Auth, 0.97%, $2,747,131 par, due 7/25/2039	2,750,400
1,000,000	North Orange County Community College District/CA, 0.96%, $1,000,000 par, due 8/1/2016	996,800
1,400,000	Overseas Private Investment Corp, $1,400,000 par, due 7/12/2014	1,415,078
2,700,000	Petroleos Mexicanos, 0.67%, $2,700,000 par, due 2/15/2024	2,713,986

1,260,000	Petroleos Mexicanos, 2%, $1,260,000 par, due 12/20/2022	1,241,264
2,175,000	Petroleos Mexicanos, 2.83%, $2,175,000 par, due 2/15/2024	2,203,297
1,841,565	Phoenix 2012 LLC, 1.61%, $1,841,565 par, due 7/3/2024	1,750,666
1,000,000	South San Antonio Independent School District/TX, 3.75%, $1,000,000 par, due 8/15/2014	1,019,610
1,250,000	State of Maryland, 1.4%, $1,250,000 par, due 8/1/2017	1,247,388
875,000	State of Michigan, 1.38%, $875,000 par, due 5/15/2016	876,111
1,000,000	State of New York, 3.75%, $1,000,000 par, due 3/1/2018	1,068,520
500,000	State of Ohio, 3.18%, $500,000 par, due 5/1/2018	520,455
855,000	State of Tennessee, 2.33%, $855,000 par, due 8/1/2017	878,393
1,200,000	State of Wisconsin, 5.05%, $1,200,000 par, due 5/1/2018	1,312,188
1,848,440	Tagua Leasing LLC, 1.58%, $1,848,440 par, due 11/16/2024	1,741,046
2,975,000	United States Small Business Administration, 3.64%, $2,975,000 par, due 9/10/2023	3,067,344
1,775,000	United States Treasury Inflation Indexed Bonds, 0.13%, $1,775,000 par, due 7/15/2022	1,726,745
10,291,000	United States Treasury Inflation Indexed Bonds, 0.13%, $10,291,000 par, due 4/15/2018	10,604,315
6,460,000	United States Treasury Note/Bond, 0.88%, $6,460,000 par, due 4/30/2017	6,440,814
4,350,000	United States Treasury Note/Bond, 1.25%, $4,350,000 par, due 10/31/2018	4,264,697
6,100,000	United States Treasury Note/Bond, 1.75%, $6,100,000 par, due 10/31/2020	5,852,218
4,000,000	United States Treasury Note/Bond, 2.38%, $4,000,000 par, due 12/31/2020	3,984,360
1,000,000	Virginia College Building Authority, 4.25%, $1,000,000 par, due 2/1/2018	1,082,590
735,000	Washington & Multnomah Counties School Dist No 48J Beaverton, 1.72%, $735,000 par, due 6/15/2019	706,203
	Total Government Bonds	$81,247,183

	Mortgage Backed Securities
2,272,281	Citigroup Commercial Mortgage Trust 2004-C2, 4.73%, $2,272,281 par, due 10/15/2041	2,311,864
2,275,000	Citigroup Commercial Mortgage Trust 2013-GC11, 2.69%, $2,275,000 par, due 12/10/2022	2,209,002
206,030	COMM 2004-LNB2 Mortgage Trust, 4.71%, $206,030 par, due 3/10/2039	206,032
353,817	Commercial Mortgage Trust 2005-GG3, 4.57%, $353,817 par, due 8/10/2042	353,517
344,028	DBRR 2012 - EZ1 A, 0.95%, $344,028 par, due 9/25/2045	344,045
2,750,000	Fannie Mae Pool, 1.27%, $2,750,000 par, due 9/1/2017	2,752,998
1,673,414	Fannie Mae Pool, 2%, $1,673,414 par, due 11/1/2022	1,682,785
1,839,529	Fannie Mae Pool, 2%, $1,839,529 par, due 5/1/2023	1,849,831
2,018,480	Fannie Mae Pool, 2%, $2,018,480 par, due 8/1/2023	2,029,763
1,656,520	Fannie Mae Pool, 2.5%, $1,656,520 par, due 10/1/2022	1,691,208
1,928,948	Fannie Mae Pool, 2.5%, $1,928,948 par, due 8/1/2023	1,969,321
1,978,120	Fannie Mae Pool, 2.5%, $1,978,120 par, due 8/1/2022	2,019,482
1,986,625	Fannie Mae Pool, 2.5%, $1,986,625 par, due 1/1/2028	1,968,427
2,070,180	Fannie Mae Pool, 2.5%, $2,070,180 par, due 9/1/2022	2,113,508
2,132,976	Fannie Mae Pool, 2.5%, $2,132,976 par, due 11/1/2022	2,177,598
2,141,826	Fannie Mae Pool, 2.5%, $2,141,826 par, due 10/1/2022	2,186,676
2,261,093	Fannie Mae Pool, 2.5%, $2,261,093 par, due 11/1/2022	2,308,463
3,552,548	Fannie Mae Pool, 2.5%, $3,552,548 par, due 2/1/2023	3,627,080
3,845,423	Fannie Mae Pool, 2.5%, $3,845,423 par, due 6/1/2023	3,925,870
6,243,094	Fannie Mae Pool, 2.5%, $6,243,094 par, due 8/1/2022	6,373,700
6,990,802	Fannie Mae Pool, 2.5%, $6,890,802 par, due 12/1/2022	7,035,302
960,717	Fannie Mae Pool, 2.5%, $960,717 par, due 8/1/2023	980,825
969,130	Fannie Mae Pool, 2.5%, $969,130 par, due 9/1/2023	989,424
323,694	Fannie Mae Pool, 3%, $323,694 par, due 5/1/2027	330,682
886,167	Fannie Mae Pool, 3%, $886,167 par, due 10/1/2027	896,916
3,084,042	Fannie Mae Pool, 4%, $3,084,042 par, due 11/1/2025	3,287,468
3,897,175	Fannie Mae Pool, 4%, $3,897,175 par, due 6/1/2026	4,132,565
2,892,428	Fannie Mae Pool, 4.5%, $2,892,428 par, due 6/1/2018	3,078,668
985,288	Fannie Mae Pool, 4.5%, $985,288 par, due 12/1/2022	1,049,855
1,941,573	Fannie Mae Pool, 5%, $1,941,573 par, due 6/1/2023	2,090,820
2,465,604	Fannie Mae Pool, 5%, $2,465,604 par, due 3/1/2025	2,672,402
3,796,659	Fannie Mae Pool, 5%, $3,796,659 par, due 6/1/2020	4,064,475
2,216,350	Fannie Mae Pool, 5.5%, $2,216,350 par, due 9/1/2023	2,435,195
2,025,000	Federal Home Loan Mortgage Corp, 1%, $2,025,000 par, due 9/29/2017	2,001,287
2,000,000	FH 7/1 HYB 2.91 FEB, 2.91%, $2,000,000 par, due 2/1/2044	2,026,476

2,000,000	FHLMC K710 A2 Multifam, 1.88%, $2,000,000 par, due 5/25/2019	1,957,560
2,000,000	FHLMC Multifamily Structured Pass Through Certificates, 2.31%, $2,000,000 par, due 3/25/2020	1,966,680
2,175,000	FHLMC Multifamily Structured Passthrough, 2.7%, $2,175,000 par, due 5/25/2018	2,247,123
4,125,000	FHMS K712 A2, 1.87%, $4,125,000 par, due 11/25/2019	3,987,638
2,500,000	FN 7/1 HYB 2.94 FEB, 2.94%, $2,500,000 par, due 2/1/2044	2,534,720
2,000,000	FNA 2012 - M14 ASQ2, 1.11%, $2,000,000 par, due 2/25/2017	1,990,280
1,857,092	Freddie Mac Gold Pool, 2.5%, $1,857,092 par, due 4/1/2023	1,892,674
1,911,092	Freddie Mac Gold Pool, 2.5%, $1,911,092 par, due 4/1/2023	1,947,976
1,966,765	Freddie Mac Gold Pool, 2.5%, $1,966,765 par, due 1/1/2028	1,951,365
1,945,815	Freddie Mac Gold Pool, 4%, $1,945,815 par, due 7/1/2026	2,055,771
1,856,323	Freddie Mac Gold Pool, 4.5%, $1,856,323 par, due 6/1/2025	2,018,777
2,845,721	Freddie Mac Gold Pool, 5%, $2,845,721 par, due 10/1/2020	3,020,354
634,791	Freddie Mac Gold Pool, 5%, $634,791 par, due 4/1/2023	685,593
951,557	Freddie Mac Gold Pool, 5%, $951,557 par, due 2/1/2025	1,028,490
1,985,074	Freddie Mac Non Gold Pool, 2.37%, $1,985,074 par, due 10/1/2043	1,990,116
1,758,252	Freddie Mac REMICS, 4.5%, $1,758,252 par, due 7/15/2032	1,826,419
1,619,562	Freddie Mac REMICS, 4.75%, $1,619,562 par, due 6/15/2035	1,716,901
1,234,159	Freddie Mac REMICS, 5%, $1,234,159 par, due 4/15/2033	1,280,033
174,518	Freddie Mac REMICS, 5%, $174,518 par, due 6/15/2033	177,670
327,625	Ginnie Mae I pool, 5%, $327,625 par, due 10/15/2019	348,953
3,080,447	Ginnie Mae II pool, 4.12%, $3,080,447 par, due 8/1/2062	3,311,173
1,123,888	Government National Mortgage Association, 3%, $1,123,888 par, due 3/20/2038	1,156,306
1,406,710	Government National Mortgage Association, 3.5%, $1,406,710 par, due 1/20/2039	1,424,476
956,197	Government National Mortgage Association, 3.5%, $956,197 par, due 2/20/2039	986,149
1,772,608	Government National Mortgage Association, 4%, $1,772,608 par, due 9/20/2038	1,883,750
552,118	Government National Mortgage Association, 4%, $552,118 par, due 6/20/2040	566,389
583,421	Government National Mortgage Association, 4%, $583,421 par, due 12/16/2038	613,998
631,832	Government National Mortgage Association, 4%, $631,832 par, due 5/16/2035	671,992
1,891,224	Government National Mortgage Association, 4.25%, $1,891,224 par, due 10/20/2038	2,017,217
277,198	Government National Mortgage Association, 4.25%, $277,198 par, due 11/20/2034	282,504
664,946	Government National Mortgage Association, 4.25%, $664,946 par, due 5/20/2039	704,295
2,212,084	Government National Mortgage Association, 4.5%, $2,212,084 par, due 9/20/2036	2,299,227
2,402,855	Government National Mortgage Association, 4.5%, $2,402,855 par, due 4/20/2036	2,516,229
423,279	Government National Mortgage Association, 4.5%, $423,279 par, due 7/20/2038	452,291
592,560	Government National Mortgage Association, 4.5%, $592,560 par, due 4/20/2040	631,426
675,371	Government National Mortgage Association, 4.5%, $675,371 par, due 5/20/2040	708,032
1,000,000	Government National Mortgage Association, 5%, $1,000,000 par, due 5/20/2038	1,052,209
1,100,000	Government National Mortgage Association, 5.5%, $1,100,000 par, due 2/16/2037	1,194,698
904,810	Helios Leasing I LLC, 1.56%, $904,810 par, due 9/28/2024	854,131
2,000,000	Hilton USA Trust 2013-HLF, 1.17%, $2,000,000 par, due 11/5/2030	2,002,000
2,000,000	JP Morgan Chase Commercial Mortgage Securities Trust 2012-C8, 2.38%, $2,000,000 par, due 4/15/2022	1,926,680
20,000,000	JP Morgan Chase Commercial Mortgage Securities Trust 2013-LC11, 2.55%, $2,000,000 par, due 4/15/2046	1,923,580
2,297,171	LB-UBS Commercial Mortgage Trust 2005-C5, 4.95%, $2,297,171 par, due 9/15/2030	2,399,464
2,164,507	Merrill Lynch Mortgage Trust 2005-CKI1, 5.28%, $2,164,507 par, due 11/12/2037	2,296,953
1,593,711	Morgan Stanley Bank of America Merrill Lynch Trust 2012-C6, 0.66%, $1,593,711 par, due 11/15/2045	1,586,013
2,000,000	Morgan Stanley Bank of America Merrill Lynch Trust 2013-C9, 2.66%, $2,000,000 par, due 1/15/2023	1,925,520
1,330,000	SCG Trust 2013-SRP1, 1.57%, $1,330,000 par, due 11/15/2016	1,331,530
248,154	Wachovia Bank Commercial Mortgage Trust Series 2005-C21, 5.24%, $248,154 par, due 10/15/2044	263,055
	Total Mortgage Backed Securities	$156,779,910

	Net Assets Pending Settlement	(3,290,526)

	Subtotal Stable Value	$757,984,896

	TOTAL - INVESTMENT CONTRACTS	$757,984,896
	ADJUSTMENT FROM FAIR VALUE TO CONTRACT VALUE	(866,725)
	TOTAL - INVESTMENT CONTRACTS AT CONTRACT VALUE	$757,118,171

AMERICAN ELECTRIC POWER SYSTEM RETIREMENT SAVINGS PLAN
PLAN #002 EIN #13-4922641
SCHEDULE OF ASSETS (HELD AT END OF YEAR (continued))
DECEMBER 31, 2013

Shares	Identity of Issuer, Borrower, Lessor or Similar Party	Fair Value
	Cash Equivalents
16,534,243	Cash Equivalents	16,534,243
	Total Cash Equivalents	$16,534,243

	Common / Collective Trusts
445,116	JPMCB US Real Estate Securities Fund	$21,321,034
3,677,222	EB Daily Liquidity Non SL Aggregate Bond Index Fund	454,335,541
2,771,510	EB Daily Liquidity Non SL International Stock Index Fund	382,529,284
1,095,311	EB Daily Liquidity Non SL Small Cap Stock	218,730,345
3,433,133	EB Daily Liquidity Non SL Stock Index Fund	637,979,183
129,876	EB DL Non SL Treasury Inflation Protected Securities Fund	14,878,293
1,234,128	JPMCB Emerging Markets - Equity Focused	21,301,049
17,422	JPMCB Strategic Property Fund	37,903,552
20,014,690	JPMCB Liquidity Fund	20,014,690
	Total Common / Collective Trusts	$1,808,992,971

	AEP Stock
6,303,223	American Electric Power Company, Inc. Common Stock $6.50 par value	$294,612,643
	Total AEP Stock	$294,612,643

	Corporate Stock
9,100	3M CO USD0.01	$1,276,275
5,950	AARON'S INC CLASS'A'COM VTG USD0.5	175,055
83,692	ABBOTT LABORATORIES NPV	3,207,914
30,900	ABBVIE INC USD0.01	1,631,829
20,175	ABERCROMBIE & FITCH CO USD0.01 A	663,959
6,130	ABM INDUSTRIES INC USD0.01	176,207
6,025	ACTUANT CORP USD0.20 A	220,756
36,872	ADOBE SYSTEMS INC USD0.0001	2,207,895
10,565	AEGION CORP USD0.01	231,268
8,700	AERCAP HOLDINGS N.V. EUR0.01	333,645
6,660	AEROPOSTALE INC USD0.01	60,539
12,549	AEROPOSTALE INC USD0.01	114,070
22,900	AETNA INC NEW USD0.001	1,570,711
14,800	AFC ENTERPRISES INC USD0.01	569,800
7,200	AFFILIATED MANAGERS GROUP INC USD0.01	1,561,536
8,750	AGCO CORP USD0.01	517,913
20,600	AGCO CORP USD0.01	1,219,314
25,400	AGCO CORP USD0.01	1,503,426
3,200	AGRIUM INC COM NPV	295,136
15,000	AIR METHODS CORP USD0.06	874,950
2,600	AIR PRODUCTS & CHEMICALS INC COM STK USD1	292,474
4,500	ALBEMARLE CORP USD0.01	286,335
27,603	ALEXION PHARMACEUTICAL INC COM NPV USD0.001	3,672,855
35,527	ALLERGAN INC USD0.01	3,946,339
3,700	ALLIANCE DATA SYSTEM USD0.01	972,841
7,300	ALLIANCE DATA SYSTEM USD0.01	1,919,389
19,000	ALLSTATE CORP USD0.01	1,041,010
21,900	ALLSTATE CORP USD0.01	1,199,901
22,212	AMAZON COM INC USD0.01	8,857,923
11,375	AMC NETWORKS INC USD0.01	774,751
9,785	AMDOCS LTD COMMON STOCK USD 0.01	404,805
20,300	AMEREN CORP USD0.01	734,048
29,903	AMERICAN AIRLINES GROUP INC COMMON STOCK USD 1	755,051
12,525	AMERICAN CAPITAL AGENCY CORP USD0.01	249,749
9,555	AMERICAN CAPITAL MTG INV CORP USD0.01	173,041
21,460	AMERICAN EAGLE OUTFITTER USD0.01	309,024
31,700	AMERICAN PUBLIC EDUCATION INC USD0.01	1,377,999
13,340	AMERICAN RESIDENTIAL PPTYS INC USD0.01	228,914
33,073	AMERICAN TOWER CORPORATION	2,639,887

8,200	AMERIPRISE FINANCIAL INC USD0.01	943,410
9,800	AMERIPRISE FINANCIAL INC USD0.01	1,127,490
22,100	AMERISOURCEBERGEN CORP NPV	1,553,851
20,900	AMPHENOL CORP USD0.001 A	1,868,042
4,120	AMSURG CORP NPV	189,190
23,532	ANADARKO PETROLEUM CORP USD0.10	1,866,558
4,600	ANN INC USD0.0068	168,176
27,835	ANWORTH MORTGAGE ASSET CORP USD0.01	119,412
8,300	APACHE CORP USD0.625	713,302
12,805	APOLLO INVESTMENT CORP COM STK USD0.001	111,147
11,842	APPLE INC COMMON STOCK USD 0.00001	6,644,665
6,900	ARCHER DANIELS MIDLAND CO NPV	299,460
12,510	ARES CAPITAL CORP USD0.001	222,303
18,815	ARES COMMERCIAL REAL ESTATE CORP USD0.01	251,180
6,730	ARGO GROUP INTL HLDGS USD0.01	312,878
37,285	ARM HLDGS ADS EACH REP 3 ORD	2,040,981
90,765	ARMOUR RESIDENTIAL REIT INC USD0.0001	363,968
92,400	ARRAY BIOPHARMA INC USD0.001	462,924
77,200	ARRIS GROUP INC USD0.01	1,880,978
18,880	ARROW ELECTRONICS INC USD1	1,024,240
1,000	ARTISAN PARTNERS ASSET MGMT INC USD0.01 A	65,190
3,585	ASBURY AUTOMOTIVE GROUP INC USD0.01	192,658
18,240	ASCENA RETAIL GROUP INC USD0.05	385,958
37,400	ASCENA RETAIL GROUP INC USD0.05	791,384
10,000	ASHLAND INC USD1	970,400
7,600	ASPEN INSURANCE HLDGS USD0.15144558	313,956
15,800	ASSOCIATED ESTATES REALTY CORP COM NPV	253,590
3,360	ASSURANT INC USD0.01	223,003
7,800	ASSURANT INC USD0.01	517,686
17,300	ASSURANT INC USD0.01	1,148,201
30,600	ASSURED GUARANTY LTD USD0.01	721,854
4,963	ATLAS AIR WORLDWIDE HOLDINGS INC USD0.01	204,227
311,293	ATMEL CORP USD0.001	2,437,424
25,900	ATWOOD OCEANICS INC USD1	1,382,801
14,000	AUTOLIV INC USD1	1,285,200
2,500	AUTOZONE INC USD0.01	1,194,850
17,830	AVNET INC USD1	786,481
37,900	AVNET INC USD1	1,671,769
5,200	AXIALL CORP USD0.01	247,520
10,535	AXIS CAPITAL HLDGS USD0.0125	503,994
5,600	BALL CORP NPV	289,296
31,500	BALL CORP NPV	1,627,290
1,100	BANCFIRST CORP USD1	62,007
12,632	BBCN BANCORP INC	209,565
9,500	BED BATH AND BEYOND USD0.01	762,850
3,000	BEL FUSE INC CLASS'B'SHS USD0.1	63,930
2,815	BELDEN INC COM STK USD0.01	198,458
3,800	BELDEN INC COM STK USD0.01	267,900
24,600	BELDEN INC COM STK USD0.01	1,734,300
15,300	BEMIS CO INC USD0.10	626,688
2,100	BERKSHIRE HILLS BANCORP INC USD0.01	57,267
5,900	BIG LOTS INC USD0.01	190,511
14,548	BIOGEN IDEC INC USD0.0005	4,069,803
38,233	BIOMARIN PHARMACEUTICAL USD0.001	2,686,633
9,670	BIOMED REALTY TRUST INC USD0.01	177,638
14,000	BOEING CO/THE COMMON STOCK USD 5	1,910,860
35,472	BOEING CO/THE COMMON STOCK USD 5	4,841,573
8,500	BOOZ ALLEN HAMILTON HLDG CORP USD0.01	162,775
15,300	BP AMOCO P.L.C ADR-EACH CNV INTO 6 ORD USD0.25	743,733
4,670	BRADY CORP 'A'NON.V USD0.01	144,443
9,304	BRAVO BRIO RESTAURANT GROUP INC NPV	151,376
4,785	BRINK'S COMPANY BRINKS GROUP COM USD1	163,360
44,168	BRISTOL-MYERS SQUIBB CO USD0.10	2,363,430
4,155	BRISTOW GROUP INC USD0.01	311,874
39,420	BROCADE COMMUNICATIONS SYSTEMS INC	349,655

13,500	BROOKFIELD RESIDENTIAL PROPERTIES INC COMMON STOCK	326,565
26,498	BRUNSWICK CORP USD0.75	1,220,498
3,700	BUNGE LTD USD0.01	303,807
56,500	CA INC USD0.10	1,901,225
72,000	CABLEVISION SYSTEMS CORP NY GROUP USD0.01	1,290,960
5,020	CABOT CORP USD1	258,028
7,559	CABOT CORP USD1	388,533
3,700	CACI INTL INC CLASS A COM	270,914
122,300	CAE INC COM NPV	1,558,102
27,970	CALLAWAY GOLF CO USD0.01	235,787
77,300	CAMECO CORP COM NPV	1,612,787
10,800	CAMERON INTERNATIONAL CORP USD0.01	642,924
17,196	CANADIAN PACIFIC RAILWAYS COM NPV	2,607,734
14,600	CAPITAL ONE FINANCIAL CORP USD0.01	1,118,506
45,800	CAPSTEAD MTGE.CORP USD0.01	567,462
17,350	CAREFUSION CORP USD0.01	690,877
3,885	CARLISLE COS INC USD1	308,469
17,869	CARLISLE COS INC USD1	1,418,799
6,400	CATAHY GENERAL BANCORP COM STK USD0.01	171,072
12,200	CATAMARAN CORP NPV	579,256
30,760	CBL & ASSOCIATES PROPERTIES INC USD0.01	559,481
25,500	CBS CORP CLASS'B' COM STK USD0.001	1,628,430
20,540	CDW CORP USD0.01	479,814
49,000	CDW CORP USD0.01	1,144,640
6,300	CEC ENTERTAINMENT INC COMMON STOCK EUR 0.1	278,964
5,249	CELANESE CORP COMMON STOCK USD 0.0001	290,322
9,400	CELANESE CORP COMMON STOCK USD 0.0001	519,914
18,625	CELGENE CORP USD0.01	3,146,880
2,950	CENTENE CORP(DEL) USD0.001	173,903
28,500	CENTERPOINT ENERGY INC COM STK NPV	660,630
1,200	CF INDUSTRIES HOLDINGS INC USD0.01	279,648
12,450	CHATHAM LODGING TRUST USD0.01	255,474
14,300	CHECK POINT SOFTWARE TECHNOLOGIES ORD ILS1	922,636
10,145	CHECKPOINT SYSTEMS USD0.10	159,987
10,340	CHEMED CORP CAP USD1	792,251
6,000	CHEVRON CORP USD0.75	749,460
-	CHICAGO BRIDGE & IRON CO N.V. EUR0.01 (REG)	181
20,400	CHICAGO BRIDGE & IRON CO N.V. EUR0.01 (REG)	1,696,056
8,389	CHICOS FAS INC USD0.01	158,049
2,441	CHIPOTLE MEXICAN GRILL USD0.01	1,300,516
11,300	CHUBB CORP USD1	1,096,891
15,300	CIGNA CORP USD0.25	1,338,444
17,900	CIGNA CORP USD0.25	1,565,892
294,800	CINCINNATI BELL NC USD0.01	1,049,488
9,400	CITY NATIONAL CORP USD1	744,668
10,600	CLIFFS NATURAL RESOURCES INC COM STK USD0.125	277,826
33,800	COGNEX CORP USD0.002	1,290,484
9,700	COGNIZANT TECHNOLOGY SOLUTIONS CORP USD0.01	979,506
18,885	COLONY FINANCIAL INC USD0.01	389,786
4,910	COLUMBIA BANKING SYSTEMS INC NPV	135,074
29,200	COMCAST CORP COMMON STOCK USD 0.01	1,523,072
3,775	COMERICA INC USD5	180,105
5,482	COMMERCE BANCSHARES INC USD5	246,197
21,700	COMMUNITY HEALTH SYSTEMS INC(NEW) NPV	852,159
21,310	COMPUTER SCIENCES CORP USD1	1,195,065
16,889	COMSTOCK RESOURCES INC USD0.50	308,900
22,697	CONCHO RESOURCES INC USD0.001	2,451,276
16,100	CONNS INC USD0.01	1,268,519
10,800	CONOCOPHILLIPS USD0.01	763,020
8,015	CONTANGO OIL & GAS CO USD0.04	378,789
14,600	CONTINENTAL RESOURCES INC OKLA USD0.01	1,642,792
41,667	CONVERGYS CORP NPV	879,590
34,842	COSTCO WHOLESALE CORP USD0.005	4,146,546
5,902	COVANCE INC USD0.01	519,730
2,769	CRA INTERNATIONAL INC COM	54,826

10,600	CRACKER BARREL OLD COUNTRY STORE INC	1,166,742
13,100	CRANE CO USD1	880,975
6,900	CROWN HOLDINGS INC	307,533
9,200	CROWN HOLDINGS INC	410,044
9,100	CUMMINS INC USD2.50	1,282,827
21,700	CUMMINS INC USD2.50	3,059,049
10,160	CURTISS-WRIGHT CORP USD1	632,257
3,300	CUSTOMERS BANCORP INC USD1.00	67,518
19,511	CVB FINANCIAL NPV	335,004
22,700	CYRUSONE INC USD0.01	510,523
38,266	CYS INVESTMENTS INC USD0.01	283,551
98,175	CYS INVESTMENTS INC USD0.01	727,477
29,200	DANA HOLDING CORP USD0.01	572,904
46,656	DANA HOLDING CORP USD0.01	915,391
17,300	DARDEN RESTAURANTS INC NPV	940,601
6,800	DELEK US HOLDINGS INC USD0.01	233,988
9,800	DELPHI AUTOMOTIVE PLC ORD USD0.01	589,274
20,100	DFC GLOBAL CORP USD0.001	230,145
15,553	DIAGEO ADR EACH REPR 4 ORD GBP0.28 101/108(BNY)	2,059,528
11,900	DIAMOND OFFSHORE DRILLING INC USD0.01	677,348
4,710	DILLARDS INC NPV A	458,142
20,800	DISCOVER FINANCIAL SERVICES USD0.01	1,163,760
32,691	DISCOVERY COMMUNICATIONS INC CLS 'A' USD0.01	2,955,920
44,250	DISCOVERY COMMUNICATIONS INC CLS 'C' USD0.01	3,710,805
22,000	DOLLAR TREE INC USD0.01	1,241,240
3,300	DOVER CORP USD1	318,582
7,200	DOW CHEMICAL CO USD2.50	321,984
86,000	DR HORTON INC USD0.01	1,919,520
31,700	DR PEPPER SNAPPLE GROUP INC USD0.01	1,556,470
8,765	DREW INDUSTRIES INC USD0.01	466,298
4,900	DU PONT(E.I.)DE NEMOURS & CO USD0.30	318,353
55,844	DUKE REALTY CORP USD0.01	839,894
51,708	DUNKIN BRANDS GROUP INC USD0.001	2,492,326
14,300	DUPONT FABROS TECHNOLOGY USD1	356,928
3,600	EASTMAN CHEMICAL CO USD0.01	291,780
51,388	EBAY INC COMMON STOCK USD 0.001	2,820,687
19,929	EBIX. COM INC USD0.10	293,355
15,200	EDISON INTERNATIONAL NPV	709,156
12,100	EL PASO ELECTRIC CO NPV	424,831
8,370	ELECTRONICS FOR IMAGING INC USD0.01	324,170
65,612	EMC CORP USD0.01	1,650,142
35,500	ENDOCYTE INC USD0.001	379,495
17,900	ENDURANCE SPECIALTY HLDGS LTD USD1	1,050,193
3,600	ENERGEN CORP USD0.01	254,700
9,304	ENERSYS COM USD0.01	652,117
10,705	ENERSYS COM USD0.01	750,313
15,400	ENI ADR EACH REP 2 ORD (MGT)	746,746
5,633	ENSIGN GROUP INC COM NPV	249,767
11,900	ENTERGY CORP USD0.01	752,913
11,759	EOG RESOURCES INC USD0.01	1,973,631
9,600	EPR PROPERTIES SBI USD0.01	474,464
6,725	EQUIFAX INC USD1.25	464,630
6,532	EQUITY LIFESTYLE PROPERTIES INC COM STK USD0.01	238,287
27,649	ESTEE LAUDER COMPANIES INC USD0.01 A	2,082,523
26,000	EXELON CORP NPV	712,140
2,100	EXPRESS INC USD0.01	39,207
12,460	EXPRESS INC USD0.01	232,628
59,087	EXPRESS SCRIPTS HLDG CO USD0.01	4,150,271
7,700	EXXON MOBIL CORP COMMON STOCK USD 0	779,240
80,008	FACEBOOK INC USD0.000006 A	4,373,237
4,617	FAIR ISAAC CORP USD0.01	290,132
90,100	FAIRWAY GROUP HLDGS CORP USD0.00001 A	1,632,612
9,675	FEDERATED INVESTORS INC USD0.01 B	278,640
14,615	FIDELITY NATIONAL FINANCIAL INC USD0.0001 A	474,257
10,090	FIFTH STREET FINANCE CORP USD0.01	93,333

28,020	FINISH LINE INC CLASS'A'COM STK USD0.01	789,323
9,670	FIREEYE INC COMMON STOCK USD 0.0001	421,709
8,455	FIRST AMERICAN FINANCIAL CORP USD0.00001	238,431
1,050	FIRST CITIZENS BANCSHARES INC NRTH CLASS'A'SHS	234,077
19,619	FIRST MIDWEST BANCORP USD0.01	345,294
23,480	FIRST NIAGARA FINANCIAL GROUP INC COM	249,358
6,560	FIRST REPUBLIC BANK SAN FRANCISCO USD0.01	343,416
22,300	FIRSTENERGY CORP USD0.10	735,454
14,600	FLEETCOR TECHNOLOGIES INC USD0.001	1,710,682
45,660	FLEXTRONICS INTERNATIONAL ORD USD0.01	354,778
16,500	FLOWSERVE CORP USD1.25	1,303,005
15,200	FLUOR CORP(NEW) USD0.01	1,222,840
35,386	FMC TECHNOLOGIES INC USD0.01	1,847,503
12,952	FNB CORP PA USD0.01	163,454
13,180	FOOT LOCKER INC USD0.01	546,179
9,495	FORUM ENERGY TECHNOLOGIES INC USD0.01	268,329
10,600	FOSSIL GROUP INC USD0.01	1,271,364
73,700	FOSTER WHEELER AG CHF3	2,433,574
47,000	FRANCESCA'S HLDGS CORP USD0.01	865,270
20,500	FRANKLIN RESOURCES INC USD0.10	1,185,925
7,700	FREEPORT-MCMORAN COPPER & GOLD INC USD0.10	290,598
8,505	FRESH DEL MONTE PRODUCE NV USD0.01	240,692
9,095	FTI CONSULTING INC USD0.01	374,168
19,000	FULTON FINANCIAL CORP USD2.50	250,040
1,500	G&K SERVICES INC USD0.50 A	93,345
3,805	G&K SERVICES INC USD0.50 A	236,785
7,500	GAMESTOP CORPORATION NEW CLASS 'A' COM USD0.001	369,450
33,000	GAMESTOP CORPORATION NEW CLASS 'A' COM USD0.001	1,625,580
99,800	GANNETT CO INC USD1	2,972,044
23,599	GENERAL CABLE CORP USD0.01	698,294
19,400	GENERAL DYNAMICS CORP USD1	1,853,670
51,375	GILEAD SCIENCES INC USD0.001	3,860,831
6,500	GLOBAL PAYMENTS INC USD0.001	422,435
17,100	GLOBAL PAYMENTS INC USD0.001	1,111,329
21,815	GLOBE SPECIALTY METALS INC USD0.0001	392,888
24,600	GNC HLDGS INC USD0.001	1,437,870
6,800	GOLDMAN SACHS GROUP INC USD0.01	1,205,368
26,058	GOLDMAN SACHS GROUP INC USD0.01	4,619,041
69,300	GOODYEAR TIRE & RUBBER CO NPV	1,652,805
8,692	GOOGLE INC COMMON STOCK USD 0.001	9,741,208
24,000	GRAND CANYON EDUCATION INC USD0.01	1,046,400
9,480	GRANITE CONSTRUCTION USD0.01	332,843
99,655	GRAPHIC PACKAGING HLDG CO USD0.01	956,688
24,300	GREAT PLAINS ENERGY INC NPV	589,032
4,008	GREATBATCH INC COM STK USD0.001	177,314
13,400	GREEN MOUNTAIN COFFEE ROASTERS INC USD0.10	1,012,772
3,345	GRIFFON CORP USD0.25	44,187
3,695	GROUP 1 AUTOMOTIVE INC NPV	262,419
11,700	HANGER INC USD0.01	460,278
12,450	HANGER INC USD0.01	489,783
2,905	HANOVER INSURANCE GROUP INC USD0.01	173,458
23,400	HARLEY DAVIDSON USD0.01	1,620,216
113,500	HARMONIC INC USD0.001	837,630
10,655	HARRIS CORP USD1	743,826
18,393	HARSCO CORP USD1.25	515,556
12,100	HARTE-HANKS INC USD1	94,622
24,500	HARTFORD FINANCIAL SERVICES GROUP INC/THE COMMON	891,160
31,600	HARTFORD FINANCIAL SERVICES GROUP INC/THE COMMON	1,149,608
34,200	HATTERAS FINANCIAL CORP USD0.001	575,928
13,500	HCA HLDGS INC USD0.01	644,085
17,100	HCC INSURANCE HLDG USD1	792,842
21,500	HEALTH MANAGEMENT ASSOCIATES INC COMMON STOCK EUR	281,650
25,300	HEARTLAND PAYMENT SYSTEMS INC USD0.001	1,260,952
10,010	HEIDRICK & STRUGGLES USD0.01	201,601
14,860	HELIX ENERGY SOLUTIONS GROUP INC NPV	344,455

10,000	HELMERICH & PAYNE INC USD0.10	840,800
26,200	HELMERICH & PAYNE INC USD0.10	2,202,896
5,522	HERCULES TECHNOLOGY GROWTH CAP INC USD1	90,561
39,700	HERTZ GLOBAL HOLDINGS INC USD0.01	1,136,214
9,600	HESS CORP USD1	796,800
42,100	HEXCEL CORP USD0.01	1,881,449
9,880	HILLENBRAND INC NPV	290,670
3,919	HILL-ROM HOLDINGS INC COM STK NPV	162,011
8,806	HILLSHIRE BRANDS CO/THE COMMON STOCK USD 0.01	296,007
18,300	HOME DEPOT INC USD0.05	1,506,822
15,500	HUNT(J.B.)TRANSPORT SERVICES INC USD0.01	1,198,150
45,770	HUNTINGTON BANCSHARES INC NPV	443,969
5,175	HUNTINGTON INGALLS INDUSTRIES INC USD0.01 WI	465,802
13,614	HUNTINGTON INGALLS INDUSTRIES INC USD0.01 WI	1,225,396
7,595	IAC/INTERACTIVE CORP COM STK USD0.001	521,701
15,100	IAC/INTERACTIVE CORP COM STK USD0.001	1,037,219
15,600	IAC/INTERACTIVE CORP COM STK USD0.001	1,071,564
12,145	ICON PLC COMMON STOCK USD 0.06	490,779
16,500	IGATE CORP USD0.01	662,640
31,412	ILLUMINA INC USD0.01	3,474,795
30,800	IMMUNOGEN INC USD0.01	451,836
93,417	INDUSTRIA DE DISENO TEXTIL SA UNSP ADR EACH REP	3,084,629
2,215	INFINITY PROPERTY & CASUALTY CORP COM NPV	158,926
20,475	INGRAM MICRO INC USD0.01 A	480,344
4,300	INGREDION INC USD0.01	296,184
6,450	INSIGHT ENTERPRISE INC USD0.01	146,480
9,600	INSIGHT ENTERPRISE INC USD0.01	218,016
9,900	INTEGRA LIFESCIENCES HLDGS CORP USD0.01	472,329
25,305	INTEGRATED DEVICE TECHNOLOGY INC USD0.001	257,858
60,068	INTEGRATED DEVICE TECHNOLOGY INC USD0.001	612,093
6,000	INTERNATIONAL PAPER CO USD1	294,180
4,155	INTERNATIONAL SPEEDWAY CORP USD0.01 A	147,461
49,900	INTERPUBLIC GROUP COMPANIES INC USD0.10	883,230
24,700	INTERXION HLDG NV EUR0.1	583,167
23,400	INVESCO LTD USD0.20	851,760
56,700	ISIS PHARMACEUTICAL USD0.001	2,258,928
82,200	JANUS CAPITAL GROUP INC COM STK USD0.01	1,016,814
42,097	JDS UNIPHASE CORP USD0.008	546,419
16,100	JOHNSON & JOHNSON COMMON STOCK USD 1	1,474,599
19,900	JPMORGAN CHASE & CO COMMON STOCK USD 1	1,163,752
19,400	KANSAS CITY SOUTHERN USD0.01	2,406,473
19,760	KAR AUCTION SERVICES INC USD0.01	588,848
36,100	KBR INC USD0.001	1,154,117
6,000	KENNAMETAL INC CAP STK USD1.25	312,420
19,000	KEY ENERGY SERVICES INC USD0.10	150,100
89,000	KEYCORP USD1	1,194,380
13,800	KIMBERLY-CLARK CORP USD1.25	1,452,726
17,432	KINDRED HEALTHCARE INC USD0.25	344,108
10,850	KNOLL INC COM STK USD1	198,664
16,500	KROGER CO USD1	652,245
2,600	LAKELAND FINANCIAL CORP USD0.01	101,400
56,150	LAM RESEARCH CORP USD0.001	3,057,368
2,840	LANDSTAR SYSTEMS INC USD0.01	164,152
21,000	LAS VEGAS SANDS CORP USD0.001	1,656,270
52,800	LAS VEGAS SANDS CORP USD0.001	4,164,336
7,225	LEAR CORP COM NEW WI	585,008
36,466	LEVEL 3 COMMUNICATIONS INC USD0.01	1,209,577
4,400	LEXMARK INTERNATIONAL INC USD0.01 A	156,288
11,925	LEXMARK INTERNATIONAL INC USD0.01 A	423,576
11,200	LIBERTY MEDIA CORP (NEW) USD0.01 A	1,640,240
4,257	LIFE TIME FITNESS INC USD0.02	200,079
6,190	LIFEPOINT HOSPITALS INC USD0.01	327,080
28,900	LILLY(ELI)& CO NPV	1,473,900
20,800	LINCOLN NATIONAL CORP USD1.25	1,073,696
24,002	LINCOLN NATIONAL CORP USD1.25	1,238,983

9,300	LINDSAY CORP USD1	769,575
16,981	LINKEDIN CORP USD0.0001 A	3,681,990
5,376	LINNCO LLC USD0.01(REPR LTD LIABILITY CO INT)	165,635
18,515	LIVE NATION ENTERTAINMENT INC USD0.01	365,856
13,200	LOCKHEED MARTIN CORP USD1	1,962,312
31,300	LORILLARD INC USD0.01	1,586,284
31,700	LOWES COMPANIES INC USD0.50	1,570,735
8,590	LSB INDUSTRIES INC USD0.10	352,362
31,825	LSI CORP COMMON STOCK EUR 0.01	350,712
181,300	LSI CORP COMMON STOCK EUR 0.01	1,997,926
7,300	M & T BANK CORP USD5	849,866
2,000	MACK CALI REALTY CORP USD0.01	42,960
18,700	MADISON SQUARE GARDEN CO/THE	1,076,746
13,980	MAGNACHIP SEMICONDUCTOR CORP USD0.01	272,610
65,885	MAIDEN HLDGS LTD USD0.01	727,370
4,705	MANPOWERGROUP INC COM	403,971
9,996	MASTERCARD INC USD0.0001	8,351,258
79	MATERION CORP USD1	2,437
33,200	MATTEL INC USD1	1,579,656
3,600	MATTHEWS INTL CORP USD1 A	153,396
76,895	MAXIM INTEGRATED PRODUCTS USD0.001	2,146,139
5,550	MAXIMUS INC NPV	244,145
5,776	MB FINANCIAL INC USD0.01	185,352
67,800	MCDERMOTT INTERNATIONAL INC USD1	621,048
9,800	MCKESSON CORP USD0.01	1,584,072
10,500	MEADWESTVACO CORPORATION COM NPV	387,765
14,900	MEDICINES CO USD0.001	575,438
6,705	MENS WEARHOUSE INC USD0.01	342,491
26,220	MERCK & CO INC COMMON STOCK USD 0.5	1,323,848
21,800	METLIFE INC USD0.01	1,175,456
68,700	MFA FINANCIAL INC COM STK USD0.01	498,762
77,425	MFA FINANCIAL INC COM STK USD0.01	562,106
9,300	MICHAEL KORS HOLDINGS LTD COMMON STOCK USD 0	755,067
20,344	MICHAEL KORS HOLDINGS LTD COMMON STOCK USD 0	1,651,729
2,673	MICROSEMI USD0.20	66,691
33,100	MILLER(HERMAN) INC USD0.20	981,062
4,600	MINERALS TECHNOLOGIES INC USD0.10	276,322
10,300	MOHAWK INDUSTRIES USD0.01	1,533,670
94,542	MONDELEZ INTERNATIONAL INC COMMON STOCK USD 0	3,350,568
38,343	MONSANTO CO USD0.01	4,468,877
11,200	MONSTER BEVERAGE CORP USD0.005	759,024
5,623	MOOG INC CLASS'A'(LIM.V)USD1	382,027
32,200	MOSAIC CO(THE) USD0.01	1,522,094
17,570	MRC GLOBAL INC USD0.01	566,808
2,275	MUELLER INDUSTRIES INC USD0.01	143,348
9,300	MURPHY OIL CORP COM USD1	603,384
3,900	MYERS INDUSTRIES INC NPV	82,719
25,400	MYLAN INC USD0.50	1,102,360
38,500	MYRIAD GENETICS INC USD0.01	807,730
42,700	NABORS INDUSTRIES USD0.001	725,473
15,815	NATIONSTAR MTG HLDGS INC USD0.01	584,522
14,395	NAVIGANT CONSULTING INC USD0.001	276,384
32,320	NAVIGANT CONSULTING INC USD0.001	620,544
3,500	NEENAH PAPER INC USD0.01	149,695
9,600	NETAPP INC COMMON STOCK USD 0.001	394,944
6,639	NETFLIX INC COMMON STOCK USD 0.001	2,444,281
34,800	NIELSEN NV COMMON STOCK USD 0.07	1,596,972
60,100	NII HOLDINGS INC COM STK USD0.001	165,275
57,727	NIKE INC NPV B	4,553,506
14,400	NORDSTROM INC NPV	889,920
3,400	NORTHROP GRUMMAN CORP USD1	389,674
16,900	NORTHROP GRUMMAN CORP USD1	1,936,909
18,800	NOVARTIS AG ADR EACH REPR 1 CHF0.50(REGD)	1,511,144
17,883	NOVO-NORDISK AS ADR EACH REPR 1 CLS'B'	3,304,063
4,555	NU SKIN ENTERPRISES INC USD0.001 A	629,592

10,400	NXP SEMICONDUCTORS NV EUR0.20	477,672
7,600	OCCIDENTAL PETROLEUM CORP COM USD0.20	727,624
20,685	OCWEN FINANCIAL CORP USD0.01	1,146,983
7,100	OLD DOMINION FREIGHT LINE INC USD0.10	376,442
6,314	OMEGA HEALTHCARE INVESTORS USD0.10	188,157
13,985	OMNICARE INC USD1	844,135
19,600	OMNICARE INC USD1	1,183,056
57,790	ON SEMICONDUCTOR CORP USD0.01	476,190
139,400	ORIENT EXPRESS HOTELS LTD USD0.01	2,106,334
4,990	OWENS & MINOR INC COM STK USD2	182,434
22,800	PACKAGING CORP OF AMERICA USD0.01	1,451,584
30,500	PALL CORP USD0.10	2,603,175
8,700	PANTRY INC USD0.01	145,986
3,415	PAREXEL INTERNATIONAL CORP USD0.01	154,290
10,050	PARKER-HANNIFIN CORP USD0.50	1,292,832
3,035	PARTNERRE USD1	319,980
31,100	PATTERSON UTI ENERGY INC USD0.01	787,452
2,575	PBF ENERGY INC USD0.001 A	81,010
15,300	PEP BOYS MANNY MOE & JACK USD1	185,742
19,361	PERRIGO CO PLC COMMON STOCK USD 0	2,971,139
45,800	PFIZER INC USD0.05	1,402,854
20,300	PG&E CORP NPV	826,921
13,100	PHH CORP NPV	318,985
35,640	PHH CORP NPV	867,834
21,900	PIER 1 IMPORTS INC USD1	505,452
12,900	PINNACLE WEST CAPITAL CORP USD2.50	682,668
15,300	PINNACLE WEST CAPITAL CORP USD2.50	809,676
50,400	PITNEY BOWES INC USD1	1,174,320
8,300	PLANTRONICS INC USD0.01	385,535
13,650	PLATINUM UNDERWRITERS HLDGS LTD SHS	836,472
14,335	PNM RESOURCES INC USD5	345,760
5,600	POLARIS INDUSTRIES INC USD0.01	815,584
11,700	POLARIS INDUSTRIES INC USD0.01	1,703,988
1,500	PPG INDUSTRIES INC USD1.666	284,490
14,300	PRECISION CASTPARTS CORP COM NPV	3,850,990
16,884	PRECISION CASTPARTS CORP COM NPV	4,546,861
9,200	PRESTIGE BRANDS HOLDINGS INC COMMON STOCK USD 0.01	329,360
1,400	PRICELINE GROUP INC/THE COM USD	1,627,360
5,304	PRICELINE GROUP INC/THE COM USD	6,165,370
22,600	PRINCIPAL FINANCIAL GROUP USD0.01	1,114,406
7,120	PROGRESS SOFTWARE CORP USD0.01	183,910
4,099	PROSPERITY BANCSHARES INC USD1	260,819
5,500	PROVIDENCE SERVICE CORP USD0.001	141,460
12,500	PRUDENTIAL FINANCIAL INC USD0.01	1,152,750
9,100	PTC INC	322,049
20,600	PUBLIC SERVICE ENTERPRISE GROUP INC NPV	660,024
18,700	QEP RESOURCES INC USD0.01	573,155
5,075	QTS REALTY TRUST INC REIT USD	126,977
12,827	RALPH LAUREN CORP USD0.01 A	2,270,636
8,425	RAYMOND JAMES FINANCIAL INC USD0.01	441,049
29,000	RAYMOND JAMES FINANCIAL INC USD0.01	1,518,150
20,200	RAYTHEON CO USD0.01	1,843,250
6,300	REALOGY HLDGS CORP USD0.01	311,661
55,930	RED HAT USD0.0001	3,134,317
15,950	REGENERON PHARMACEUTICALS INC USD0.001	4,390,078
109,000	REGIONS FINANCIAL CORP (NEW) USD0.01	1,081,280
3,100	REINSURANCE GROUP OF AMERICA USD0.01	239,971
6,445	REINSURANCE GROUP OF AMERICA USD0.01	498,907
4,100	RELIANCE STEEL & ALUMINIUM NPV	310,944
9,840	RENT-A-CENTER INC USD0.01	330,329
8,400	REPUBLIC SERVICES INC USD0.01	281,064
220,250	RF MICRO DEVICES INC NPV	1,136,490
54,350	RITE AID CORP USD1	275,011
262,900	RITE AID CORP USD1	1,330,274
22,000	ROBERT HALF INTERNATIONAL INC USD1	923,780

38,300	ROBERT HALF INTERNATIONAL INC USD1	1,608,217
1,855	ROCK-TENN CO COMMON STOCK USD 0.01	194,794
8,455	ROSETTA RESOURCES INC USD0.001	406,178
10,200	ROSS STORES INC USD0.01	764,286
35,100	ROWAN COMPANIES PLC SHS CL A	1,241,136
66,200	ROYAL CARIBBEAN CRUISES USD0.01	3,155,754
11,100	ROYAL DUTCH SHELL ADR EACH REPR 2'A'SHS	791,097
28,700	RPX CORP USD0.0001	485,030
29,000	RTI INTERNATIONAL METALS INC USD0.01	992,090
22,200	RUBY TUESDAY INC COM USD0.01	153,846
3,700	RYDER SYSTEM INC USD0.50	272,986
4,900	S & T BANCORP INC COM STK USD2.50	124,019
83,786	SALESFORCE.COM INC USD0.001	4,624,149
11,000	SALIX PHARMACEUTICALS LTD COM NPV	989,340
28,152	SCHLUMBERGER LTD COMMON STOCK USD 0.01	2,545,574
81,500	SEACHANGE INTERNATIONAL INC USD0.01	991,040
6,200	SEACOR HOLDINGS INC COMMON STOCK USD 0.01	565,440
34,900	SEAGATE TECHNOLOGY PLC USD0.00001	1,959,984
44,400	SEATTLE GENETICS INC USD0.01	1,771,116
19,395	SELECT MEDICAL HLDGS CORP USD0.001	225,176
3,115	SENSIENT TECHNOLOGIES CORP USD0.10	151,140
8,590	SERVICE CORPORATION INTERNATIONAL USD1	155,737
11,051	SILVER BAY REALTY TRUST CORP USD0.001	176,816
76,600	SINCLAIR BROADCAST GROUP INC USD0.01 A	2,736,918
5,250	SKECHERS USA INC USD0.001 A	173,933
38,300	SKYWORKS SOLUTIONS INCCOM	1,093,848
39,500	SLM CORP COM STK USD0.20	1,038,060
18,397	SONOCO PRODUCTS CO NPV	767,523
33,600	SOTHEBYS INC LTD VTG USD0.10 A	1,787,520
10,900	SPARTAN STORES INC USD0.01	264,652
33,969	SPLUNK INC USD0.001	2,332,651
12,589	SPROUTS FARMERS MARKETS INC USD0.001	483,795
12,800	ST JUDE MEDICAL INC USD0.10	796,160
25,900	ST JUDE MEDICAL INC USD0.10	1,610,980
14,250	STAG INDUSTRIAL INC USD0.01	291,983
2,260	STANCORP FINANCIAL GROUP NPV	149,725
6,798	STANDEX INTERNATIONAL CORP USD1.5	427,458
26,371	STARBUCKS CORP NPV	2,067,223
11,200	STARZ SERIES A COMMON STOCK USD0.01 A (LIBERTY	327,488
64,600	STEELCASE INC NPV	1,031,016
4,900	STERIS CORP NPV	235,445
98,300	STILLWATER MINING CO USD0.01	1,213,022
13,995	STOCK BUILDING SUPPLY HOLDINGS INC COMMON STOCK	254,989
29,300	SUNTRUST BANKS INC USD1	1,078,533
28,600	SUPERIOR ENERGY SERVICES INC USD0.001	761,046
2,630	SVB FINANCIAL GROUP USD0.001	275,782
67,362	SWATCH GROUP ADR EACH REP 0.05 ORD UNSP	2,236,418
2,300	SY BANCORP INC NPV	73,416
8,856	SYKES ENTERPRISES INC USD0.01	193,149
9,465	SYKES ENTERPRISES INC USD0.01	206,432
16,660	SYMETRA FINANCIAL CORP USD0.01	315,874
26,950	SYMMETRY MEDICAL INC USD0.0001	271,656
8,625	SYNNEX CORP USD0.001	581,325
6,431	TABLEAU SOFTWARE INC USD0.0001	443,289
58,500	TALISMAN ENERGY INC COM NPV	681,525
36,910	TCF FINANCIAL USD0.01	599,788
11,113	TCP CAPITAL CORP USD0.001	186,476
10,500	TECK RESOURCES LTD CLASS'B'SUB-VTG COM NPV	277,548
22,900	TELEPHONE & DATA SYSTEMS INC USD0.01	590,362
4,345	TELETECH HLDGS USD0.01	104,019
3,670	TEMPUR SEALY INTERNATIONAL INC USD0.01	198,033
6,600	TERADATA CORPORATION USD0.01	300,234
17,265	TERADYNE INC USD0.125	304,209
11,130	TEREX CORP USD0.01	467,349
7,708	TESLA MOTORS INC USD0.001	1,159,129

8,520	THOR INDUSTRIES USD0.10	472,519
5,500	TIDEWATER INC USD0.10	325,985
24,700	TIMKEN CO/THE COMMON STOCK USD 0	1,360,229
54,500	TITAN INTL INC USD1	980,183
47,693	TJX COS INC/THE COMMON STOCK USD 1	3,039,475
1,200	TOMPKINS FINANCIAL CORP USD0.10	61,668
4,060	TORCHMARK CORP USD1	317,979
12,300	TOTAL S.A ADR EACH CNV INTO 1 SHR	761,830
7,996	TRANSDIGM GROUP INC USD0.01	1,287,516
13,800	TRANSOCEAN LTD CHF15	681,996
11,800	TRAVELERS COS INC/THE	1,068,372
85,100	TRIMBLE NAVIGATION NPV	2,952,970
13,086	TRIPADVISOR INC USD0.001	1,083,913
115,100	TRIQUINT SEMI CONDUCTOR INC USD0.001	959,934
16,900	TRW AUTOMOTIVE HLDGS CORP USD0.01	1,257,191
52,300	TW TELECOM INC USD0.01 A	1,593,581
14,263	TWITTER INC COMMON STOCK USD 0.000005	907,840
88,060	TWO HARBORS INVESTMENT CORP USD0.0001	817,197
8,300	UGI CORP COM NPV	346,463
21,125	UNDER ARMOUR INC USD0.000333 A	1,844,213
35,533	UNIFI INC USD0.1	967,919
14,900	UNITED STATES CELLULAR CORP USD1	623,118
12,972	UNITED STATIONERS INC USD0.10	597,101
30,881	UNITED TECHNOLOGIES CORP USD1	3,514,258
22,500	UNITEDHEALTH GROUP INC USD0.01	1,694,250
35,826	UNITEDHEALTH GROUP INC USD0.01	2,697,698
7,350	UNIVERSAL CORP NPV	401,310
10,700	UNIVERSAL HEALTH SERVICES INC CLASS'B'COM USD0.01	869,482
2,700	UNS ENERGY CORP NPV	161,595
34,000	UNUM GROUP COM	1,192,720
5,660	URS CORP USD0.01	301,112
32,543	URS CORP USD0.01	1,731,288
11,740	UTI WORLDWIDE INC ORD NPV	206,154
6,035	VALASSIS COMMUNICATIONS INC COMMON STOCK EUR 0.01	208,570
19,619	VALIDUS HOLDING LTD USD0.175	790,465
31,200	VALSPAR CORP USD0.50	2,224,248
29,200	VALUECLICK INC USD0.001	682,404
17,300	VANTIV INC USD0.00001 A	564,153
6,990	VCA ANTECH INC USD0.01	219,206
8,400	VECTREN CORP COM NPV	298,200
44,385	VERTEX PHARMACEUTICAL USD0.01	3,297,806
5,818	VIAD CORP COM STOCK USD1.5	162,206
23,175	VISA INC USD0.0001 'A'	5,160,609
66,400	VISHAY INTL USD0.10	880,464
64,100	VIVUS INC NPV	582,028
36,123	VMWARE INC USD0.01 A	3,240,594
7,139	WADDELL & REED FINANCIAL INC USD0.01 A	464,892
27,500	WADDELL & REED FINANCIAL INC USD0.01 A	1,790,800
33,200	WADDELL & REED FINANCIAL INC USD0.01 A	2,161,984
24,490	WALKER & DUNLOP INC USD0.01	396,003
51,163	WALT DISNEY(HLDG)CO DISNEY USD0.01	3,952,853
13,265	WALTER INVESTMENT MANAGEMENT CORP USD0.01	469,050
56,100	WEB.COM GROUP INC	1,783,419
16,100	WELLPOINT INC COM STK USD0.01	1,487,479
40,500	WERNER ENTERPRISES INC USD0.01	1,001,565
1,995	WESCO INTERNATIONAL INC USD0.01	181,685
15,800	WESCO INTERNATIONAL INC USD0.01	1,438,906
22,800	WESTERN DIGITAL CORP USD0.01	1,919,760
10,705	WESTERN REFINING INC USD0.01	453,999
7,500	WEX INC USD0.01	742,725
11,700	WHITING PETROLEUM CORP USD0.001	723,879
65,533	WHOLE FOODS MARKET INC NPV	3,789,773
31,660	WINDSTREAM HOLDINGS INC USD0.0001	260,562
20,802	WORKDAY INC USD0.001	1,729,894
20,190	WORLD FUEL SERVICES CORP USD0.01	872,158

1,300	WSFS FINANCIAL CORP USD0.01	100,789
13,800	WYNDHAM WORLDWIDE USD0.01	1,016,922
36,900	XILINX INC USD0.01	1,694,448
18,000	ZIMMER HOLDINGS INC USD0.01	1,681,020
	Total Corporate Stock	$643,479,327

	Corporate Debt Securities
200,000	WFRBS COML MTG TR 2011-C5 3.667% MTG BDS	203,226
75,000	WELLPOINT INC 7.00% BDS 15/FEB/2019 USD1000	90,971
100,000	WASTE MANAGEMENT INC 7% SNR NOTES 15/JUL/2028	124,224
75,000	VERIZON COMMUNICATIONS INC 6.9% BDS 15/APR/2038	90,347
200,000	VENTAS REALTY LTD 2% SR NT 15/FEB/2018 USD	198,112
125,000	US BANCORP 4.2% NTS 15/MAY/2014 USD1000	127,432
50,000	UNITED DOM RLTY 5.13%15/JAN/2014	50,611
125,000	TUSCON ELECTRIC POWER 5.15% BDS 15/NOV/2021	134,689
50,000	TIME WARNER ENT 8.375% SUB NTS 15/JUL/2033 USD1000	56,405
25,000	TIME WARNER CABLE 7.5% SNR NTS 01/APR/2014 USD	25,884
100,000	TENNESSEE GAS PIPELINE	129,372
75,000	TELECOM ITALIA CAPITAL SA CALLABLE NOTES FIXED 6%	66,106
75,000	TELECOM ITALIA CAPITAL 7.175% BDS 18/JUN/2019	84,382
120,000	SUTTER HEALTH. CA 2.286% BDS 15/AUG/2053 USD	111,518
100,000	SPECTRA ENERGY CAPITAL LLC 7.5% BDS 15/SEP/2038	117,197
75,000	SOUTHERN POWER COMPANIES 4.875% NTS 15/JUL/2015	81,258
100,000	SOUTHERN NATURAL GAS CO 7.35% NTS 15/FEB/2031	121,939
75,000	SOUTHERN COPPER CORP 7.5% SNR NTS 27/JUL/2035	80,561
35,000	SLM STUDENT LOAN TRUST 2008-9 2008-9 B FLOATING	35,583
35,000	SLM STUDENT LOAN TRUST 2008-8 2008-8 B FLOATING	35,361
35,000	SLM STUDENT LOAN TRUST 2008-7 2008-7 B FLOATING	33,646
35,000	SLM STUDENT LOAN TRUST 2008-6 2008-6 B FLOATING	33,521
35,000	SLM STUDENT LOAN TRUST 2008-5 2008-5 B FLOATING	34,400
35,000	SLM STUDENT LOAN TRUST 2008-4 2008-4 B FLOATING	33,378
35,000	SLM STUDENT LOAN TRUST 2008-3 2008-3 B FLOATING	31,413
35,000	SLM STUDENT LOAN TRUST 2008-2 2008-2 B FLOATING	30,631
35,000	SLM STUDENT LOAN TRUST 2007-6 2007-6 B FLOATING	30,760
130,000	SLM STUDENT LOAN TRUST 2006-8 FR A/BKD 25/JAN/2041	113,451
130,000	SLM STUDENT LOAN TRUST 2006-2 A-6 VARIABLE	113,422
260,000	SLM STUDENT LOAN TRUST 2004-1 FLTG RATE NTS	251,403
22,512	SLM STUDENT LOAN TRUST	20,158
125,000	SIMON PROPERTY GROUP INC 5.875% BDS 01/MAR/2017	142,641
150,000	ROYAL BANK OF SCOT 2.55% BDS 18/SEP/2015 USD1000	154,508
22,000	ROHM&HAAS HLDGS 6% 15/SEP/2017	25,346
125,000	PUBLIC SVC CO NEW MEXICO SR UNSEC NT 21	135,182
75,000	PETROBRAS INTERNATIONAL FINANCE CO NOTES FIXED	86,695
25,000	PETROBRAS INTERNATIONAL FINANCE CO - PIFCO	24,412
50,000	PETROBRAS GLOBAL FINANCE BV FRN 20/MAY/2016	49,983
100,000	PANHANDLE EASTERN PIPE LINE CO 7% SNR NTS	116,016
50,000	ONTARIO(PROVINCE OF) 5.45% BDS 27/APR/2016 USD5000	55,809
125,000	NORTH SHORE-LONG ISLAND JEWISH HEALTH CARE INC	109,448
229,854	NCUA GUARANTEED NOTES TRUST 2011-C1 II-A VARIABLE	230,296
105,780	NCUA GUARANTEED NOTES TRUST 2010-R3 II-A VARIABLE	106,936

169,254	NCUA GTD NTS TST 2 FR CMO 06/NOV/2017 USD1000	169,532
257,978	NCUA GTD NTS TRUST 2011-R2 VAR MTG BDS 06/FEB/2020	259,632
277,507	NCUA GTD NTS TRUST 2011-R1 VAR MTG BDS 08/JAN/2020	278,436
133,058	NCUA GTD NTS TRUST 2010-R2 VAR MTG BDS 05/NOV/2020	133,811
198,962	NCUA GTD NTS TRUST 2010-R1 FR MTG BDS 07/OCT/2020	200,122
120,532	NCUA GTD NTS MASTER TRUST VAR MTG BDS 08/DEC/2020	121,319
50,000	NBCUNIVERSAL MEDIA LLC NOTES FIXED 5.15%	56,324
50,000	MORGAN STANLEY 7.3% BDS 13/MAY/2019 USD100000	61,207
125,000	MORGAN STANLEY 6.6250% 01/APR/2018	148,332
125,000	MORGAN STANLEY 5.45% NTS 09/JAN/2017 USD1000	141,880
100,000	LIBERTY PROP LP 53117CAJ1 5.125 02/MAR/2015	104,970
75,000	KROGER CO 7.5% BDS 15/JAN/2014 USD1000	77,765
150,000	KOREA DEVELOPMENT BANK 8% BDS 23/JAN/2014 USD1000	157,294
100,000	JPMORGAN CHASE & CO FR CAP SECS 'U' 15/JAN/2087	74,192
75,000	JPMORGAN CHASE & CO 4.5% GTD SUB NTS 24/JAN/2022	80,802
50,000	JP MORGAN CHASE BK NEW YORK NY 6% BDS 01/OCT/2017	57,956
50,000	IUNITED DOMINION RLTY TR	53,292
120,000	HSBC HLDGS 4.875% BDS 14/JAN/2022 USD1000	132,208
50,000	HEALTHCARE REALTY TRUST INC 6.5% SNR NTS	57,553
125,000	HEALTH CARE REIT INC 6.125% BDS 15/APR/2020	142,302
185,000	HCP INC BDS 15/SEP/2016 USD1000	211,762
170,000	GSRPM MTG LN TR 3.707% BDS 10/AUG/2044 USD	173,716
50,000	GOLDMAN SACHS GROUP INC/THE MEDIUM TERM NOTE FIXED	57,462
175,000	GOLDMAN SACHS GROUP INC 6.15% BDS 01/APR/2018	203,359
125,000	GOLDMAN SACHS GROUP INC 5.375% 15/MAR/2020	140,994
100,000	GENERAL ELECTRIC CAPITAL CORP FLTG RATE MTN	90,420
75,000	GENERAL ELECTRIC CAPITAL CORP 6.875% BDS	98,869
100,000	GENERAL ELECTRIC CAPITAL CORP 5.875% BDS	116,637
100,000	GENERAL ELECTRIC CAPITAL CORP 3.15% BDS	97,769
75,000	GENERAL ELEC CAP CORP 5.50% 08/JAN/2020	87,870
100,000	FIRST CHICAGO NBD CORP FLTG RATE NOTES 01/FEB/2027	81,634
100,000	ERP OPERATING FLTG RTE NTS 13/APR/2015 USD1000	108,785
100,000	ENTERGY TEX INC 3.6% BDS 01/JUN/2015 USD1000	103,599
150,000	EL PASO ELECTRIC CO 3.3% BDS 15/DEC/2022 USD1000	139,640
36,555	EDWARDS GROUP LTD ADR EUR	372,130
125,000	CREDIT SUISSE AG 5.5% BDS 01/MAY/2014 USD1000	128,183
125,000	COOPERATIEVE CENTRALE RAIFFEIS SR NT 3.375%	133,510
100,351	CONTINENTAL AIRLINES 2009-1 PASS THROUGH TRUST	118,741
51,598	CONTINENTAL AIRLINES 2007-1 CLASS A PASS THROUGH	56,988
14,673	CONTINENTAL AIRLINES 2000-2 CLASS A-1 PASS THROUGH	16,934
198,963	CONTINENTAL AIRLINES 01-1 A-1 6.703% 15/DEC/2022	215,473
250,000	COMMONWEALTH BANK OF AUSTRALIA 1.95% BDS	255,600
75,000	COMCAST CORP 5.875% BD15/FEB/2018 USD1000	87,689
85,000	CITIGROUP INC SR NT FLT 18 15/MAY/2018	88,740
45,000	CITIGROUP INC 8.125% BDS 15/JUL/2039 USD1000	64,807
125,000	CITIGROUP INC 6.125% NTS 15/MAY/2018 USD1000	145,639
100,000	CITIGROUP INC 6% SNR 15/AUG/2017 USD1000	116,243
50,000	CITIGROUP INC 5.30% 07/JAN/2016	55,327
100,000	CHASE CAPITAL VI FLTG RATE NTS 01/AUG/2028 USD1000	81,647
100,000	CENTERPOINT ENERGY RESOURCES SR NT 6.25%	113,809
175,000	CATHOLIC HEALTH INITIATIVE 2.95% BDS 01/NOV/2022	159,909
125,000	BOSTON PROPERTIES INC 5.875% BDS 15/OCT/2019	145,093
25,000	BERKSHIRE HATHAWAY FINANCE CORP 5.4% SNR NOTE	28,928
75,000	BERKSHIRE HATHAWAY ENERGY CO CALLABLE BOND FIXED	86,353
125,000	BEAR STEARNS CO 7.25% BDS 01/FEB/2018 USD1000	153,447
87,900	BAYVIEW COMMERCIAL ASSET TRUST 2005-4 A-2 14	75,029
147,676	BAYVIEW COMMERCIAL ASSET TRUST 2005-3A A1 VAR	126,540
75,000	BARRICK GOLD CORP CALLABLE NOTES FIXED 4.1%	68,304
170,000	BARNABAS HEALTH INC CALLABLE BOND FIXED 4%	152,575
75,000	BARCLAYS BANK PLC 5.00% BDS 22/SEP/2016 USD1000	83,602
200,000	BANK OF NEW YORK MELLON CORP 1.7% BDS 24/NOV/2014	202,512
150,000	BANK OF AMERICA CORP FLTG RATE NTS 15/JUN/2016	148,691
350,000	BANK OF AMERICA CORP 5.65% BDS 01/MAY/2018 USD5000	401,691
85,000	ARCELORMITTAL SA 4.5% BDS 25/FEB/2017 USD1000	92,650
50,000	ANADARKO PETROLEUM CORP NOTES FIXED 5.95%	56,579
100,000	AMERICAN EXPRESS CO 7.25% LN STK 20/MAY/2014	103,455
	Total Corporate Debt Securities	$12,286,896

	Government Bonds
40,000	CALIFORNIA STATE 5.7% MUN BDS 01/NOV/2021 USD5000	$45,240
50,000	ILLINOIS (STATE OF) 4.35% BDS 01/JUN/2018 USD1000	52,058
55,000	CHICAGO ILL RFDG-PROJ-SER E 28/JAN/2009	56,096
65,000	TEXAS ST BUILD AMER BD-A 5.517% 01/APR/2039	73,604
75,000	ILLINOIS (STATE OF) 4.421% BDS 01/JAN/2015 USD1000	78,910
100,000	ILLINOIS (STATE OF) 4.95% MUNI BDS 01/JUN/2023	99,796
90,000	HOUSTON TEXAS 6.29% BDS 01/MAR/2032 USD1000	103,663
160,000	CALIFORNIA ST FOR PREVIOUS ISSUES SEE 13063A FOR	191,001
90,000	UNITED STATES TREAS BDS TIPS 2.125% 15/FEB/2041	108,630
635,000	UNITED STATES OF AMERICA BOND FIXED 3.75%	616,859
385,000	UNITED STATES OF AMERICA NOTES FIXED .125%	396,861
370,000	UNITED STATES TREAS NTS TIPS 1.25% 15/APR/2014	412,050
625,000	UNITED STATES TREAS NTS 0.25%15/MAY/2015	625,594
570,000	UNITED STATES TREAS NTS 3.5% 15/FEB/2018	626,342
725,000	UNITED STATES TREAS NTS TIPS 0.125% 15/APR/2016	787,921
750,000	UNITED STATES OF AMER TREAS NOTES 2% 15/JUL/2014	958,456
970,000	UNITED STATES TREAS NTS TIPS 15/APR/2015	1,069,504
2,050,000	UNITED STATES OF AMERICA NOTES FIXED 1.25%	2,008,370
2,440,000	UNITED STATES TREAS NTS VAR 15/APR/2017	2,579,579
2,640,000	UNITED STATES TREAS NTS 0.75%31/DEC/2017	2,581,478
4,940,000	UNITED STATES OF AMERICA NOTES FIXED 2.75%	4,850,346
385,000	US TREASURY N/B 2.875 31 JAN 2013	385,053
	Total Government Bonds	$18,707,411

	Mortgage Backed Securities
909,933	FANNIE MAE 2004-97 ZH 4.500% 25/JAN/2035	967,606
145,491	FED HOME LOAN MTG 5.5% MBPT 01/JAN/2038 USD1000	159,233
259,655	FEDERAL HOME LOAN MORTGAGE CORP 4.0% BDS	268,393
47,164	FEDERAL HOME LOAN MORTGAGE CORP VAR MTG BDS	$47,083
55,591	FEDERAL HOME LOAN MORTGAGE CORP VAR MTG BDS	55,473
490,000	FEDERAL NATIONAL MORTGAGE ASSOC 0.5% BDS	490,626
485,000	FEDERAL NATIONAL MORTGAGE ASSOC 0.5% NTS	485,844
431,174	FEDERAL NATIONAL MORTGAGE ASSOC 3% MTG BDS	425,900
219,813	FEDERAL NATIONAL MORTGAGE ASSOC 5% MBPT	240,213
330,000	FEDERAL NATIONAL MORTGAGE ASSOC 8.95% DEB	437,133
225,000	FEDERAL NATL MTG ASSN CALL 0.5%22/OCT/2015	225,565
51,351	FHLMC MORTPASS ARM 01/APR/2037 1N PN# 1N1454	54,721
7,269	FHLMC MORTPASS ARM 01/SEP/2037 1G PN# 1G2201	7,532
60,000	FHLMC REMIC SERIES 3.974% MTG BDS 25/JAN/2021	63,627
478,891	FHLMC REMIC SERIES 3197 DZ 15/AUG/2036 5.00000	517,110
378,355	FHLMCGLD MORTPASS 2.5% 01/NOV/2027 E0 PN# E04113	376,152
165,531	FHLMCGLD MORTPASS 3.5% 01/DEC/2041 Q0 PN# Q05261	165,129
135,794	FHLMCGLD MORTPASS 4.5% 01/JUN/2041 Q0 PN# Q01638	144,860
129,232	FHLMCGLD MORTPASS 5.5% 01/NOV/2037 G0 PN# G03695	141,438
184,707	FHLMCGLD MORTPASS 6.5% 01/MAY/2034 P5 PN# P50216	202,220
418,417	FNMA MORTPASS 3% 01/NOV/2032 CT PN# MA1237	413,297
438,351	FNMA MORTPASS 3.00% 01/AUG/2033 PN1561	432,987
426,256	FNMA MORTPASS 3.5% 01/DEC/2041 CL PN# AB4044	425,385
151,382	FNMA MORTPASS 3.703% 01/SEP/2020 XY PN# FN0000	159,052
154,076	FNMA MORTPASS 3.762% 01/DEC/2020 XY PN# FN0001	162,148
158,273	FNMA MORTPASS 3.787% 01/OCT/2020 XY PN# AE0918	166,995
328,535	FNMA MORTPASS 4% 01/AUG/2029 CT PN# MA0142	344,173
511,505	FNMA MORTPASS 4% 01/MAY/2043 CL PN# AT2733	530,712
81,894	FNMA MORTPASS 4.302% 01/JAN/2021 XY PN# FN0003	89,238
103,318	FNMA MORTPASS 4.5% 01/JUL/2029 CT PN# MA0115	110,482
382,271	FNMA MORTPASS 4.5% 01/MAY/2048 CZ PN# 257280	394,909
267,385	FNMA MORTPASS 4.5% 01/SEP/2041 CL PN# MA0843	284,467
227,934	FNMA MORTPASS 5% 01/AUG/2047 CZ PN# 995963	241,179
157,522	FNMA MORTPASS 5% 01/SEP/2033 CL PN# 738567	171,935
66,050	FNMA MORTPASS 5.5% 01/JUN/2036 CL PN# 889745	73,019
87,720	FNMA MORTPASS 6.5% 01/AUG/2037 CL PN# 936879	97,931
1,041,292	FREDDIE MAC 3048 QJ 5.000% 15/OCT/2025	1,148,972
200,626	GOVT NATIONAL MORTGAGE ASSOCN VAR MTG BDS	204,918
1,215,000	TBA FED NATL MORT ASSC 3% 30 YEARS	1,239,911
480,000	TBA FEDERAL NATIONAL MORTGAGE ASSOC 3.50% MTG BDS	501,956
450,000	TBA FNMA 3.5% 30 YRS JAN	447,012
1,040,000	TBA FNMA SF 4.00 30 YRS JAN	1,070,550
235,000	TBA FNMA SINGLE FAMILY 15YR 2.5 1/14	232,577
370,000	TBA GNMA II JUMBOS 3.00% 30 YEARS JAN	357,484
135,000	TBA GNMA2 SINGLE FAMILY 30YR 3.5 1/14	136,187
	Total Mortgage Backed Securities	$14,913,334

	Registered Investment Companies
1,544	ABERDEEN TOTAL RETURNBOND FUND CL A	$20,278
15,250	ADVISORS EDGEWOOD GROWTH FD RETAIL CL	280,756
1,076	ADVISOR'S INNER CIRCLE CAMBIAR OPPORTUNITY FD INVT CL	25,146
1,827	ADVISORS INNER CIRCLE FD ACADIAN EMERGING MKTS INSTL CL	33,499
171	ADVISORS INNER CIRCLE FD CAMBIAR AGGR VALUE FD INV CL	2,859
1,868	ADVISORS INNER CIRCLE FD RICE HALL JAMES SMALL MID CAP	31,703
29	ADVISORS SER TR CHASE MID-CAP GROWTH FD CL A	1,359
128	ADVISORS SER TR HUBER CAP SMALL CAP VALUE FD	2,299
4,418	ALGER CAPITAL APPRECIATION INSTL PORTFOLIO	117,431
80	ALGER GROWTH OPPORTUNITIES FUND CL A	916
6,474	ALLIANCEBERNSTEIN CAP FD INC SMALL CAP GROWTH FUND CL I	346,575
841	ALLIANCEBERNSTEIN DISCOVERY GROWTH FUND INC CL I	8,189
42,137	ALLIANCEBERNSTEIN HIGH INC FD INC ADVISOR CL	395,664
1,696	ALLIANCEBERNSTEIN INTL VALUE FUND ADVISOR CL	23,212
574	ALLIANZGI EMERGING MARKETS OPPORTUNITIES FD CL D	14,867
6,146	ALLIANZGI INCOME & GROWTH FD CL D	79,223
80	ALLIANZGI NFJ ALL CAP VALUE FD CL D	1,159
74	ALLIANZGI NFJ DIVIDEND VALUE FD CL D	1,180
465	ALLIANZGI NJF INTERNATIONAL VALUE FD CL A	10,740
156	ALLIANZGI NJF INTERNATIONAL VALUE FD CL D	3,612
631	ALLIANZGI NJF SMALL CAP VALUE FD CL D	21,594
264	ALLIANZGI TECHNOLOGY FD CL D	15,465
333	ALLIANZGI TECHNOLOGY FD INST CL	20,900
450	ALPHAMARK INVT TR SMALL CAP GROWTH FD	7,108
1,993	ALPINE EQUITY TR INTL REAL ESTATE EQI FD INST	46,120
2,552	ALPINE EQUITY TR RLTY INCOME & GROWTH FD INST	44,272
2,509	ALPINE SER TR DYNAMIC DIVIDEND FD INST CL	9,660
1,960	AMANA MUT FDS TR DEVELOPING WORLD FD	20,655
13,951	AMANA MUT FDS TR GROWTH FD	446,418
9,129	AMANA MUT FDS TR INCOME FD	399,596
1,853	AMERICAN BALANCED FD INC CL R-5	45,263
487	AMERICAN BEACON BALANCED FD INVESTOR CL	7,111
381	AMERICAN BEACON EMERGING MKTS FD INVESTOR CL	4,420
157	AMERICAN BEACON INTL EQUITY FUND INVESTOR CL	3,173
8,002	AMERICAN BEACON LARGE CAP VALUE FUND INVESTOR CLASS	218,126
5,065	AMERICAN BEACON S&P 500 INDEX FD INVESTOR CL	126,064
3,759	AMERICAN CENTURY CAPITAL VALUE FD INVESTOR CLASS	33,302
916	AMERICAN CENTURY DIVERSIFIED BOND FUND INVESTOR CLASS	9,652
10,933	AMERICAN CENTURY EMERGING MARKETS INVESTOR CLASS	95,995
1,053	AMERICAN CENTURY EQUITY GROWTH INVESTOR CLASS	32,402
33,747	AMERICAN CENTURY EQUITY INCOME INVESTOR CLASS	289,216
7,841	AMERICAN CENTURY GLOBAL GOLD FUND INVESTOR CLASS	68,609
3,257	AMERICAN CENTURY HERITAGE FD INVESTOR CLASS	82,998
900	AMERICAN CENTURY HIGH YIELD BOND FUND INVESTOR CLASS	5,562
15,606	AMERICAN CENTURY INFLATION ADJUSTED BOND INVESTOR CLASS	179,935
1,833	AMERICAN CENTURY INTERNATIONAL BOND INVESTOR CL	25,326
3,946	AMERICAN CENTURY LEGACY LARGE CAP FUND INVESTOR CL	61,403
248	AMERICAN CENTURY ONE CHOICE VERY AGGRESSIVE INV CLASS	4,135
3,218	AMERICAN CENTURY PREMIUM MONEY MARKET FUND INVESTOR CL	3,218
167	AMERICAN CENTURY REAL ESTATE FUND INVESTOR CLASS	3,913
2,324	AMERICAN CENTURY UTILITIES FUND INVESTOR CLASS	37,577
1,885	AMERICAN CENTY CAP PORTFOLIO MID CAP VALUE FD INV CL	29,649
1,185	AMERICAN CENTY EQI FD DISCIPLINED GWTH FD INV CL	20,872
3,539	AMERICAN CENTY INVT TR SHRT DURA INVS CL	36,913
3,970	AMERICAN CENTY SHRT DURATION INFLATION PROTCTN BD FD INV CL	40,816
7,642	AMERICAN FDS MONEY MKT FD CL A	7,642
3,993	AMERICAN HIGH INCOME TR CL R-3	45,359
229	AMERICAN HIGH INCOME TR CL R-5	2,606
153	AMERICAN MUTUAL FUND INC CL F1	5,322
4,592	AQR FDS DIVERSIFIED ARBITRAGE FD CL I	50,058
3,456	AQR FDS DIVERSIFIED ARBITRAGE FD CL N	37,531
723	ARIEL APPRECIATION FUND-CL A	40,307
1,089	ARTISAN FDS INC ARTISAN VALUE FUND	14,619
65	ARTISAN FDS INC GLOBAL EQUITY FD INV SHS	1,049
2,196	ARTISAN FDS INC GLOBAL OPPORTUNITIES FD INV CL	40,217
69	ARTISAN FDS INC GLOBAL VALUE FD INV SHS	1,052
4,157	ARTISAN FUNDS INC INTERNATIONAL FUND	126,709
275	ARTISAN FUNDS INC SMALL CAP FUND	8,140
89	ARTISAN GLOBAL SMALL CAP INV CL	1,060
910	ARTISAN INTERNATIONAL VALUE FUND INV SHS	33,471

1,665	ASTON FUNDS TAMRO DIVERSIFIED EQUITY FD CL N	28,674
518	ASTON/FAIRPOINTE MID CAP FUND CLASS N	22,767
17,329	ASTON/LMCG SMALL CAP GROWTH FUND CLASS N	239,662
1,243	AVE MARIA BOND FUND CL R	14,144
522	AVE MARIA GROWTH FUND	15,746
943	BAIRD AGGREGATE BOND FUND INV CL	10,104
868	BAIRD FDS INC INTER MUN BD FD INV CL SHS	10,243
1,436	BAIRD FDS INC MIDCAP FD INV CL SHS	20,745
370	BARON ASSET FUND-SBI	22,975
1,364	BARON GROWTH FUND	98,707
62	BARON SELECT FDS BARON PARTNERS FD	2,057
653	BARON SELECT FDS REAL ESTATE FD RETAIL SHS	14,531
8,646	BARON SMALL CAP FUND	300,801
1,274	BBH CORE SELECT FD CL N	27,271
514	BERWYN FDS INC INCOME FUND	7,200
839	BLACKROCK ENERGY & RESOURCES PORTFOLIO FUND CL A	27,598
484	BLACKROCK EQUITY DIVIDEND FUND CL A	11,746
4,168	BLACKROCK EQUITY DIVIDEND FUND SVC CL	101,122
4	BLACKROCK FDS III S&P 500 STOCK FD INVS A SHS	824
2,411	BLACKROCK FDS INFLATION PROTECTED BD SVC	25,871
2,495	BLACKROCK FUNDS HIGH YIELD BD PORT SERVICE CL	20,508
766	BLACKROCK FUNDS-SMALL CAP GROWTH EQUITY PORTFOLIO INV A	15,106
383	BLACKROCK GLOBAL ALLOCATION FD INC CL C	7,581
3,524	BLACKROCK INTERNATIONAL INDEX FUND CL A	45,876
2,492	BLACKROCK LARGE CAP SER FDS INC LARGE CAP CORE FD INSTL CL	41,411
24	BLACKROCK LATIN AMER FD INC CL A	1,223
96	BLACKROCK NAT RES TR CL A	6,493
12,141	BLACKROCK STRATEGIC INCOME OPPORTUNITIES PORTFOLIO CL A	123,348
1,709	BLACKROCK US MORTGAGE PRTFL A SER OF MANAGED ACCOUNT SER	16,992
4,062	BMO FDS INC BMO LARGE CAP GROWTH FD CL Y	66,126
10,125	BOND FD AMER INC CL R-3	125,547
950	BOND FD AMER INC CL R-5	11,775
4,226	BRIDGEWAY FDS INC SMALL-CAP GROWTH FD CL N	76,026
3,749	BRIDGEWAY FUND INC AGGRESSIVE INVESTOR CL 1	194,026
1,035	BROADVIEW FDS TR OPPORTUNITY FUND	41,343
958	BROWN CAP MGMT MUT FDS BROWN CAP MGMT SMALL CO FD INV	70,961
2,636	BUFFALO FDS MID CAP FD	49,509
7,255	BUFFALO FLEXIBLE INCOME FUND INC	103,750
1,072	BUFFALO FUNDS SCIENCE & TECHNOLOGY FUND	21,378
5,392	BUFFALO HIGH YIELD FUND INC	63,575
421	BUFFALO SMALL CAP FD INC	15,708
184	CAPITAL INCOME BLDR FD CL R-3	10,795
934	CAPITAL INCOME BLDR FD CL R-5	54,702

2,898	CAPITAL INCOME BUILDER FD CL A	169,658
632	CAPITAL INCOME BUILDER FD CL F-1	37,007
790	CAPITAL WORLD BD FD CL R-5	15,896
1,216	CAPITAL WORLD GROWTH & INCOME FD INC CL R-5	55,120
94	CAPITAL WORLD GROWTH & INCOME FUND CLASS A	4,267
40	CGM FOCUS FUND	1,603
308	CLIPPER FUND INC	28,357
2,527	COHEN & STEERS REALTY SHARES INC	158,765
3,515	COLUMBIA ACORN TR INTL CL A	163,907
337	COLUMBIA ACORN TR INTL CL Z	15,740
1,400	COLUMBIA EMERGING MARKETS CL Z	14,283
5,773	COLUMBIA FDS SER TR I DIVIDEND INCOME CL Z	105,825
1,168	COLUMBIA FDS SER TR I MID CAP GROWTH FD CL Z	36,989
878	COLUMBIA FDS SER TR I SMALL CAP GROWTH FD I CL Z	28,917
1,712	COLUMBIA FDS SER TR II MASS INCOME BUILDER FD CL A	19,960
345	COLUMBIA FDS SER TR INTL VALUE FD CL Z	5,335
3,750	COLUMBIA FDS SER TR MID CAP INDEX FD CL A	56,628
335	COLUMBIA FDS SER TR MID CAP VALUE FD CL A	6,001
2,482	COLUMBIA FDS SER TR SHORT TERM BD FD CL Z	24,721
246	COLUMBIA FDS SER TR SMALL CAP VALUE II FD CL A	4,521
654	COLUMBIA GLOBAL ENERGY AND NATURAL RESOURCES FUND CLASS Z	14,883
3,356	COLUMBIA SELECT LARGE CAP GROWTH CLASS Z	64,569
3,353	COLUMBIA VALUE AND RESTRUCTURING CLASS Z	164,643
4,813	CROFT FDS CORP CROFT-LEOMINSTER VALUE FD	128,942
747	CULLEN HIGH DIVIDEND EQUITY FUND	12,496
2,644	DAVIS NEW YORK VENTURE FUND INC-CL A	109,469
6,095	DAVIS NEW YORK VENTURE FUND INC-CL Y	255,428
1,018	DELAWARE GROUP ADVISER FUNDS INC-U S GROWTH PORTF INSTL CL	25,398
1,025	DELAWARE GROUP EMERGING MARKETS FUND-CL C	15,728
1,371	DELAWARE GROUP GOVT FD INFLATION PROTECTED FD CL A	12,242
4,989	DELAWARE POOLED TRUST DIVERSIFIED INCOME FD INSTL CL	44,401
3,755	DIAMOND HILL FDS SMALL CAP FD CL I SHS	124,290
12,172	DIAMOND HILL LONG-SHORT FUND CLASS A	270,948
2,195	DIAMOND HILL LONG-SHORT FUND CLASS I	49,436
474	DIREXION FDS MNTHLY LATIN AMER BULL 2X INV	13,902
125	DIREXION FDS MNTHY NASDQ 100 BULL 2X INV CL	24,884
277	DIREXION FDS MONTHLY S&P 500 BEAR 2X FD INV	2,812
917	DIREXION FDS MONTHLY S&P 500 BULL 2X FD INV	68,532
56	DODGE & COX BALANCED FUND	5,540
492	DODGE & COX FDS GLOBAL STK FD	5,652
1,654,513	DODGE & COX FUNDS INTERNATIONAL STK	71,210,237
10,071	DODGE & COX FUNDS INTERNATIONAL STOCK FUND	433,445
18,746	DODGE & COX INCOME FUND	253,633
308	DODGE & COX STOCK FUND	51,948
2,674	DOUBLELINE FDS TR CORE FIXED INCOME FD CL I	28,607
450	DOUBLELINE FDS TR EMERGING MKTS INCOME FD CL N	4,595
13,354	DOUBLELINE FDS TR TOTAL RETURN BD FD CL I	143,953
5,814	DOUBLELINE FDS TR TOTAL RETURN BD FD CL N	62,678
840	DREYFUS APPRECIATION FUND INC	44,016
83	DREYFUS EMERGING ASIA FD CL I	707
354	DREYFUS GLOBAL REAL ESTATE SECURITIES FD CLASS I	2,868
2,029	DREYFUS GREATER CHINA FD CL C	77,242
185	DREYFUS GREATER CHINA FD CL I	8,289
127	DREYFUS INTERNATIONAL BOND FUND CLASS C	2,028
2,615	DREYFUS INTL BOND FUND CL I	42,827
1,171	DREYFUS INVT FDS BOSTON CO SML/MID CAP GRW CL A	20,981
3,141	DREYFUS MIDCAP INDEX FUND	115,436
213	DREYFUS S&P 500 INDEX FUND	10,414
518	DREYFUS/LAUREL FUNDS INC BOND MARKET INDEX FUND INV SHS	5,344
26,736	DRIEHAUS MUT FDS EMERGING MKTS GROWTH FD	869,725
3,765	DWS ADVISOR FUNDS SHORT DURATION FD CL S	34,596
805	DWS EQUITY TRUST ALT ASSET ALLOCATION FD CL A	7,512
3,337	DWS GLOBAL/INTL FD INC RREEF GLOBAL INFRASTRUCTURE FD CL C	44,717
8,990	DWS PORTFOLIO TR FLTG RATE FD CL S	85,044
476	DWS SECS TR RREEF REAL ESTATE SECS FD CL A	9,297

11,416	DWS UNCONSTRAINED INCOME FD CL A	55,482
100	DWS VALUE SER INC SMALL CAP VALUE FD INSTL CL	2,906
111	EATON VANCE DIVIDEND BUILDER FD CL A	1,490
1,279	EATON VANCE LARGE CAP VALUE FUND CL A	30,571
1,687	EATON VANCE MUTUAL FUNDS TR FLTG RATE HIGH INCOME FUND ADVISOR CLASS	15,250
120	EURO PAC GROWTH FD CL R-5	5,900
474	EURO PAC GROWTH FUND CL F1	23,152
616	EURO PACIFIC GROWTH FUND CLASS A	30,250
13,981	FAIRHOLME FUNDS INC COM	548,039
8,268	FEDERATED EQUITY FDS PRUDENT BEAR FD CL A SHS	21,826
215	FEDERATED EQUITY INCOME FD INC SHS CL R	5,133
9,503	FEDERATED HIGH YIELD TRUST SBI	64,333
463	FEDERATED PRUDENT DOLLARBEAR FUND CL A	5,136
22,498	FEDERATED STRATEGIC VALUE DIVIDEND FUND CL A	130,935
1,595	FEDERATED STRATEGIC VALUE DIVIDEND FUND INSTL	9,317
5,791	FIDELITY ADVISOR BIOTECHNOLOGY FUND INSTL CL	113,912
309	FIDELITY ADVISOR EMERGING ASIA FD CL I	9,484
116	FIDELITY ADVISOR ENERGY CL I	5,054
247	FIDELITY ADVISOR FREEDOM 2050 FD INSTL	2,758
1,530	FIDELITY ADVISOR GOLD FUND CL I	27,482
231	FIDELITY ADVISOR HIGH INCOME FUND CL I	2,326
2,161	FIDELITY ADVISOR NEW INSIGHTS FD CL I	57,818
1,072	FIDELITY ADVISOR SER VII BIOTECHNOLOGY FUND CL C	18,142
1,408	FIDELITY ADVISOR SMALL CAP VALUE FD CL	28,232
664	FIDELITY BALANCED FUND	15,112
1,126	FIDELITY BLUE CHIP GROWTH FUND	71,337
5,134	FIDELITY CANADA FUND	299,388
857	FIDELITY CAP APPRECIATION FUND	31,012
28,556	FIDELITY CAPITAL & INCOME FUND	281,566
910	FIDELITY CHINA REGION FUND	30,738
832	FIDELITY COMWLTH TR II SMALL CAP ENHANCED INDEX FD	10,567
10,756	FIDELITY CONCORD STR SPARTAN U S EQI INDX FD ADVANTAGE CL	704,410
356	FIDELITY CONSUMER FINANCE PORTFOLIO	5,830
7,494	FIDELITY CONTRAFUND	720,501
1,083	FIDELITY DIVERSIFIED INTL FUND	39,974
532	FIDELITY EMERGING ASIA FUND	16,295
1,709	FIDELITY EMERGING MARKETS FD	41,178
957	FIDELITY EQUITY INCOME FUND	56,194
289	FIDELITY EUROPE CAP APPRECTN FD	6,809
119	FIDELITY EUROPE FUND	4,640
677	FIDELITY EXPORT AND MULTINTL FUND	16,471
8,134	FIDELITY FLOATING RATE HIGH INCOME FD	81,013
3,297	FIDELITY FOCUSED STOCK FUND	65,073
2,972	FIDELITY FREEDOM 2025 FUND	39,591
1,479	FIDELITY GNMA FUND	16,583
59	FIDELITY GROWTH & INCOME PORTFOLIO	1,647
669	FIDELITY INSTL INVS TR FREEDOM 2020	10,443
296	FIDELITY INTL DISCOVERY FUND	11,969
2,618	FIDELITY INTL GROWTH FD	29,424
9,414	FIDELITY INTL REAL ESTATE FD	95,745
226	FIDELITY INTL SMALL CAP OPPS FD	3,156
1,910	FIDELITY INVT TR GLOBAL COMMODITY STK FD	26,991
781	FIDELITY JAPAN FUND	9,407
204	FIDELITY JAPAN SMALL COMPANIES FUND	2,740
583	FIDELITY LARGE CAP STOCK FUND	15,886
1,764	FIDELITY LATIN AMERICA FUND	55,128
7,023	FIDELITY LEVERAGED COMPANY STOCK FUND	303,669
38,105	FIDELITY LOW PRICED STOCK FUND	1,884,654
3,588	FIDELITY MEGA CAP STOCK FUND	55,332
682	FIDELITY MID CAP STOCK FUND	26,951
3,725	FIDELITY MID CAP VALUE FUND	84,183
102	FIDELITY NASDAQ COMPOSITE INDEX FD	5,649
17,612	FIDELITY NEW MARKETS INCOME INCOME FUND	274,578
1,435	FIDELITY NEW MILLENNIUM FUND	56,634
147	FIDELITY NORDIC FUND	6,595

716	FIDELITY OTC PORTFOLIO	55,383
382	FIDELITY OVERSEAS FUND	15,364
733	FIDELITY PACIFIC BASIN FUND	20,272
7,498	FIDELITY PURITAN FUND	159,172
6,874	FIDELITY REAL ESTATE INCOME FD	76,160
5,601	FIDELITY REAL ESTATE INVSTMT PORTFOLIO	178,844
178	FIDELITY SELECT AIR TRANSPORTATION PORTFOLIO	10,543
178	FIDELITY SELECT AUTOMOTIVE PORTFOLIO	10,015
6,132	FIDELITY SELECT BANKING PORT	160,463
4,077	FIDELITY SELECT BIOTECH PORTFOLIO	740,835
600	FIDELITY SELECT BROKERAGE & INVT MGMT PORTFOLIO	44,523
1,008	FIDELITY SELECT CHEMICAL PORTFOLIO	147,062
306	FIDELITY SELECT CONSUMER DISCRETIONARY	10,141
1,617	FIDELITY SELECT CONSUMER STAPLES	145,864
1,021	FIDELITY SELECT DEFENSE & AEROSPACE PORTFOLIO	124,962
1,741	FIDELITY SELECT ELECTRONICS PORTFOLIO	109,925
916	FIDELITY SELECT ENERGY PORT	51,415
146	FIDELITY SELECT ENERGY SERV PORTFOLIO	12,361
48	FIDELITY SELECT FINANCIAL SERVICES PORTFOLIO	3,917
6,511	FIDELITY SELECT GOLD PORT	116,994
891	FIDELITY SELECT HEALTH CARE PORTFOLIO	167,962
2,991	FIDELITY SELECT INDUSTRIAL EQUIPMENT PORTFOLIO	137,070
624	FIDELITY SELECT INDUSTRIALS	21,024
52	FIDELITY SELECT INSURANCE PORTFOLIO	3,536
627	FIDELITY SELECT IT SERVICES	23,467
340	FIDELITY SELECT LEISURE PORT	45,229
2,635	FIDELITY SELECT MATERIALS	223,666
873	FIDELITY SELECT MEDICAL EQUIPMENT AND SYSTEMS	31,188
232	FIDELITY SELECT MULTIMEDIA PORTFOLIO	18,825
1,018	FIDELITY SELECT NATURAL GAS PORTFOLIO	38,476
1,002	FIDELITY SELECT NATURAL RESOURCES PORTFOLIO	36,962
2,607	FIDELITY SELECT PHARMACEUTICALS PORT	50,086
210	FIDELITY SELECT RETAILING PORTFOLIO	18,329
644	FIDELITY SELECT SOFTWARE & COMPUTER SVCS	76,404
1,502	FIDELITY SELECT TECHNOLOGY PORTFOLIO	184,765
583	FIDELITY SELECT TRANSPORT PORTFOLIO	43,065
81	FIDELITY SELECT UTILITIES PORTFOLIO	5,419
597	FIDELITY SHORT TERM BOND FD	5,125
9,656	FIDELITY SMALL CAP DISCOVERY FD	301,846
1,985	FIDELITY SMALL CAP GROWTH FD	38,244
1,726	FIDELITY SMALL CAP VALUE FD	34,590
4,566	FIDELITY SPARTAN 500 INDEX INVESTOR CLASS	298,976
1,197	FIDELITY SPARTAN EXTENDED MKT INDEX FD INVESTOR CLASS	63,933
3,666	FIDELITY SPARTAN INTERMED TREAS BOND INDEX ADV CL	38,717
957	FIDELITY SPARTAN INTERNL INDEX FD INVESTOR CLASS	38,919
443	FIDELITY SPARTAN TOTAL MKT INDEX FD ADV CL	23,952
1,675	FIDELITY STRATEGIC DIV & INC FD	23,521
911	FIDELITY STRATEGIC INCOME FD	9,879
2,181	FIDELITY TAX FREE BOND FUND	23,924
1,398	FIDELITY TELECOM AND UTILITIES FUND	30,780
704	FIDELITY TOTAL BOND FUND	7,345
587	FIDELITY TREND FUND INC	50,871
599	FIDELITY VALUE FUND	62,032
854	FIDELITY WORLDWIDE FUND	21,021
35	FINANCIAL INVS TR VULCAN VALUE PARTNERS FD	646
1,407	FIRST EAGLE FDS GOLD FD CL C	19,603
14,422	FIRST EAGLE GOLD FUND CL A	209,257
2,429	FIRST EAGLE OVERSEAS FUND CL C	54,625
1,500	FIRSTHAND FDS ALTERNATIVE ENERGY FD	9,705
658	FMI COMMON STOCK FUND	18,868
16,719	FMI FUNDS INC LARGE CAP FUND	348,758
1,521	FORESTER VALUE FD	18,783
4,545	FORUM ABSOLUTE STRATEGIES FD CL R	49,455
3,577	FORUM FDS ABSOLUTE STRATEGIES FD INSTL	39,242
1,278	FORUM FDS MERK ABSOLUTE RETURN CURRENC	12,220

1,070	FORUM FDS MERK ASIAN CURRENCY FD INV SHS	10,195
2,430	FORUM FDS MERK HARD CURRENCY FD INVS SHS	28,046
2,730	FORWARD EMERGING MARKETS FUND INVESTOR CLASS	28,913
694	FORWARD SMALL CAP EQUITY FUND INVESTOR CLASS	15,284
2,429	FPA FDS TR FPA CRESCENT PORTFOLIO INSTL	80,075
25,987	FRANKLIN INCOME FDS SER CL C	63,669
29,822	FRANKLIN INCOME SERIES CL A	72,169
79	FRANKLIN TEMPLETON FDS GOLD & PRECIOUS METALS FD CL C	1,183
4,699	FRANKLIN TEMPLETON FUND STRATEGIC SER INCOME FUND CL-C	49,107
554	FRANKLIN TEMPLETON FUNDS GOLD & PRECIOUS METALS FD CL A	8,846
2,409	FRANKLIN TEMPLETON FUNDS MUTUAL BEACON FD CL C	40,198
1,532	FRANKLIN TEMPLETON FUNDS MUTUAL FINANCIAL SVCS FD CL C	25,924
222	FRANKLIN TEMPLETON MODERATE ALLOCATION FUND-CL A	3,505
463	FUNDAMENTAL INVESTORS INC CLASS A	24,083
175	FUNDAMENTAL INVS INC CL F1	9,074
1,907	FUNDAMENTAL INVS INC CL R-5	99,129
1,672	GABELLI EQUITY SERIES FUNDS INC-EQUITY INCOME FUND	47,780
1,059	GABELLI EQUITY SERIES FUNDS INC-SMALL CAPITAL GROWTH FUND	51,156
9,441	GABELLI UTILS FD CL AAA SHS	53,060
527	GAMCO GLOBAL SER FDS INC TELECOMMUNICATIONS FD CL AAA	13,100
3,423	GAMCO GOLD FUND INC CL AAA	36,658
511	GOLDMAN SACHS COMMODITY STRATEGY FUND CLASS A	2,882
11,970	GOLDMAN SACHS GROWTH STRATEGY PORTFOLIO-CL A	154,294
2,612	GOLDMAN SACHS INTERNATIONAL SMALL CAP INSIGHTS FUND CL A	27,612
1,796	GOODHAVEN FUND	50,420
4,279	GRANDEUR PEAK GLOBAL OPPORTUNITIES INV	14,079
2,701	GREENSPRING FUND INC	71,507
3,765	GROWTH FD AMER INC CL R-5	161,691
4,821	GROWTH FUND AMER INC CL F1	206,070
517	GROWTH FUND AMERICA INC CLASS A	22,248
7,125	GUINNESS ATKINSON FDS ALTERNATIVE ENERGY FD	28,427
733	GUINNESS ATKINSON FDS ASIA PACIFIC DIV FD	9,486
3,367	GUINNESS ATKINSON GLOBAL ENERGY FUND	109,273
613	HANCOCK HORIZON FAMILY FDS BURKENROAD FD CL A	35,540
770	HANCOCK HORIZON FAMILY FDS BURKENROAD FD CL D	43,518
3,204	HARBOR CAPITAL APPRECIATION FUND INVESTOR CLASS	178,605
1,393	HARBOR FD COMODITY REAL RTRN STRATEGY CL	8,248
15,580	HARBOR FD REAL RETURN FD INSTL CL	151,593
1,954	HARBOR HIGH YIELD BOND FUND INSTITUTIONAL CLASS	21,122
1,306	HARBOR HIGH YIELD BOND FUND INVESTOR CLASS	14,129
1,136	HARBOR INTERNATIONAL FUND INSTITUTIONAL	80,675
4,083	HARBOR INTERNATIONAL FUND INVESTOR CLASS	287,169
7,154	HARBOR INTERNATIONAL GROWTH FUND INSTITUTIONAL	93,078
84	HARDING LOEVNER EMERGING MARKETS PORTFOLIO ADVISOR CL	4,115
20,367	HARDING LOEVNER FDS INC INTL EQUITY PORT INVS CL	366,608
1,704	HARDING LOEVNER FDS INC INTL SMLL COS PORTFLIO INV CL	23,816
5,629	HARDING LOEVNER FUNDS INC INTL EQUITY PORTFOLIO INSTL CL	101,495
886	HARTFORD MUT FDS INC CAP APPREC FD CL R5	45,003
457	HARTFORD MUTUAL FUNDS INC CAP APPREC FUND CL C	18,706
343	HARTFORD MUTUAL FUNDS INC CAPITAL APPRECIATION FUND CL A	15,992
137	HARTFORD MUTUAL FUNDS INC CAPITAL APPRECIATION FUND CL B	5,564
1,250	HEARTLAND GROUP INC VALUE PLUS FUND	44,774
3,769	HEARTLAND SELECT VALUE FUND	127,312
2,855	HENNESSY CORNERSTONE MID CAP 30 FUND INVESTOR CLASS SHARES	48,650
604	HENNESSY FDS TR CORNERSTONE LARGE GRWTH FD INVT CL	8,196
346	HENNESSY FOCUS FUND INVESTOR CLASS SHARES	22,855
6,428	HENNESSY GAS UTILITY INDEX FUND INVESTOR CLASS	170,339
748	HENNESSY JAPAN FUND INVESTOR CLASS SHARES	14,675
507	HENNESSY LARGE CAP FINANCIAL FUND INVESTOR CLASS	10,227
806	HENNESSY MUT FDS INC CORNERSTONE VALUE FD INVT CL	13,776
449	HENNESSY SMALL CAP FINANCIAL FUND INVESTOR CLASS	11,433
1,462	HOMESTEAD FDS INC SMALL CO STK FD	53,892
272	HOTCHKIS & WILEY FUNDS MID CAP VALUE FD CL A	10,933
2,894	HUSSMAN INVESTMENT TRUST STRATEGIC TOTAL RETURN FUND	31,773
10,050	HUSSMAN INVT TR STRATEGIC GROWTH FUND	99,397

3,202	HUSSMAN INVT TR STRATEGIC INTL EQUITY FD	31,120
10,030	ICON FUNDS ENERGY FUND	233,086
175	ICON FUNDS FINANCIAL FUND	1,359
2,506	ICON FUNDS ICON MATERIALS FUND	36,531
386	ICON UTILITIES FUND CL S	2,851
324	INCOME FD AMER INC CL R-1	6,646
6,977	INCOME FUND OF AMERICA INC CLASS A	144,075
2,179	ING CORPORATE LEADERS TRUST UNIT PARTN CTF SER B	69,091
113	ING EQUITY TRUST REAL ESTATE FUND CLASS C	1,916
293	ING GLOBAL REAL ESTATE FD CL W	5,384
62	ING MUTUAL FUNDS RUSSIA FUND CLASS A	2,122
905	INTEGRITY FD WILLISTON BASIN/MID NORTH AMER CL A	6,190
199	INTERNATIONAL GROWTH & INC FD INC CL A SHS	6,968
236	INTERNATIONAL GROWTH & INC FD INC CL F-1 SHS	8,277
5,618	INVESCO AMERICAN FRANCHISE FUND CLASS C	91,631
44	INVESCO CHINA FUND CL A	948
2,822	INVESCO COMSTOCK FUND CLASS C	67,104
2,219	INVESCO DIVERSIFIED DIVIDEND FD INV CL	37,538
150	INVESCO ENERGY FUND CLASS B	6,164
507	INVESCO ENERGY FUND CLASS INVESTOR	22,901
139	INVESCO EUROPEAN GROWTH FUND CLASS INVESTOR	5,482
4,624	INVESCO GOLD & PRECIOUS METALS FD CL Y	19,376
98	INVESCO GOLD & PRECIOUS METALS FUND CL C	414
6,748	INVESCO INTERNATIONAL CORE EQUITY FD INVST CL	77,809
675	INVESCO MID CAP CORE EQUITY FD CL Y	17,182
230	INVESCO MID CAP CORE EQUITY FUND CL A	5,795
3,457	INVESCO REAL ESTATE FUND CL C	74,730
5,659	IVA FIDUCIARY TR IVA INTL FD CL I	97,673
331	IVA FIDUCIARY TR IVA WORLDWIDE FD CL A	5,901
273	IVY ASSET STRATEGY FD CL C	8,501
6,075	IVY ASSET STRATEGY I	196,091
1,439	IVY FDS INC MID CAP GROWTH FD CL I	34,949
1,355	IVY FDS INC MID CAP GROWTH FD CL Y	32,376
700	IVY FDS INC SCI & TECHNOLOGY FD CL I	39,374
71	IVY FDS INC SCIENCE & TECH FD CL Y	3,897
51	IVY GLOBAL NATURAL RESOURCES FUND-CL B	813
7,598	JAMES ADVANTAGE FDS BALANCED GOLDEN RAINBOW FUND	182,571
484	JAMES ADVANTAGE FDS SMALL CAP FUND	16,069
2,776	JANUS CONTRARIAN FUND CLASS T SHARES	58,025
136	JANUS GLOBAL RESEARCH FUND CLASS T	8,157
392	JANUS GLOBAL SELECT FUND CLASS R SHARES	4,941
3,998	JANUS GLOBAL SELECT FUND CLASS T SHARES	50,613
930	JANUS INVESTMENT FUND FLEXIBLE BOND FUND CLASS T	9,647
605	JANUS INVESTMENT FUND GLOBAL LIFE SCIENCES FD CL T	26,040
5,623	JANUS INVESTMENT FUND HIGH YIELD FUND CLASS T	51,620
37,657	JANUS INVESTMENT FUND SHORT TERM BOND FUND CL T	115,606
31	JANUS INVESTMENT FUND VENTURE FUND CLASS T	2,017
726	JANUS INVT FD FORTY FD CL S	29,396
475	JANUS INVT FD GLOBAL REAL ESTATE FD CL T	4,857
134	JANUS INVT FD INTECH RISK-MNGD GRWTH FD CL T	2,644
143	JANUS INVT FD PERKINS MID CAP VALUE FD CL S	3,332
1,876	JANUS OVERSEAS FUND CLASS T SHARES	69,139
10,077	JANUS TRITON FUND CLASS T SHARES	238,125
5,443	JENSEN PORTFOLIO INC JENSEN QUALITY GROWTH FD	205,625
16,863	JOHN HANCOCK FDS II GBL ABSOLUTE RET STRATEGIES A	186,505
982	JOHN HANCOCK REGIONAL BANK FUND-CL A	18,119
454	JP MORGAN SMARTRETIREMENT 2010 FD CL A	7,546
408	JPMORGAN TR I EMERGING ECONOMIES FD CL A	5,375
1,531	JPMORGAN TR I INCOME BLDR FD CL A	15,757
3,627	JPMORGAN TR I INTL VALUE FD CL A	54,805
75	JPMORGAN TR I INTREPID EUROPEAN FD CL A	1,945
143	JPMORGAN TR I MID CAP EQUITY FD CL A	5,954
1,522	JPMORGAN TR I STRATEGIC INCM OPPTYS FD CL A	18,052
41,898	JPMORGAN TR II CORE BD FD CL A	480,991
17,083	JPMORGAN TR II EQUITY INCOME FD CL C	217,300

9,913	JPMORGAN TR II HIGH YIELD FD CL A	78,806
672	JPMORGAN TR II LARGE CAP GROWTH FD CL A	21,348
544,802	JPMORGAN US GOVT MMKT - PREMIER SHR FUND 1086	544,804
733,462	JPMORGAN US GOVT MMKT - PREMIER SHR FUND 1086	733,468
1,049,285	JPMORGAN US GOVT MMKT - PREMIER SHR FUND 1086	1,049,295
1,367,964	JPMORGAN US GOVT MMKT - PREMIER SHR FUND 1086	1,367,972
2,264,482	JPMORGAN US GOVT MMKT - PREMIER SHR FUND 1086	2,264,512
3,072,165	JPMORGAN US GOVT MMKT - PREMIER SHR FUND 1086	3,072,179
3,283,950	JPMORGAN US GOVT MMKT - PREMIER SHR FUND 1086	3,283,974
1,987	KEELEY SMALL CAP VALUE FD CL A	76,259
2,408	KINETICS GLOBAL FUND INV CL	14,567
377	KINETICS PARADIGM FUND INV CL	12,946
1,045	KINETICS SMALL CAP FD INV CL	41,923
1,725	LAUDUS TRUST LAUDUS U S LARGE CAP GROWTH FD	32,038
857	LAZARD DEVELOPING MARKETS EQUITY PORTFOLIO OPEN SHS	10,119
9,120	LAZARD EMERGING MARKETS PORT OPEN SHS	174,566
2,528	LAZARD FDS INC INTL STRATEGIC EQI PORT OPEN	36,828
1,325	LAZARD FDS INC US REALTY INCOME EQUITY PORTFOLIO OPEN	9,843
276	LAZARD INTERNATIONAL SMALL CAPITALIZATION PORT OPEN SHS	2,907
355	LEGG MASON PARTNERS WESTERN ASSET EMRG MKTS DEBT FD CL A	1,823
1,622	LEUTHOLD CORE INVESTMENT FUND	29,528
52,664	LOOMIS SAYLES BOND FUND RETAIL CLASS	794,704
8,902	LOOMIS SAYLES GLOBAL BOND FUND RETAIL CLASS	142,349
5,372	LORD ABBETT INVT TR FLTG RATE FD CL A	51,038
3,318	LORD ABBETT MULTI ASSET GROWTH FUND CL A	60,678
92,283	LORD ABBETT SHORT DURATION INCOME FUND CL I	419,889
57	LORD ASSET MANAGEMENT TRUST THOMAS WHITE INTL FUND	1,105
169	MADISON FDS DIVID INCOME FD CL Y	3,783
236	MADISON FDS INVS FD CL Y	5,459
542	MADISON FDS MID CAP FD CL Y	5,135
4,384	MAINSTAY FDS LARGE CAP GROWTH FD CL I	45,634
1,201	MAINSTAY MARKETFIELD FUND CL A	22,179
981	MAINSTAY MARKETFIELD FUND CL I	18,174
1,162	MAINSTAY S&P 500 INDEX FUND CLASS A	49,320
28	MAIRS & PWR FDS TR GROWTH FD	3,150
101	MANAGERS AMG FDS GW&K MUN ENHANCED YIELD FD INV	904
10,696	MANAGERS AMG FDS YACKTMAN FD SVC CL	251,792
11,618	MANAGERS AMG FDS YACKTMAN FOCUSED FD SVC CL	292,195
23,171	MANAGERS AMG SKYLINE SPL EQUITIES PORT	921,063
6,878	MANAGERS FDS REAL ESTATE SECS FD	66,031
20,365	MANAGERS PIMCO BOND FUND	214,040
236	MANAGERS TR I BRANDYWINE BLUE FD	7,701
531	MANAGERS TR I BRANDYWINE FD	16,966
3,502	MANNING AND NAPIER FUND INC NEW EQUITY SERIES	68,922
1,742	MANNING AND NAPIER FUND WORLD OPPORTUNITIES SER CL A	15,767
6,387	MARSICO 21ST CENTURY FUND	126,842
1,557	MARSICO FOCUS FUND	31,800
5,118	MARSICO GROWTH FD	113,116
1,965	MARSICO INVT FD FLEXIBLE CAP FD	35,426
1,387	MARSICO INVT FD INTL OPPORTUNITIES FD	21,918
4,906	MATTHEW 25 FD INC	149,340
6,517	MATTHEWS ASIA DIVIDEND FUND	101,669
3,030	MATTHEWS ASIA SCIENCE AND TECHNOLOGY FUND	38,154
428	MATTHEWS ASIAN FDS ASIA SMALL COS FD	8,285
4,006	MATTHEWS ASIAN GROWTH & INCOME FUND	75,756
2,852	MATTHEWS CHINA FUND	65,130
2,795	MATTHEWS INDIA FUND	45,498
1,439	MATTHEWS INTL FDS ASIA GROWTH FUND	30,462
283	MATTHEWS JAPAN FUND	4,580
3,143	MATTHEWS KOREA FUND	18,703
5,594	MATTHEWS PACIFIC TIGER FUND	139,792
234	MERGER FUND-SBI	3,753
1,744	MERIDIAN CONTRARIAN FUND	76,659
28,873	METROPOLITAN WEST FDS TOTAL RETURN BOND FUND	304,606
1,749	METROPOLITAN WEST FUNDS HIGH YIELD BOND FUND CLASS M	17,958

3,659	METROPOLITAN WEST LOW DURATION BOND FUND	32,166
139	MFS GROWTH FUND CL I	9,476
341	MFS SER TR I VALUE FUND CL I	11,363
953	MFS SER TR V INTL NEW DISCOVERY FD CL A	26,994
1,126	MFS SER TR X EMERGING MARKET DEBT FUND CLASS I	16,351
300	MFS SER TR X INTL DIVERSIFICATION FD CL A	4,945
741	MFS SER TR X INTL VALUE FD CL A	24,989
1,750	MFS SERS TRUST VI UTILITIES FD CL I	36,593
860	MFS SERS TRUST X FOREIGN & COLONIAL INTL GROWTH FD CL I	26,683
1,304	MIDAS FUND INC	1,799
716	MORGAN STANLEY INSTL FD INC U S REAL ESTATE PORTFOLIO CL I	11,857
630,624	MORGAN TR I 100% U S TREAS SECS MNY MKTCL MORGAN SHARE CL	630,624
1,268	MORGAN TR I PRIME MONEY MKT FD MORGAN CL SECURITY SYMBOL IS V MVXX	1,268
831,941	MORGAN TR II U S GOVT MONEY MKT FD MORGAN	831,941
2,590	MOTLEY FOOL FDS TR GREAT AMERICA FD	45,761
1,771	MOTLEY FOOL FDS TR MOTLEY FOOL INDEPENDENCE FD	34,069
406	MUHLENKAMP FD	27,624
1,192	MUTUAL GLOBAL DISCOVERY FUND CL Z	40,203
1,545	MUTUALS COM VICE FUND	44,916
298	NATIONWIDE MUT FDS NEW HIGHMARK VALUE FD CL C	4,567
708	NEEDHAM AGGRESSIVE GROWTH FD	16,043
2,634	NEUBERGER & BERMAN EQUITY FDS EQUITY INCOME FD CL A	31,687
638	NEUBERGER BERMAN EQUITY FDS REAL ESTATE FD TR CL	8,059
1,686	NEUBERGER BERMAN GENESIS FD INVESTOR CLASS	70,344
745	NEUBERGER BERMAN GENESIS FUND TRUST CLASS	48,090
4,846	NEUBERGER BERMAN INTERNATINL EQUITY FUND INVESTOR CLASS	99,770
140	NEUBERGER BERMAN LARGE CAP VALUE FUND INVESTOR	4,392
836	NEUBERGER BERMAN STRATEGIC INCOME FD TR CL	9,291
583	NEW PERSPECTIVE FD INC CL F-2 SHS	21,864
4,331	NEW PERSPECTIVE FUND INC CL A	162,676
369	NEW WORLD FD INC CLASS R-5	21,728
77	NEW WORLD FUND INC NEW	4,551
121	NICHOLAS FUND INC	7,794
1,471	NORTHERN EQUITY INDEX FDS MID CAP INDEX FD	24,840
1,083	NORTHERN FDS EMERGING MKTS EQUITY INDEX FD	12,219
271	NORTHERN LTS FD TR EAGLE MLP STRATEGY FD CL I SHS	3,488
91,059	NORTHERN LTS FD TR PAC FINL CORE EQUITY FD INV CL	854,130
65,358	NORTHERN LTS FD TR PAC FINL EXPLORER FD INV CL	628,745
56,542	NORTHERN LTS FD TR PAC FINL INTL FD INV CL	321,723
89,906	NORTHERN LTS FD TR PAC FINL STRTG CONSRVT INV CL	846,012
36,228	NORTHERN LTS FD TR PAC FINL TACTICAL FD INV CL	350,684
18,030	NORTHERN LTS FD TR SOUTHERNSUN US EQUITY FD INV	240,881
1,880	NUVEEN DIVIDEND VALUE FUND CL A	31,370
3,292	NUVEEN INVT FDS INC SHORT TERM BD FD CL A	33,016
1,368	OAKMARK EQUITY & INCOME FUND	44,664
495	OAKMARK FUND	31,483
6,425	OAKMARK GLOBAL FUND	193,721
10,671	OAKMARK GLOBAL SELECT FUND	176,181
10,049	OAKMARK INTERNATIONAL FUND	264,481
1,914	OAKMARK INTERNATIONAL FUND CL II	50,674
2,543	OAKMARK INTERNATIONAL SMALL CAP FUND	43,939
2,865	OAKMARK SELECT FUND	114,771
190	OBERWEIS CHINA OPPTYS FD	3,203
526	OBERWEIS FDS INTL OPPTYS FD	10,226
162	OBERWEIS MICRO-CAP PORTFOLIO	3,239
154	OBERWEIS SMALL-CAP OPPORTUNITIES FUND	2,627
1,414	OCM MUT FD GOLD FD ADVISOR CL	15,516
737	OPPENHEIMER COMMODITY STRATEGY TOTAL RETURN FD CL A	2,195
1,093	OPPENHEIMER DEVELOPING MARKETS FUND-CL A	41,544
5,540	OPPENHEIMER DEVELOPING MKTS FDS CL Y	208,071
900	OPPENHEIMER DEVELOPING MKTS FUNDS CL N	32,949
12,934	OPPENHEIMER INTERNATIONAL GROWTH FUND-CL A	496,033
2,355	OPPENHEIMER INTL BD FD CLASS Y	14,319
12,884	PARNASSUS INCOME TRUST EQUITY INCOME PORTFOLIO	472,586
282	PAX WORLD GLOBAL ENVIRONMENTAL MRKT FD INV CL	3,616

9,864	PAX WORLD HIGH YIELD BOND FD INDIVIDUAL INVESTOR CLASS	74,669
1,374	PERKINS GLOBAL VALUE FUND CL T	19,282
5,728	PERKINS MID CAP VALUE FD CLASS T SHS	133,870
6,686	PERMANENT PORTFOLIO FUND INC	287,906
2,011	PERRITT ULTRA MICROCAP FUND	36,098
1,429	PFS FDS WIRELESS FD	10,057
7,307	PIMCO ALL ASSET ALL AUTHORITY P	72,343
2,851	PIMCO ALL ASSET FUND INSTITUTIONAL CLASS	34,439
767	PIMCO COMMODITY REAL RETURN STRAT P	4,201
23,167	PIMCO COMMODITY REAL RETURN STRATEGY CLASS D	125,567
47,908	PIMCO COMMODITY REAL RETURN STRATEGY FUND INSTITUTIONAL CL	263,017
2,585	PIMCO EQUITY SER DIVID & INC BUILDER FD CL D	32,747
20,730	PIMCO FDS ALL ASSET ALL AUTH FD INSTL CL	205,225
484	PIMCO FDS COMMODITIES PLUS STRATEGY FD CL D	5,154
1,522	PIMCO FDS EMERGING LOCAL BD FD CL D	14,200
2,041	PIMCO FDS EMERGING MKTS CURR FDS CL D	20,653
21,585	PIMCO FDS EMERGING MKTS CURR FDS INST CL	218,436
1,223	PIMCO FDS FOREIGN BD FD CL D(UNHEDGED)	12,275
22,750	PIMCO FDS PAC INVT MGMT SER ALL ASSET ALL AUTH FD CL D	224,540
2,100	PIMCO FDS PAC INVT MGMT SER ALL ASSET FD CL D	25,372
1,220	PIMCO FDS PAC INVT MGMT SER DIVERSIFIED INCOME FD CL D	14,012
22,384	PIMCO FDS PAC INVT MGMT SER GLOBAL BD FD II INSTL CL	226,079
1,273	PIMCO FDS PAC INVT MGMT SER HIGH YIELD FD CL D	12,238
13,876	PIMCO FDS PAC INVT MGMT SER LOW DURATION FD CL D	143,336
855	PIMCO FDS PAC INVT MGMT SER REAL ESTATE REAL RET STRA CL A	3,078
29,584	PIMCO FDS PAC INVT MGMT SER REAL RETURN FD-CL D	324,532
123	PIMCO FDS PAC INVT MGMT SER STOCKSPLUS FD CL D	1,146
42,008	PIMCO FDS PAC INVT MGMT SER TOTAL RETURN FD CL D	449,068
2,893	PIMCO FDS SENIOR FLOATING RATE FD CL D	29,624
1,002	PIMCO FDS STOCKSPLUS ABSOLUTE RETURN FD CL A	10,138
134	PIMCO FDS STOCKSPLUS ABSOLUTE RETURN FUND CL D	1,342
7,929	PIMCO FDS UNCONSTRAINED BD FD CL D	87,934
304	PIMCO FLOATING INCOME FUND CLASS D	2,688
4,424	PIMCO FOREIGN BOND FUND CL D U.S. DOLLAR-HEDGED	46,536
267	PIMCO FOREIGN FUND ADMINISTRATIVE SHS	2,805
7,185	PIMCO INCOME FUND CLASS D	88,089
146	PIMCO INTERNATIONAL STOCKPLUS AR STRATEGY FD CL D	1,135
5,196	PIMCO INVESTMENT GRADE CORPORATE BOND FUND CL D	53,204
1,459	PIMCO REALESTATE REAL RETURN STRATEGY CLASS D	5,267
1,346	PIMCO SMALL CAP STOCKSPLUS AR CLASS A	12,933
3,031	PIMCO SMALL CAP STOCKSPLUS AR CLASS D	28,973
3,075	PIMCO TOTAL RETURN FUND ADMINISTRATIVE SHS	32,871
9,268	PIMCO TOTAL RETURN FUND INSTL CL	99,077
3,994	PIMCO TOTAL RETURN FUND-CL A	42,695
1,004	POLARIS GLOBAL VALUE FUND	20,723
5,718	PRICE T ROWE GLOBAL TECHNOLOGY FUND INC SHS BEN INT	72,793
3,687	PRICE T ROWE HIGH YIELD FD	26,360
145	PRICE T ROWE RETIREMENT FDS INC 2030 FD	3,285
4,300	PRICE T ROWE RETIREMENT FDS INC RETIREMNT 2025 FD ADVSR CL	65,829
2,658	PRICE T ROWE STRATEGIC INCOME FD INC	30,194
7,803	PRIMECAP ODYSSEY FDS AGGRESSIVE GROWTH FD	231,373
16,547	PRIMECAP ODYSSEY FDS GROWTH FD	390,674
1,751	PRIMECAP ODYSSEY FDS STK FD	37,058
2,026	PRINCIPAL FDS INC HIGH YIELD FD CL P	15,721
4,332	PRINCIPAL INVS FD INC REAL ESTATE SECS FD INSTL CL	76,798
192	PROFESSIONALLY MANAGED PORT FD ASTERISK X CONSERVATIVE UPGRADE FUND	7,650
328	PROFESSIONALLY MANAGED PORT FD ASTERISK X FLEXIBLE INCOME FUND	10,121
394	PROFESSIONALLY MANAGED PORT FOLIOS VILLERE BALANCED FD	10,077
29,181	PROFESSIONALLY MANAGED PORT OSTERWEIS STRATEGIC INCOME FD	345,508
1,719	PROFESSIONALLY MANAGED PORTF HODGES FUND	61,232
717	PROFESSIONALLY MANAGED PORTFOLIOS HODGES SM CAP FD	13,383
4,787	PROFESSIONALLY MANAGED PRTFL AKRE FOCUS FD RETAIL CL	99,718
421	PROFUNDS CONSUMER SERVICES ULTRASECTOR INV CL	28,141
49	PROFUNDS EUROPE 30 FUND INV CL	782
23	PROFUNDS HEALTH CARE ULTRASECTOR INVT CL	787

881	PROFUNDS INC INVESTOR CL BIOTECHNOLOGY ULTRASECTOR	169,460
2,033	PROFUNDS INTERNET ULTRASECTOR SERV CL	63,056
178	PROFUNDS INTERNET ULTRASECTOR INVST CL	6,490
89	PROFUNDS MUT FDS BANKING ULTRASECTOR PROFUND	2,501
252	PROFUNDS OIL & GAS ULTRASECTOR INVESTOR CL	13,950
1,755	PROFUNDS PRECIOUS METALS ULTRASECTOR INV CL	21,113
597	PROFUNDS REAL ESTATE ULTRASECTOR PROFUND INV CL	16,574
9,231	PROFUNDS RISING RATES OPPORTUNITY 10 INV CL	169,210
397	PROFUNDS RISING U S DOLLAR PROFUND INV	9,869
4,138	PROFUNDS SHORT NASDAQ-100 INV CL	19,323
2,452	PROFUNDS SHORT PRECIOUS METALS PROFUND INVT CL	21,824
685	PROFUNDS SHORT PRECIOUS METALS PROFUND SVC CL	6,354
1,253	PROFUNDS SHORT REAL EST PROFUND INV CL	6,566
643	PROFUNDS TELECOMM ULTRASECTORINV CL	12,790
9	PROFUNDS ULTRA SMALL/CAP INVSTR CL	348
202	PROFUNDS ULTRAJAPAN INVESTOR CLASS	3,496
364	PROFUNDS ULTRAJAPAN SERVICE CLASS	5,679
349	PROFUNDS ULTRAMID-CAP INVESTOR CLASS	27,891
236	PROFUNDS ULTRASHORT DOW 30 FD INVESTOR CL	1,941
3,384	PROFUNDS ULTRASHORT INTL PROFUND INVS	10,726
4,581	PROFUNDS ULTRASHORT SMALL-CAP FD INV CL	15,209
370	PROFUNDS US GOVT PLUS INV CL	14,699
22,658	PROVIDENT TR MUT FDS INC PROVIDENT TR STRATEGY FD	256,720
3,298	PRUDENTIAL JENNISON EQUITY INCOME FUND CLASS Z	56,303
127	PRUDENTIAL JENNISON HEALTH SCIENCES FUND CLASS A	5,120
515	PRUDENTIAL JENNISON NATURAL RESOURCES FUND INC CLASS Z	26,366
331	PRUDENTIAL JENNISON SMALL COMPANY FUND INC CLASS A	9,065
187	PRUDENTIAL JENNISON UTILITY FUND CLASS A	2,687
297	PRUDENTIAL JENNISON UTILITY FUND CLASS C	4,264
2,152	PUTNAM EQUITY INCOME FD NEW CL Y	44,057
8	PUTNAM FDS TR EQUITY SPECTRUM FD CL A	331
5,664	PUTNAM GLOBAL NAT RES FD CL C	112,941
37	PUTNAM GLOBAL NATURAL RESOURCES FUND-CL A	802
2,706	RAINIER INVT MGMT MUT FDS MID CAP EQUITY PORTFOLIO	140,715
3,191	RBB FD INC SCHNEIDER VALUE FD CL PPP	59,726
1,443	RBB FUND INC SCHNEIDER SMALL CAP VALUE FD	30,149
4,197	RBC MICRO CAP VALUE FUND CLASS I	115,848
194	RIDGEWORTH FDS LARGE CAP VALUE EQUITY FD CL I	3,258
3,630	RIDGEWORTH FDS MID-CAP VALUE EQUITY FD CL I	49,472
6,373	RIDGEWORTH FDS SEIX FLTG RATE INCOME FD CL I	57,743
600	ROWE T PRICE CAPITAL APPRECIATION FD ADVISOR CLASS	15,276
476	ROWE T PRICE DIVID GROWTH FD INC ADVISOR CL	15,984
8,174	ROWE T PRICE INFLATION PROTECTED BOND FUND INC	98,166
6,751	ROWE T PRICE INTL FDS INC GLOBAL INFRASTRUCTURE FD	80,939
2,185	ROWE T PRICE INTL INDEX FD INC INTL EQUITY INDEX FD	29,569
147	ROWE T PRICE NEW AMER GROWTH ADVISOR CL	6,409
7,197	ROWE T PRICE NEW INCOME FD ADVISOR CL	66,784
953	ROWE T PRICE REAL ESTATE FD ADVISOR CLASS	20,433
5,108	ROYCE EUROPEAN SMALLER COMPANIES FD SVC CL	63,444
203	ROYCE FD INTL SMALLER-COS FD SVC CL	2,432
417	ROYCE FD PREMIER FD SERVICE CL	9,040
2,926	ROYCE FD SPECIAL EQUITY FD	73,215
907	ROYCE FUND LOW PRICED STOCK SERVICE	12,352
408	ROYCE FUND PREMIER SERIES	9,013
1,256	ROYCE FUND ROYCE OPPORTUNITY FUND	19,514
376	ROYCE FUND TOTAL RETURN FUND	6,188
16,381	ROYCE FUND VALUE PLUS FUND SERVICE CL	277,323
7,746	ROYCE FUND-PENNSYLVANIA MUTUAL FUND INVESTMENT CL	114,099
103	ROYCE GLOBAL VALUE FUND SVC CL	1,407
5,702	RYDEX DYNAMIC FDS INVERSE DOW 2X STRATEGY CL C	29,876
90	RYDEX DYNAMIC FDS INVERSE DOW 2X STRATEGY CL H	511
2,754	RYDEX DYNAMIC FDS INVERSE NASDAQ-100 2X STRATEGY CL C	11,211
2,511	RYDEX DYNAMIC FDS INVERSE NASDAQ-100 2X STRATEGY CL H	11,299
1,190	RYDEX DYNAMIC FDS INVERSE S&P 500 2X STRAT CL H	5,723
90	RYDEX DYNAMIC FDS NASDAQ-100 2X STRATEGY CL H	24,133

123	RYDEX SER FDS COMMODITIES STRATEGY FD CL A	1,843
8,819	RYDEX SER FDS INV RUSSELL 2000 2X STRAT CL C	57,323
109	RYDEX SER FDS INVERSE HIGH YIELD STRATEGY FD CL C	2,260
91	RYDEX SER FDS RUSSELL 2000 2X STRATEGY CL H	28,402
1	RYDEX SERIES FDS GOVT LG BOND 1.2X STRAT CL ADV	7
18,049	RYDEX SERIES FDS INVERSE GVT LG BD STRAT CL INV	180,489
12,598	RYDEX SERIES FDS INVERSE S&P 500 STRAT CL INV	216,932
1,005	RYDEX SERIES TRUST BIOTECHNOLOGY FUND INV CL	64,368
246	RYDEX SERIES TRUST NASDAQ-100	5,257
277	RYDEX SERIES TRUST PRECIOUS METALS FUND	9,106
39	SARATOGA HEALTH AND BIOTECHNOLOGY CLASS A	1,049
133	SATUIT CAP MGMT TR MICRO CAP FD CL A	5,081
65,568	SATURNA INVESTMENT TRUST SEXTANT INTERNATIONAL FUND	1,053,021
609	SCHRODER SER TR EMERGING MKTS EQUITY FUND ADVISOR CL	8,094
312	SCHWAB CAP TR LAUDUS INTL MARKET MASTERS FUND INV CLASS	7,499
43,743	SCHWAB FUNDAMENTAL US LARGE COMPANY INDEX FUND	621,147
6,574	SCHWAB TOTAL BOND MARKET INDEX FUND	60,807
4,130	SCHWARTZ INVT TR AVE MARIA RISING DIVIDEND FD	72,518
1,109	SCHWARTZ INVT TR AVE MARIA SMALL CAP FD	15,609
1,609	SCOTIA INSTL FDS DYNAMIC ENERGY INCOME FD CL I	20,695
216	SCOUT FDS CORE BD FD INSTL CL	2,451
2,535	SCOUT FDS INTERNATIONAL FD	94,449
10,779	SCOUT FDS MID CAP FD	191,976
1,006	SELECTED AMERICAN SHARE INC CL D	50,536
1,324	SELECTED AMERICAN SHARES INC	66,597
269	SENTINEL GROUP FDS INC INTERNATIONAL EQUITY CL A	5,485
421	SMALLCAP WORLD FUND INC CL C	19,153
153	SMALLCAP WORLD FUND INC CL F1	7,472
642	SMEAD VALUE FD	23,236
366	SOUTHERNSUN SMALL CAP FD INV CL	11,099
351	SSGA FUNDS EMERGING MARKETS FUND	6,230
76	SSGA FUNDS TUCKERMAN ACTIVE REIT	980
820	STRATTON FDS INC-SMALL CAP YIELD FD	60,149
57	SUNAMERICA SPECIALTY SER FOCUSED ALPHA GROWTH FD CL A	1,390
1,528	SYMONS VALUE INSTITUTIONAL FUND	18,370
813	T ROWE PRICE BLUE CHIP GROWTH FUND INC	52,503
227	T ROWE PRICE BLUE CHIP GROWTH FUND INC ADVISOR CL	14,565
18,297	T ROWE PRICE CAPITAL APPRECIATION FUND-SBI	469,490
2,554	T ROWE PRICE DIVERSIFIED SMALL-CAP GROWTH FUND-SBI	63,826
163	T ROWE PRICE DIVIDEND GROWTH FUND INC	5,494
199	T ROWE PRICE EQUITY INCOME FUND ADVISOR CL	6,530
13,093	T ROWE PRICE EQUITY INCOME FUND-SBI	429,982
640	T ROWE PRICE FINANCIAL SERVICES FUND INC	13,170
2,287	T ROWE PRICE GLOBAL REAL ESTATE FD INC	40,784
2,289	T ROWE PRICE GLOBAL REAL ESTATE FD INC ADVISOR CL	40,606
425	T ROWE PRICE GROWTH STK FD INC GROWTH STK FD ADV CL	22,062
3,825	T ROWE PRICE GROWTH STOCK FUND INC	201,067
982	T ROWE PRICE HEALTH SCIENCES FUND INC	56,741
3,657	T ROWE PRICE HIGH YIELD FUND INC ADVISOR CL	26,078
140	T ROWE PRICE INTL FDS INC EMERGING EUROPE MEDITERRANEAN	2,777
8,104	T ROWE PRICE INTL FUNDS INC EMERGING MARKETS BOND FUND	101,140
3,350	T ROWE PRICE INTL FUNDS INC EMERGING MARKETS STOCK FUND	107,952
2,906	T ROWE PRICE INTL FUNDS INC EUROPEAN STOCK FUND	62,323
2,306	T ROWE PRICE INTL FUNDS INC GLOBAL STOCK FUND	55,725
20,180	T ROWE PRICE INTL FUNDS INC INTERNATIONAL BOND FUND	191,708
4,562	T ROWE PRICE INTL FUNDS INC INTERNATIONAL DISCOVERY FUND	254,287
3,671	T ROWE PRICE INTL FUNDS INC JAPAN FUND	37,449
6,352	T ROWE PRICE INTL FUNDS INC LATIN AMERICA FUND	190,625
2,410	T ROWE PRICE INTL FUNDS INC NEW ASIA FUND	38,579
1,200	T ROWE PRICE MEDIA & TELECOMMUNICATIONS FUND INC	83,319
380	T ROWE PRICE MID CAP GROWTH FUND INC ADVISOR CL	27,017
702	T ROWE PRICE MID-CAP GROWTH FUND INC	51,061
660	T ROWE PRICE NEW AMERICA GROWTH FUND-SBI	29,137
2,748	T ROWE PRICE NEW ERA FUND INC	122,065
46,849	T ROWE PRICE NEW HORIZONS FUND INC	2,167,723

5,321	T ROWE PRICE PERSONAL STRATEGY INCOME FUND	97,640
1,022	T ROWE PRICE REAL ESTATE FUND INC	21,685
871	T ROWE PRICE SMALL CAPITAL VALUE FUND INC	43,865
1,869	T ROWE PRICE VALUE FUND INC	63,105
678	TANAKA FUNDS INC GROWTH FUND CL R	12,471
222	TARGET PORTFOLIO TR SMALL CAPITALIZATION VALUE PORTFOLIO	5,947
374	TCW FDS INC EMERGING MKTS INCOME FD CL I	3,141
6,636	TCW FDS INC EMERGING MKTS INCOME FD CL N	71,867
592	TCW FDS INC TOTAL RETURN BOND FD CL N	6,121
7,486	TEMPLETON GLOBAL BOND FD CL A	98,369
26,608	TEMPLETON GLOBAL BOND FUND ADVISOR CL	348,302
570	TEMPLETON GROWTH FUND INC CL R	14,111
3,810	THIRD AVENUE INTL VALUE FD INSTL CLASS	77,262
783	THIRD AVENUE VALUE FUND INSTL CLASS	44,839
13,640	THOMPSON BOND FUND	160,134
5,254	THORNBURG INCOME TRUST LIMITED TERM INCOME FUND CL A	69,771
5,213	THORNBURG INCOME TRUST LTD TERM U S GOVT FUND CL A	69,078
1,857	THORNBURG INTL VALUE FUND CL I	59,530
262	THORNBURG INVT TR DEVELOPING WORLD FD CL A	4,908
613	THORNBURG INVT TR INTL VALUE FD CL C	17,950
3,449	THORNBURG INVT TR INTL VALUE FD CL R 5	110,421
259	THORNBURG INVT TRUST VALUE FUND CL A	11,685
15,167	TIAA CREF INSTL EQUITY INDEX FD RETAIL CL	217,946
234	TIAA CREF INSTL MUT FDS LARGE CAP VALUE BOND RETAIL	3,987
1,711	TIAA CREF INSTL MUT FDS MID CAP VALUE FD RETAIL CL	38,267
452	TIAA CREF INSTL MUT FDS REAL ESTATE SECS FD RETAIL CL	5,513
9,309	TOCQUEVILLE GOLD FUND	306,265
1,376	TOCQUEVILLE TR DELAFIELD FD	52,352
793	TOUCHSTONE SANDS CAPITAL SELECT GROWTH FUND CL Y	14,173
8,241	TOUCHSTONE SANDS CAPITAL SELECT GROWTH FUND CL Z	143,965
2,428	TOUCHSTONE ULTRA SHORT DURATION FIXED INCOME FD CL Y	22,924
1,239	TURNER SPECTRUM FUND INVESTOR CL	14,310
1,990	TWEEDY BROWNE FUND INC GLOBAL VALUE FUND	52,981
990	U S GLOBAL INVESTORS FUNDS EMERGING EUROPE FUND	8,735
18,872	U S GLOBAL INVESTORS GOLD AND PRECIOUS METALS FUND	113,232
668	UNDISCOVERED MANAGERS FDS BEHAVIORAL VALUE FD CL A	35,264
1,633	UNIFIED SER TR APPLESEED FD	22,826
868	UNIFIED SER TR IRON STRATEGIC INCOME FD INV	10,156
166	UNIFIED SER TR ROOSEVELT MULTI-CAP FUND	3,109
1,270	US GLOBAL INVESTORS CHINA REGION FUND	10,518
15,407	US GLOBAL INVESTORS GLOBAL RESOURCES FUND	144,206
3,611	US GLOBAL INVESTORS WORLD PRECIOUS MINERALS FUND	20,549
1,772	VALUE LINE AGGRESSIVE INCOME TRUST-SBI	8,593
141	VALUE LINE ASSET ALLOCATION FUND INC	3,798
521	VALUE LINE PREMIER GROWTH FD INC	17,694
14,375	VALUED ADVISERS TR SOUND MIND INVESTING FD	196,799
967	VALUED ADVISERS TR SOUND MIND INVSTNG DYNAMIC INVESTOR	10,526
3,091	VAN ECK EMERGING MARKETS CLASS C	41,081
1,531	VANGUARD 500 INDEX FUND INVESTOR SHARES	260,773
2,312	VANGUARD BALANCED INDEX FUND INC	63,644
1,043	VANGUARD BD INDEX FDS MID CAP GRWTH INDEX FD ADMIRAL	40,511
365	VANGUARD BD INDEX FDS MID CAP VALUE INDEX FD ADMIRAL	15,081
605	VANGUARD BD INDEX FDS SMALL CAP GRTH IDX FD ADMIRAL	26,021
5,244	VANGUARD BD INDEX FDS SMALL CAP VALUE IDX FD ADMIRAL	219,318
2,573	VANGUARD BOND INDEX FUND INC INTERMEDIATE TERM PORTFOLIO FD	28,531
1,884	VANGUARD BOND INDEX FUND INC SHORT TERM PORTFOLIO	19,763
17,025	VANGUARD BOND INDEX FUND INC TOTAL BOND MARKET PORTFOLIO	179,785
2,704	VANGUARD CHESTER FDS TARGET RETIREMENT 2015 FD	39,943
5,945	VANGUARD CHESTER FDS TARGET RETIREMENT 2040 FUND	168,352
9,598	VANGUARD DIVIDEND GROWTH FUND	205,005
7,433	VANGUARD EMERGING MARKETS STOCK INDEX FUND	192,206
3,277	VANGUARD EQUITY INCOME FD ADMIRAL SHS	204,447
13,069	VANGUARD FIXED INC SECS FD INC SHORT TERM INVT GRADE FUND	139,834
2,274	VANGUARD FIXED INCOME SECS FD INC-HIGH YIELD CORP PORTFOL	13,713
3,853	VANGUARD FIXED INCOME SECS INTER TERM INVT GRADE INV CL	37,256
820	VANGUARD FIXED INCOME SECS INVT GRADE BD PORTFOLIO	7,911
7,965	VANGUARD GNMA FUND	83,000
1,821	VANGUARD HORIZON FD INC GLOBAL EQUITY PORTFOLIO	42,736
916	VANGUARD INDEX FD MID CAP INDEX FD SIGNAL SHS	39,361
2,646	VANGUARD INDEX FDS VALUE INDEX FD SIGNAL SHS	82,007
482	VANGUARD INDEX TR MID CAP GROWTH INDEX INV SHS	17,105
51,090	VANGUARD INDEX TRUST MID CAPITALIZATION STK PORT	1,533,732

2,359	VANGUARD INDEX TRUST SMALL CAPITLZATION GROWTH	81,090
1,503	VANGUARD INDEX TRUST SMALL CAPITLZATION VALUE STK	35,060
6,625	VANGUARD INDEX TRUST TOTAL STOCK MARKET PORTFOLIO	309,207
5,856	VANGUARD INDEX TRUST-SMALL CAPITALIZATION STOCK FUND	308,552
7,834	VANGUARD INFL-PROTECTED SECS	101,684
369	VANGUARD INTERNATIONAL GROWTH PORTFOLIO	8,617
283	VANGUARD INTERNATIONAL VALUE PORTFOLIO	10,583
3,405	VANGUARD INTL EQ IDX FDS INC FTSE ALL WRLD EX US SML FD INV	133,279
1,434	VANGUARD INTL EQTY INDX FDS GBL EX-US REAL ESTATE IDX INV	31,160
1,326	VANGUARD INTL EQUITY INDEX FUND INC-EUROPEAN PORTFOLIO	41,678
1,147	VANGUARD INTL EQUITY INDEX FUND INC-PACIFIC PORTFOLIO	13,313
5,854	VANGUARD LARGE CAP INDEX FD	200,450
2,544	VANGUARD SPECIALIZED PORTFOLIOS METALS & MINING FD	26,309
2,837	VANGUARD SPECIALIZED PORTFOLIOS-ENERGY PORTFOLIO	190,989
1,215	VANGUARD SPECIALIZED PORTFOLIOS-HEALTH CARE	227,423
11,245	VANGUARD SPECIALIZED PORTFOLIOS-REIT INDEX PORTFOL	241,425
19,670	VANGUARD STAR FUND STAR PORTFOLIO	469,924
5,277	VANGUARD TOTAL INTL STOCK INDEX FUND	88,395
1,250	VANGUARD WELLESLEY INCOME FUND INC	31,054
3,618	VANGUARD WELLINGTON FD INC	137,278
9,587	VANGUARD WHITEHALL FDS HIGH DIVIDEND YIELD INV SHS	236,705
1,364	VANGUARD WHITEHALL FDS INTERNATIONAL EXPLORER FD INVS	25,123
773	VANGUARD WHITEHALL FUNDS INC SELECTED VALUE PORTFOLIO	21,792
1,402	VANGUARD WINDSOR FUND INC VANGUARD WINDSOR II PORTFOLIO	51,542
188	VANGUARD/WINDSOR FUND INC VANGUARD WINDSOR II FD ADMIRAL	12,268
1,085	VIRTUS FOREIGN OPPORTUNITIES FUND CLASS A	29,655
1,066	WALTHAUSEN FDS SMALL CAP VALUE FD	26,018
262	WASATCH ADVISORS FUNDS INC HOISINGTON U S TREASURY FUND	3,832
483	WASATCH ADVISORS FUNDS INC SMALL CAP GROWTH FUND	25,351
97	WASATCH ADVISORS FUNDS INC ULTRA GROWTH FUND	2,439
61,358	WASATCH EMERGING SMALL COUNT RIES FUND	190,824
8,104	WASATCH FDS INC 1ST SOURCE INCOME FD	81,606
36,584	WASATCH FDS INC EMERGING MKTS SMALL CAP FD	96,947
1,918	WASATCH FDS INC INTL GROWTH FD	55,711
6,600	WASATCH FDS INC LARGE CAP VALUE FUND	81,176
8,191	WASATCH FDS INC LONG/SHORT FD	132,853
893	WASATCH WORLD INNOVATORS FD	21,033
1,013	WEITZ FDS HICKORY FD	59,425
2,309	WEITZ FDS SHORT INTERMEDIATE INCOME FD	28,857
2,353	WEITZ PARTNERS III OPPORTUNITY FD	38,468
339	WELLS FARGO ADVANTAGE ASIA PACIFIC FUND INV CL	3,866
710	WELLS FARGO ADVANTAGE DISCOVERY FUND INV CLASS	23,906
978	WELLS FARGO ADVANTAGE FDS EMERGING MRKTS EQUITY FD CL C	17,490
409	WELLS FARGO ADVANTAGE FDS INTRNSIC WORLD EQI FD ADMIN CL	9,167
2,075	WELLS FARGO ADVANTAGE FDS ULTR SHT TRM MUN INC FD INV CL	10,000
35,805	WELLS FARGO ADVANTAGE GROWTH FUND ADMIN CL	1,934,526
1,619	WELLS FARGO ADVANTAGE GROWTH FUND INV CL	82,706
156	WELLS FARGO SHORT TERM HIGH YIELD BD FD CL A	1,293
2,421	WELLS FARGO SHORT TERM HIGH YIELD BOND FUND INV CL	20,020
2,393	WESTCORE INTERNATIONAL SMALL-CAP FUND	50,873
28,934	WESTCORE PLUS BOND FUND INSTL SHS	309,888
954	WESTCORE TR SELECT FD	23,096
602	WESTCORE TRUST FLEXIBLE INCOME FUND	5,319
5,283	WESTERN ASSET CORE PLUS BOND FD CLASS I	59,120
2,543	WESTPORT FUND-CL R	82,653
1,235	WILLIAM BLAIR SMALL CAP VALUE FUND CL N	21,774
2,202	WINTERGREEN FD INC	38,753
127	WORLD FDS INC NEW REMS REAL STATE VALUE OPPTY FD PLATFORM	1,963
401	WORLD FUNDS INC NEW TOREADOR INTL FD CL A	6,978
	Total Registered Investment Companies	$156,155,678

	Notes Receivable From Participants (interest rate ranging from 4.25% through 10.5% maturing through November 2028)	$83,912,060

	Net Assets Pending Settlement	$(6,296,226)

	TOTAL NET ASSETS	$3,043,298,337

AMERICAN ELECTRIC POWER SYSTEM RETIREMENT SAVINGS PLAN
SCHEDULE OF ASSETS (ACQUIRED AND DISPOSED OF WITHIN YEAR)

	Number of
Assets Acquired and Disposed	Shares	Fair Value

American Electric Power Company, Inc. Common Stock $6.50 par value (a)
Acquired	656,602	$29,690,626
Disposed	983,614	45,652,119

(a) Transactions are recorded on the trade date.

AMERICAN ELECTRIC POWER SYSTEM RETIREMENT SAVINGS PLAN
SCHEDULE OF NONEXEMPT TRANSACTIONS

Excess Payment to Investment Manager

Party Involved:	TCW Asset Management
Relationship to Plan, employer or other party-in-interest:	Investment Manager
Transaction:	Payment of Fee in Excess of Contract Amount
Dates of Payments:	April 2010 & July 2010
Amounts of Payments:	$5,806.82 & $5,513.23, respectively

Reason Transaction is Nonexempt:  ERISA Section 406(a)(1)(D) prohibits the use of plan assets by, or transfer of plan assets to, a party in interest (such as a fiduciary investment manager).  Although an exemption under ERISA 408(b)(2) generally is applicable to contracts with parties (such as investment managers) for services necessary for the operation of a plan where no more than reasonable compensation is paid therefor, the described payments represent the amount invoiced and paid by the Plan in excess of the amount required by the contract as amended.  The Investment Manager had just agreed in writing to temporary reduction of its fees, but its subsequent invoices were prepared without that agreed reduction, resulting in the effective overcharge for investment management fees. Immediately upon discovery of the overpayment in August 2013, the Plan secured from the Investment Manager a repayment of the excess amounts plus lost earnings thereon.  Therefore, the Company has completed the steps to remediate the transaction.

Payment of Non-Plan Expense

Party Involved:	American Electric Power Service Corporation
Relationship to Plan, employer or other party-in-interest:	Plan Sponsor/Employer
Transaction:	Payment of Fee Not Allocable to Plan
Date of Payment:	February 24, 2012
Amount of Payment:	$5,625.00

Reason Transaction is Nonexempt:  ERISA Section 406(a)(1)(D) prohibits the use of plan assets by, or transfer of plan assets to, a party in interest (such as an employer whose employees are covered by the plan). The described payments represent amounts invoiced to the Company for services that were not rendered to the Plan.  Immediately upon discovery of the overpayment in August 2013, the Company reimbursed the Plan plus lost interest thereon.  Therefore, the Company has completed the steps to remediate the transaction.

AMERICAN ELECTRIC POWER SYSTEM RETIREMENT SAVINGS PLAN
EXHIBIT INDEX

Exhibit Number	Description

23	Consent of Independent Registered Public Accounting Firm